UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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CHESAPEAKE ENERGY CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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6100 North Western Avenue

Oklahoma City, Oklahoma 73118

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 10, 2011

The 2011 annual meeting of shareholders of Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), will be held at Chesapeake Energy Corporation, 6100 North Western Avenue, Oklahoma City, Oklahoma, on Friday, June 10, 2011 at 10:00 a.m., Central Daylight Time, to consider and act upon the following matters:

1.	To elect four directors, three for three-year terms and one for a two-year term;

2.	To approve an amendment to our Long Term Incentive Plan;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

4.	An advisory vote on executive compensation;

5.	An advisory vote on the frequency of holding an advisory vote on executive compensation;

6.	To consider one shareholder proposal, if properly presented at the meeting; and

7.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Holders of record of the Company’s common stock at the close of business on April 15, 2011 are entitled to notice of and to vote at the meeting. A complete list of shareholders of record entitled to vote at the meeting will be available for examination by any shareholder at the meeting and at the Company’s executive offices during ordinary business hours for a period of at least ten days prior to the meeting.

To attend the meeting you will need a form of photo identification. If your shares are held in street name, you will also need to bring proof of your ownership of our common stock, such as your most recent brokerage statement. A map of our Oklahoma City campus and parking instructions are available on our website at www.chk.com/proxy.

YOUR VOTE IS IMPORTANT. YOU MAY VOTE IN ANY ONE OF THE FOLLOWING WAYS:

•	Use the toll-free telephone number 1-800-690-6903 from the U.S. or Canada;

•	Use the internet web site www.proxyvote.com; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

SHAREHOLDERS OF RECORD WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE. IF YOU ARE UNABLE TO ATTEND, YOU MAY LISTEN TO A LIVE AUDIOCAST OF THE MEETING ON OUR WEBSITE AT www.chk.com.

BY ORDER OF THE BOARD OF DIRECTORS

Jennifer M. Grigsby Senior Vice President, Treasurer and Corporate Secretary

Oklahoma City, Oklahoma

May 12, 2011

Important Notice Regarding the Availability of Proxy Materials

For the Shareholder Meeting to be Held on June 10, 2011:

This Proxy Statement and the Company’s Annual Report for 2010 are available at:

http://www.chk.com/proxy

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “Company’s 2010 Form 10-K”). You should read the entire proxy statement and the Company’s 2010 Form 10-K carefully before voting.

Annual Meeting of Shareholders

• Time and Date:	10:00 a.m. CDT; June 10, 2011

• Place:	Chesapeake Energy Corporation 6100 North Western Avenue Oklahoma City, Oklahoma

• Record Date:	April 15, 2011

• Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting Agenda

•	Election of four directors

•	Amendment of Long Term Incentive Plan

•	Ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2011

•	Advisory vote on executive compensation

•	Advisory vote on frequency of future advisory votes on executive compensation

•	Vote on one shareholder proposal

•	Transact other business that may properly come before the meeting

Voting Matters

Matter	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR EACH DIRECTOR NOMINEE	8
Management Proposals
Amendment of Long Term Incentive Plan	FOR	63
Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2011	FOR	71
Advisory Vote on Executive Compensation	FOR	72
Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation	FOR EVERY YEAR	73
Shareholder Proposal
Requesting an Advisory Shareholder Vote on Director Compensation	AGAINST	75

Board Nominees

The following table provides summary information about each director who is nominated for election. Each director nominee, with the exception of Mr. Simpson, will serve terms expiring at the 2014 annual meeting of shareholders and until their successors are elected and qualified. Mr. Simpson will serve a term expiring at the 2013 annual meeting of shareholders and until his successor is elected and qualified.

Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	Committee Assignments
						Audit	Comp	Gov
Aubrey K. McClendon	51	1989	Co-Founder, Chairman and CEO Chesapeake Energy Corporation	•Leadership •Industry •International •Technology

Don Nickles	62	2005	Founder and President The Nickles Group	•Leadership •Government •Industry •Finance	X			X

Kathleen M. Eisbrenner	50	2010	Founder and Chief Executive Officer Next Decade	•Leadership •Industry •International •Marketing	X		X	X

Louis A. Simpson	74	-	Chairman SQ Advisors, LLC	•Leadership •Finance •International •Technology	X

Attendance	In 2010, Messrs. McClendon and Nickles attended 100% of the Board meetings and, in the case of Mr. Nickles, meetings of the committee on which he sits. Ms. Eisbrenner was appointed in December 2010 and thereafter attended 100% of the Board meetings and meetings of the committees on which she sits.

Corporate Governance Highlights

The Board believes that effective corporate governance should reinforce a culture of corporate integrity, foster the Company’s pursuit of long-term strategic goals of growth and profit and ensure quality and continuity of corporate leadership. In light of this belief, the Board has recently implemented several enhancements in the corporate governance of the Company. Specifically, the Board has:

•	appointed a Lead Independent Director who participates in the process of preparing meeting agendas and schedules and presides over executive sessions of the Board of Directors;

•	engaged Cogent Compensation Partners, an independent compensation consultant;

•	eliminated excise tax gross-ups from awards granted under our Long Term Incentive Plan (“LTIP”);

•	prohibited certain derivative and speculative transactions involving Company stock by executive officers and directors;

•	enhanced shareholder outreach on corporate governance matters;

•	committed to enhanced sustainability disclosures;

•

encouraged the Company’s recent adoption of operational principles implementing progressive operational, environmental and safety standards for employees, contractors, suppliers and vendors to guide our natural gas and liquids exploration and production operations; and

•	encouraged the Company’s recent participation in a national, publicly accessible, web-based registry to report the additives used in the hydraulic fracturing process.

In addition, the Board has determined after careful consideration that it is in the best interest of the Company to introduce a management proposal at the 2012 annual meeting of shareholders which, if passed, will implement majority voting in director elections beginning with our 2013 annual meeting of shareholders.

Auditors

As a matter of good corporate governance, we are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2011.

Executive Compensation Advisory Vote and Its Frequency

We are asking our shareholders to approve on an advisory basis our named executive officer (“NEO”) compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving the Company’s goals of (i) attracting, retaining and motivating executive officers who perform at a high level, (ii) aligning the executives’ interests with those of our shareholders and (iii) encouraging a short-term and long-term focus, with an emphasis on avoiding excessive risk taking. NEO compensation reflects amounts of cash and long-term incentive compensation consistent with the strong operational results and performance of the Company despite continued market challenges impacting the natural gas and oil industry.

The Board recommends that shareholders vote in favor of holding the advisory vote on executive compensation EVERY YEAR.

Executive Compensation Elements

Type	Form	Awards and Terms
Cash	•Base Salary	•Adjustments considered semi-annually based on performance review
	•Bonus	•Awards considered semi-annually based on performance review

Equity	•Restricted Stock	•Awards considered semi-annually based on performance review; vests ratably over period of four years to incentivize future performance

Retirement	•401(k) Plan Matching Contributions	•Company matches up to 15% of employee contributions in Company stock; employee vests in Company matches over a five-year period
	•Deferred Compensation Plan Matching Contributions	•Company matches up to 15% of eligible employee contributions in Company stock; matches vest ratably over five years

Other	•Perquisites and Benefits	•Life insurance, financial services, transportation, home security, club dues

2010 Executive Compensation Mix

Business Highlights

– Financial Performance. Over the last decade, the Company has achieved great financial success, increasing revenues by approximately 870% from $969 million in 2001 to $9.4 billion in 2010 and net income by approximately 670% from $215 million in 2001 to $1.7 billion in 2010.

In addition, the Company has weathered the recent global financial crisis, during which natural gas prices declined as much as 80%, with strong operational and financial results. The Company has grown production and reserves significantly since 2008, as illustrated below.

The Company has also delivered strong financial performance during the same period, with net income and net income per share in 2010 increasing by 230% and 170%, respectively, when compared to 2008.

– Asset Monetizations. Our asset monetizations have created enormous value for the Company. Since 2008, we have entered into joint ventures with Plains Exploration & Production Company, BP, Statoil, Total, CNOOC, and significant divestiture transactions with BP and BHP Billiton. Collectively, we have sold these companies certain assets for aggregate consideration of $20.5 billion in the form of cash and drilling and completion carries, for which our net cost was only $6.1 billion, resulting in value creation of approximately $14.4 billion. These transactions have been truly outstanding for Chesapeake, providing us an attractive source of capital, reduced risks, a quick recovery of our leasehold investment in new plays and a much greater ability to capture a large resource base with decades of highly profitable drilling opportunities. The chart below illustrates how profitable the joint venture arrangements have been over the last three years.

Particular asset monetizations of note since January 2010 include:

(i)	three joint venture arrangements, one with Total and two with CNOOC, for aggregate consideration of approximately $5.7 billion, against a net cost of approximately $2.3 billion;

(ii)	the sale of our Fayetteville Shale assets in March 2011 for net proceeds of approximately $4.6 billion, against a net cost of approximately $700 million; and

(iii)	the sale of our Springridge gas gathering system and related facilities in the Haynesville Shale in December 2010 for $500 million to Chesapeake Midstream Partners, L.P., which we and Global Infrastructure Partners formed to own, operate, develop and acquire midstream assets.

– Hedging. As a result of the Company’s innovative hedging strategy, in 2010, the Company realized industry-leading hedging gains of approximately $2.1 billion, bringing our total hedging gains in the last decade to $6.5 billion.

– 25/25 Plan. The Company has developed and announced its “25/25 Plan,” which provides for a number of initiatives to allow us to reduce our outstanding long-term indebtedness by 25% by the end of 2012 while still delivering a two-year net production growth rate of 25% that is expected to be one of the best among our large-cap industry peers. To further this effort, in April 2011, the Company commenced cash tender offers for up to an aggregate $2.0 billion of its senior notes and contingent convertible senior notes.

– Stock Price. The Company has delivered both strong long-term and short-term performance despite the tendency of our stock price to be correlated with U.S. natural gas prices, which have been highly volatile over the last decade. For the period beginning in January 2000 and ending on March 31, 2011, our stock price has increased by 1,241%, as reflected by the arrow below, while natural gas prices have increased by only 59%.

Over the short term, we believe the success of our efforts has begun to be reflected in our stock price, which has increased by more than 50% in the last six months.

2010 Executive Compensation Decisions

The Company’s success is a direct result of the actions taken by our Chief Executive Officer, Aubrey K. McClendon, and the Chesapeake senior management team. Under Mr. McClendon’s leadership, the Company has delivered strong operational results and performance despite continued market challenges impacting the natural gas and oil industry. Rather than passively watch declining U.S. natural gas prices negatively affect the Company’s financial performance, Mr. McClendon led the Company in shifting our strategy from a primary focus on natural gas to a balanced focus on both natural gas and liquids, applying the geoscientific and horizontal drilling expertise we have developed in our natural gas shale plays to unconventional liquids-rich reservoirs. We have entered into multiple joint venture arrangements which have allowed us to monetize a portion of our natural gas and liquids resource base and develop our resources at a lower cost by harvesting the carries received under these arrangements. We believe that Mr. McClendon’s continued leadership, and the consistent effort of our senior management team, have positioned the Company very favorably to carry on its pioneering approach to generating superior performance for the next decade and beyond. In recognition of the tremendous value added to the Company by Mr. McClendon over his tenure as CEO, he was recently named to Forbes “CEO 20-20 Club”, an elite list of eight chief executives who have at least 20 years of service as chief executive and produced at least 20% annual return to shareholders during their tenure, as calculated by Forbes.

A majority of the compensation of our senior management team, including Mr. McClendon, is equity-based because the Compensation Committee of our Board believes that such compensation provides the greatest incentive to focus on the Company’s long-term performance and increases shareholder value by aligning the interests of our senior management with those of our shareholders. Despite the Company’s success, Mr. McClendon’s salary and bonus have remained flat at $975,000 and $1,951,000, respectively, since 2008 and, pursuant to his employment agreement, may not exceed those levels until 2014. The Compensation Committee reduced the amount of restricted stock awarded to Mr. McClendon in 2010 compared to 2009 by 110,000 shares, to a total of 650,000 shares, to account for the growth in the Company’s stock price in 2010 compared to 2009. Compensation increases in 2010 for the other NEOs reflect their strong contributions to the Company’s overall performance and that of their respective businesses or function. Our stock price increase similarly affected total compensation for our other NEOs.

2010 Executive Compensation Summary

Set forth below is the 2010 compensation, as determined under the rules of the Securities and Exchange Commission (the “SEC”), for each NEO who remained employed by the Company as of December 31, 2010. The SEC’s calculation of total compensation (reflected in the column entitled “Total Compensation”) includes several items that are driven by accounting and other assumptions, which are not necessarily reflective of compensation actually realized by the NEOs in 2010. To supplement the SEC-required disclosure, we have therefore included an additional column in the table below entitled “Total Realized Compensation,” which shows total compensation realized by each NEO in 2010.

Name and Principal Position	Salary	Bonus	Stock Awards	All Other Compensation	Total Compensation	Total Realized Compensation(a)
Aubrey K. McClendon Chairman of the Board and CEO	$975,000	$1,951,000	$16,804,500	$1,314,452	$21,044,952	$19,768,776

Domenic J. (“Nick”) Dell’Osso, Jr. Executive Vice President and CFO	353,385	651,000	1,444,420	60,254	2,509,059	1,197,946

Steven C. Dixon Executive Vice President—Operations and Geosciences and COO	860,000	3,764,125	5,099,200	697,969	10,421,294	9,857,163

Douglas J. Jacobson Executive Vice President—Acquisitions and Divestitures	800,000	3,604,125	4,016,900	541,912	8,962,936	6,480,522

Martha A. Burger Senior Vice President—Human and Corporate Resources	700,000	1,348,563	2,200,950	496,054	4,745,567	3,540,889

(a)	The amounts reported in the Total Realized Compensation column differ from the amounts reported in the Total Compensation column required under SEC rules and are not a substitute for those amounts. Total Realized Compensation represents: (1) Total Compensation minus (2) the aggregate grant date fair value of 2010 restricted stock awards (as reflected in the Stock Awards column), minus (3) Company matching contributions under our nonqualified deferred compensation plan (as reflected in the All Other Compensation column), plus (4) the pre-tax value realized in 2010 from the vesting of restricted stock, and plus (5) Company matching contributions under our nonqualified deferred compensation plan that vested in 2010. Total Realized Compensation reflects any bonus actually paid in 2010, whereas Total Compensation reflects any bonus earned for 2010. For more information on Total Compensation as calculated under the SEC rules, see the narrative and notes accompanying the Summary Compensation Table for 2010 set forth on page 45.

Long Term Incentive Plan Amendment

We are seeking the approval of an amendment to our LTIP to increase the amount of shares of common stock available for awards to employees. At the core of Chesapeake’s culture is a belief that every employee should participate in the ownership of the Company. Accordingly, in 2010, 85% of the total shares awarded under our LTIP were awarded to employees other than the NEOs. The amendment to our LTIP will allow us to continue our tradition and thereby benefit from employees who perform their duties with the pride of owning Chesapeake stock.

CHESAPEAKE ENERGY CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 10, 2011

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Chesapeake Energy Corporation, an Oklahoma corporation (“Chesapeake” or the “Company”), for use at the annual meeting of shareholders of the Company to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, and any adjournment of the meeting.

This proxy statement, the accompanying form of proxy and the Company’s 2010 Annual Report will be mailed on or about May 12, 2011 to shareholders of record as of April 15, 2011. Shareholders are referred to the Company’s 2010 Annual Report for information concerning the activities of the Company.

Who Can Vote

Only holders of record of Chesapeake common stock as of April 15, 2011, the record date for the meeting, are entitled to notice of and to vote at the meeting. At the close of business on April 15, 2011, there were 659,021,552 shares of our common stock outstanding and 634,563,780 shares entitled to vote at the meeting. Each outstanding share of common stock is entitled to one vote, except unvested shares of restricted stock issued to our directors, employees and consultants do not have voting rights.

Establishing a Quorum

A majority of the shares of common stock entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting.

How to Vote

Most shareholders can vote their shares one of three ways:

•	placing a toll-free telephone call from the U.S. or Canada to 1-800-690-6903;

•	using the internet at www.proxyvote.com; or

•	mailing the signed proxy card.

The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow you to vote your shares and to confirm that your instructions have been properly recorded. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you.

If you are a Chesapeake employee and you participate in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (the “Company 401(k) Plan”), you will receive a proxy via email so that you may instruct the trustee of the Company 401(k) Plan how to vote your Company 401(k) Plan shares. If you also hold shares directly, you may receive one proxy for both your Company 401(k) Plan shares and shares in accounts that are registered in the same name as your Company 401(k) Plan participant name. This single proxy will allow you to simultaneously vote all of your Company 401(k) Plan and directly-held shares as one block. To allow sufficient time for the trustee to vote the Company 401(k) Plan shares, your voting instructions must be received by 11:00 p.m. (CDT) on June 8, 2011. Please note, however, that since you only vote one time for all shares you own directly and in the Company 401(k) Plan, your vote on each voting item will be identical across all of those shares. If you do not vote your proxy, the trustee will vote the Company 401(k) Plan shares credited to your Company 401(k) Plan account in the same proportion as the Company 401(k) Plan shares of other participants for which the trustee has received proper voting instruction.

Votes Needed

The election of the director nominees and advisory vote on the frequency of the advisory vote on executive compensation (every one, two or three years) will be by plurality vote (that is, the four director nominees receiving the greatest number of votes will be elected and the frequency option that receives the most favorable votes will be considered the non-binding preference of the shareholders). You may not cast more than one vote per share for each director nominee. The affirmative vote of holders of a majority of shares of common stock present at the meeting in person or by proxy and entitled to vote will be required to approve the amendment to our LTIP (provided that the total votes cast on this proposal represent over 50% of all shares of common stock outstanding), the ratification of our independent registered public accounting firm, the Company’s executive compensation and, if properly presented at the meeting, the shareholder proposals.

How Votes Can Be Revoked

You may revoke your proxy at any time before it is voted by:

•	executing and submitting a revised proxy;

•	providing a written revocation to the Corporate Secretary of the Company; or

•	voting in person at the meeting.

In the absence of a revocation, shares represented by the proxies will be voted at the meeting. Your attendance at the meeting will not automatically revoke your proxy. If you do not hold your shares directly, you should follow the instructions provided by your broker, bank or nominee to revoke your previously voted proxy.

How Votes Are Counted

Each proxy properly completed and returned to the Company in time for the meeting, and not revoked, will be voted in accordance with the instructions given. If there are no contrary instructions, proxies will be voted FOR the election of the nominees as directors, FOR the approval of the amendment to our LTIP, FOR the ratification of our independent registered public accounting firm, FOR the approval of the advisory vote on the Company’s executive compensation, FOR the approval of an annual advisory vote on executive compensation and AGAINST the shareholder proposal. The Company will appoint an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the meeting.

It is the Company’s policy (i) to count abstentions and broker non-votes for purposes of determining the presence of a quorum at the meeting; (ii) to treat abstentions as shares represented at the meeting and voting against a proposal and to disregard broker non-votes in determining results on proposals requiring a majority or higher vote; and (iii) to consider neither abstentions nor broker non-votes in determining results of plurality votes.

Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares on behalf of their customers have the authority to vote on certain proposals when they have not received instructions from beneficial owners. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares in the ratification of our independent public accountants. In the absence of specific instructions from you, your broker is not empowered to vote your shares in the election of directors, on the proposal to approve the amendment to our LTIP, on the advisory votes on executive compensation and frequency of advisory votes on executive compensation or on the shareholder proposal.

When the Voting Results Will Be Announced

We will announce preliminary voting results at the meeting and publish final results in a current report on Form 8-K within four business days after the meeting.

Cost of Proxy Solicitation

We will pay the cost of soliciting proxies. We have retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies for a fee of $10,000, plus out-of-pocket expenses. In addition, employees and representatives of the Company may solicit proxies by mail, personally, or by telephone, facsimile transmission or email communication. We will request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse their expenses in so doing.

Electronic Access to Proxy Materials and Annual Report

This proxy statement and the Company’s 2010 Annual Report are available at www.chk.com/proxy. If you are interested in receiving all future shareholder communications electronically, including proxy statements and annual reports, please visit www.icsdelivery.com/chk and register for electronic distribution. Once you register, any time we distribute materials or communications to our shareholders, you will receive an email notification containing an internet address which will direct you to these documents. You will continue to receive all shareholder communications electronically until you change this election at www.icsdelivery.com/chk. Electronic distribution saves the Company the cost of printing and mailing the documents to you, reduces the amount of mail you receive and is environmentally friendly by helping to conserve natural resources consumed in the printing process.

Householding

Based on SEC rules, we are permitted to send a single set of proxy materials to shareholders who share the same last name and address. This procedure is called “householding” and is designed to reduce our printing and postage costs. If you would like to receive a separate copy of a proxy statement or annual report, either now or in the future, please contact us by email at investorinfo@chk.com, by telephone at (405) 935-8000 or in writing to the following address: Attn: Investor Relations, P.O. Box 18496, Oklahoma City, Oklahoma 73154.

If you hold your shares in street name and would like additional copies of the proxy materials, or if you are currently receiving multiple copies of the proxy materials and would like to request householding, please contact your broker.

VOTING ITEM 1—ELECTION OF DIRECTORS

Pursuant to provisions of the Company’s Certificate of Incorporation and Bylaws, the Board of Directors has fixed the number of directors at nine, subject to the rights of the holders of our preferred stock to nominate and elect two additional directors on the occurrence of a voting rights triggering event as defined in the preferred stock certificates of designation. Our Certificate of Incorporation and Bylaws provide for three classes of directors serving staggered three-year terms, with each class to be as nearly equal in number as possible. The terms of three directors expire at the meeting. Due to the mandatory retirement age policy of our Board of Directors, Frederick B. Whittemore’s term will expire at the 2011 annual meeting of shareholders and Mr. Whittemore will retire from the Board of Directors.

The Board of Directors has nominated Aubrey K. McClendon and Don Nickles for re-election as directors. The Board of Directors has also nominated Kathleen M. Eisbrenner and Louis A. Simpson for election as directors. Ms. Eisbrenner was recommended to the Board of Directors by the Nominating and Corporate Governance Committee and was appointed to the Board of Directors effective December 1, 2010. Mr. Simpson was recommended to the Board of Directors by Southeastern Asset Management, the Company’s largest shareholder, and the Board of Directors has nominated Mr. Simpson to fill the vacancy created by Mr. Whittemore’s retirement. Upon election, Messrs. McClendon and Nickles and Ms. Eisbrenner will serve for terms expiring at the 2014 annual meeting of shareholders and Mr. Simpson will serve for a term expiring at the 2013 annual meeting and each until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. Other directors will continue in office until the expiration of their terms at either the 2012 or 2013 annual meeting of shareholders, as the case may be.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

It is the intention of the persons named in the enclosed form of proxy to vote such proxies for the election of the four nominees. The Board of Directors expects that all of the nominees will be available for election but, if any of the nominees is not available, proxies received will be voted for substitute nominees to be designated by the Board of Directors or, if no such designation is made, proxies will be voted for a lesser number of nominees.

The following information is furnished for each person who is a director nominee or who is continuing to serve as a director of the Company after the meeting. Many of the Company’s directors are either current or former chief executive officers or chairmen of significant corporations or have experience operating large, complex, academic, governmental or not-for-profit institutions or organizations. As such and as further discussed below, our directors have a clear understanding of and extensive experience in many of the areas that are of critical importance to the Company’s proper operation and success. For the purpose of our analysis, we have determined that any director who has served as a chief executive officer or chairman of a corporation or large complex institution generally has extensive experience with financial statement preparation, compensation determinations, regulatory compliance, corporate governance, risk management, public affairs and legal matters.

Nominees for Terms Expiring in 2014

Aubrey K. McClendon, 51, has served as Chairman of the Board and Chief Executive Officer since co-founding the Company in 1989. From 1982 to 1989, Mr. McClendon was an independent producer of oil and natural gas. Mr. McClendon graduated from Duke University in 1981. Mr. McClendon has also served as a director of the general partner of Chesapeake Midstream Partners, L.P. (NYSE:CHKM) since 2010.

As our co-founder, Chairman and CEO, Mr. McClendon sets the strategic direction of our Company with the guidance of the Board of Directors and serves as the Company’s spokesman to its shareholders and other constituencies. Mr. McClendon’s extensive knowledge of the Company and experience in the energy industry make him an invaluable asset to the Board.

Don Nickles, 62, has been a member of our Board of Directors since 2005. Senator Nickles is the founder and President of The Nickles Group, a consulting and business venture firm in Washington, D.C. Senator Nickles was elected to represent Oklahoma in the United States Senate from 1980 to 2005 where he held numerous leadership positions, including Assistant Republican Leader from 1996 to 2003 and Chairman of the Senate Budget Committee from 2003 to 2005. Senator Nickles also served on the Senate Energy and Natural Resources Committee and the Senate Finance Committee. Prior to his service in the U.S. Senate, Senator Nickles served in the Oklahoma State Senate from 1979 to 1980 and worked for Nickles Machine Corporation in Ponca City, Oklahoma, becoming Vice President and General Manager. Senator Nickles is also a director of Valero Energy Corporation (NYSE:VLO), an independent oil refiner headquartered in San Antonio, Texas; Washington Mutual Investors Fund (WMIF); American Funds Tax Exempt Series 1 (AFTES-1) and JP Morgan Value Opportunities Fund (JPMVOF). Senator Nickles served in the National Guard from 1970 to 1976 and graduated from Oklahoma State University in 1971.

Senator Nickles’ 24 years of service as a U.S. Senator, including his chairmanship of the Senate Budget Committee as well as service on the Senate Energy and Natural Resources Committee and the Senate Finance Committee, have given him valuable experience and perspective on many of the major issues we face as a publicly-traded energy company and tremendous insight into past and potential international, national and state energy policy and other public policy and taxation issues. Additionally, his service on Valero’s board of directors has given him valuable exposure to the downstream energy sector and domestic energy supply and demand.

Kathleen M. Eisbrenner, 50, has been a member of our Board of Directors since December 2010. Ms. Eisbrenner has been Founder and Chief Executive Officer of Next Decade since June 2010, a company that is positioning itself to create new opportunities in the integrated international liquefied natural gas (LNG) industry. Prior to organizing Next Decade, she served as the head of Houston-based Poten & Partners’ Project Development Group from March 2010 to June 2010. Poten & Partners is a global broker and commercial advisor for the energy and ocean transportation industries and a recognized leader in the crude and petroleum products, LNG, liquefied petroleum gas (LPG), fuel oil, naphtha and asphalt market sectors. From September 2007 to December 2009, Ms. Eisbrenner was Executive Vice President responsible for Royal Dutch Shell plc’s global LNG business. From 2003 to August 2007, she was founder, President and Chief Executive Officer of Excelerate Energy, a global importer and marketer of LNG. Ms. Eisbrenner also previously served in various senior leadership positions with other energy companies in the United States, including El Paso Corporation (NYSE:EP). Ms. Eisbrenner graduated from the University of Notre Dame in 1982.

Ms. Eisbrenner has nearly 30 years of experience in the oil and gas industry. The executive and management experience she gained as President and Chief Executive Officer of Excelerate Energy, as well as that gained as an Executive Vice President with Royal Dutch Shell plc’s global LNG business, give her experience and insight on many of the major issues we deal with regularly, such as finance, business strategy, technology, compensation, management development, acquisitions, capital allocation, risk management, corporate governance and shareholder relations. In addition, Ms. Eisbrenner’s extensive experience in the global LNG industry provides valuable expertise regarding world-wide markets for natural gas.

Louis A. Simpson, 74, has been the Chairman of SQ Advisors, LLC since January 2011. Mr. Simpson served as President and Chief Executive Officer, Capital Operations, of GEICO

Corporation (a subsidiary of Berkshire Hathaway Corporation) from 1993 until his retirement on December 31, 2010. From 1985 to 1993, he served as Vice Chairman of the Board of GEICO. Mr. Simpson joined GEICO in 1979 as Senior Vice President and Chief Investment Officer. Prior to joining GEICO, Mr. Simpson was President and Chief Executive Officer of Western Asset Management, a subsidiary of the Los Angeles, California-based Western Bancorporation. Previously, Mr. Simpson was a partner at Stein Roe and Farnham, a Chicago, Illinois investment firm, and an instructor of economics at Princeton University. Mr. Simpson has also served as a director of VeriSign, Inc. (NASDAQ:VRSN) since 2005 and as a director of SAIC, Inc. (NYSE:SAI) since 2006. He was previously a director of Western Asset Funds Inc. and Western Asset Income Fund and a trustee of Western Asset Premier Bond Fund until 2006. Mr. Simpson graduated from Ohio Wesleyan University in 1958 and from Princeton University in 1960.

Mr. Simpson’s unique blend of professional experiences, accomplishments and skills will be invaluable to the Company. Mr. Simpson has had a long and distinguished career as one of our nation’s most accomplished investors. His experience as Chief Executive Officer, Capital Operations, of GEICO will be of substantial benefit to the Company and will help us continue to build significant intrinsic value per share. Mr. Simpson has also served as a director of numerous public companies, which will allow him to bring insights into many of the major issues that we deal with regularly, such as finance, business strategy, technology, compensation, management development, acquisitions, capital allocation, risk management, corporate governance and shareholder relations.

Directors Whose Terms Expire in 2012

Richard K. Davidson, 69, has been a member of our Board of Directors since 2006. Mr. Davidson served as Chairman of the Board of Directors of Union Pacific Corporation (NYSE:UNP) from 1997 until February 2007 and as its Chief Executive Officer from 1997 until 2006. He started his railroad career in 1960 with Missouri Pacific Railroad and held various positions of increasing authority before being named Vice President of Operations in 1976. In 1982, Union Pacific merged with the Missouri Pacific and Western Pacific railroads, and in 1986, Mr. Davidson was promoted to Vice President of Operations of the combined railroads. He was promoted to Executive Vice President in 1989 and became Chairman and Chief Executive Officer of Union Pacific Railroad in 1991. He was named Chairman and Chief Executive Officer of Union Pacific Corporation in 1997. Mr. Davidson is currently a member of the board of advisors of Thayer/Hidden Creek, a private equity firm headquartered in Washington, D.C., and past member of the Horatio Alger Association of Distinguished Americans. He formerly served on the board of the Association of American Railroads, as chairman of the President’s National Infrastructure Advisory Council, and as a director and trustee of the Malcolm Baldridge National Quality Awards Foundation. Mr. Davidson graduated from Washburn University in 1966 and has completed the Program for Management Development at Harvard University.

Mr. Davidson’s career with Union Pacific, a large industrial company that consumes and transports energy (among many other commodities and goods), provides particularly valuable insight into the needs and concerns of large industrial energy consumers including their sensitivity to energy prices and the manner in which such consumers manage their exposure to volatility in energy prices. Additionally, due to Mr. Davidson’s experience as Chairman and Chief Executive Officer of Union Pacific and through his various other executive, financial and management positions, Mr. Davidson has valuable experience in managing many of the major issues, such as financial, business strategy, technology, compensation, management development, acquisitions, capital allocation, risk management, corporate governance and shareholder relations, that we deal with regularly.

V. Burns Hargis, 65, has been a member of our Board of Directors since September 2008. Mr. Hargis has been the President of Oklahoma State University since March 2008. Before being named OSU President, Mr. Hargis was Vice Chairman of BOK Financial Corporation

(NASDAQ:BOKF), a financial holding company based in Tulsa, Oklahoma, from 1997 to 2008 and is currently a director of BOKF. Before joining BOKF, he practiced law in Oklahoma City for 28 years, most recently with the firm of McAfee & Taft. In 1967, Mr. Hargis entered the United States Army as a Commissioned 2nd Lieutenant, Military Intelligence, and was honorably discharged as a Captain, U.S. Army Reserves, Finance Corps in 1977. Mr. Hargis is a former President of the Oklahoma County Bar Association, former President of the Oklahoma Bar Foundation and is a Fellow of the American Bar Foundation. Mr. Hargis previously served as Vice-Chairman of the Oklahoma State Election Board, the Oklahoma Constitutional Revision Commission, Chairman of the Oklahoma Commission for Human Services, Chairman of the Board of Regents for the Oklahoma Agricultural and Mechanical Colleges of Oklahoma State University and a member of the Commission of the North Central Association of Colleges and Schools. Mr. Hargis graduated from Oklahoma State University in 1967 with a degree in Accounting and from the University of Oklahoma College of Law in 1970.

Mr. Hargis’ extensive public service in Oklahoma and his expertise in corporate law and public policy are invaluable to our Board of Directors. Additionally, Mr. Hargis’ financial and banking experience is particularly relevant to his service on our Audit Committee and qualifies him as an Audit Committee financial expert. Under Mr. Hargis’ leadership, Oklahoma State University has developed many innovative ways to manage its system-wide energy consumption, including the conversion of its vehicle fleet to compressed natural gas (CNG) and is recognized as an “ENERGY STAR Partner” by ENERGY STAR, a joint program of the U.S. Environmental Protection Agency and the U.S. Department of Energy, for its strategic approach to energy management. In addition, Mr. Hargis’ career in the legal profession brings considerable benefit to the Company as it addresses the various legal proceedings that companies the size of Chesapeake routinely face.

Charles T. Maxwell, 79, has been a director of the Company since 2002. Mr. Maxwell has been a Senior Energy Analyst with Weeden & Co., an institutional brokerage firm located in Greenwich, Connecticut, from 1999 to the present. Entering the oil and natural gas industry in 1957, Mr. Maxwell worked for what is now ExxonMobil for eleven years in the U.S., Europe, the Middle East and Africa. In 1968, Mr. Maxwell joined Cyrus J. Lawrence, an institutional research and brokerage firm, as an oil analyst. He was ranked by Institutional Investor Magazine as No. 1 in his field in 1972, 1974, 1977, and 1981 through 1986. He rose to the position of Managing Director of Cyrus J. Lawrence/Morgan Grenfell and retired from the firm in 1997, several years after it was acquired by Deutsche Bank. Mr. Maxwell is a director of American DG Energy Inc., a provider of on-site electric power through cogeneration, based in Waltham, Massachusetts. He is also a director of Daleco Resources Corporation (DLOV.OB), a minerals and oil and gas exploration and production company located in West Chester, Pennsylvania; and Lescarden, Inc. (LCAR.OB), a biotechnology company in New York. Mr. Maxwell graduated from Princeton University in 1953 and Oxford University in 1957.

Mr. Maxwell’s distinguished career in the energy industry and as an energy analyst provides the Board of Directors with very helpful perspective on global energy markets, potential OPEC decisions and initiatives and macro-economic trends affecting the energy industry in general. Mr. Maxwell has long been considered one of the foremost energy experts in the industry, and the Company has benefited from his deep insights into Middle Eastern politics and socioeconomic trends over the years. In addition, Mr. Maxwell frequently provides information about the possible future direction of natural gas and oil prices, which has been helpful to the Company in executing its highly successful natural gas and oil hedging program.

Directors Whose Terms Expire in 2013

Frank Keating, 67, has been a director of the Company since June 2003. Governor Keating has been the President and Chief Executive Officer of the American Bankers Association, a large trade organization based in Washington, D.C., since January 2011. Governor Keating previously served as

President and Chief Executive Officer of the American Council of Life Insurers from January 2003 to December 2010. Governor Keating became a special agent in the Federal Bureau of Investigation in 1969 and then served as Assistant District Attorney in Tulsa County, Oklahoma. In 1972, Governor Keating was elected to the Oklahoma State House of Representatives and two years later was elected to the Oklahoma State Senate. In 1981, Governor Keating was appointed as the U.S. Attorney for the Northern District of Oklahoma and in 1985, he began seven years of service in the Ronald Reagan and George H.W. Bush administrations serving as Assistant Secretary of the Treasury, Associate Attorney General in the Justice Department and as General Counsel and Acting Deputy Secretary of the Department of Housing and Urban Development. In 1994, Governor Keating was elected as Oklahoma’s 25th Governor and served two consecutive four-year terms. He was chairman of the Interstate Oil and Gas Commerce Commission during his term as governor. Governor Keating is an advisory director of Stewart Information Services Corporation (NYSE:STC), a real estate information and transaction management company located in Houston, Texas. Governor Keating graduated from Georgetown University in 1966 and from the University of Oklahoma College of Law in 1969.

Through his service as Governor, Senator and a member of the House of Representatives of Oklahoma, senior-level U.S. government appointments, and other appointments and positions, Governor Keating has valuable experience and knowledge regarding many of the major issues we face as a publicly-traded energy company. He has extensive experience with national and state energy policy and other public policy matters. Governor Keating’s other board and management positions have given him exposure to different industries, approaches to governance and other key issues. Additionally, Governor Keating gained specific, first-hand knowledge of the energy industry and management of energy assets through management of his family’s oil and gas interests.

Merrill A. (“Pete”) Miller, Jr., 60, has been a director of the Company since January 2007 and our Lead Independent Director since March 2010. Mr. Miller is Chairman, President and Chief Executive Officer of National Oilwell Varco, Inc. (NYSE:NOV), a supplier of oilfield services, equipment and components to the worldwide oil and natural gas industry. Mr. Miller joined NOV in 1996 as Vice President of Marketing, Drilling Systems and was promoted in 1997 to President of the company’s products and technology group. In 2000, he was named President and Chief Operating Officer, in 2001 was elected President and Chief Executive Officer and in 2002 was also elected Chairman of the Board. Mr. Miller served as President of Anadarko Drilling Company from 1995 to 1996. Prior to his service at Anadarko, Mr. Miller spent fifteen years at Helmerich & Payne International Drilling Company (NYSE:HP) in Tulsa, Oklahoma, serving in various senior management positions, including Vice President, U.S. Operations. Mr. Miller graduated from the United States Military Academy, West Point, New York in 1972. Upon graduation, he served five years in the United States Army and received his MBA from Harvard Business School in 1980. Mr. Miller serves on the Board of Directors for the Offshore Energy Center, Petroleum Equipment Suppliers Association and Spindletop International, and is a member of the National Petroleum Council.

Mr. Miller has more than 30 years of management and executive experience in the oil and gas equipment and service industry. As a result of his positions as Chairman, President and Chief Executive Officer of NOV and various other executive, financial and management positions, Mr. Miller has valuable experience in managing many of the major issues that we deal with regularly, such as finance, business strategy, technology, compensation, management development, acquisitions, capital allocation, risk management, corporate governance and shareholder relations. Additionally, in Mr. Miller’s current position with NOV, he has particularly valuable insight into issues affecting the global energy environment including global energy supply and demand and trends affecting oilfield service costs both globally and domestically. Mr. Miller also has extensive financial and accounting expertise and is one of our Audit Committee financial experts.

CORPORATE GOVERNANCE

The Board of Directors is responsible to the Company’s shareholders for the oversight of the Company and recognizes the importance and necessity of an effective corporate governance environment in enabling the Board to adequately oversee, advise and monitor the Company. The Board of Directors has adopted a set of Corporate Governance Principles that address the role, composition and functioning of the Board which is posted on the Company’s website at www.chk.com in the Corporate Governance sub-section of the section entitled “About”.

Corporate Governance Initiatives

The Board of Directors believes that a successful company requires appropriate and meaningful social, environmental and governance policies and a Board structure that provides independent oversight of management. The Board of Directors has implemented several policies and structures that have contributed to the Company’s goal of maintaining exemplary corporate governance, including:

•	appointing a Lead Independent Director who participates in the process of preparing meeting agendas and schedules and presides over executive sessions of the Board of Directors;

•	holding quarterly executive sessions with no management directors present in connection with each quarterly meeting of the Board;

•	maintaining a Director Access Line whereby our shareholders and other interested parties may communicate with our non-employee directors;

•	committing to enhanced shareholder outreach whereby the Company engaged with shareholders on corporate governance issues and performance;

•	maintaining minimum stock ownership guidelines applicable to directors and executive officers in an effort to further align the interests of the Company’s leadership with those of the shareholders;

•

establishing a policy prohibiting director and executive officer participation in derivative or speculative transactions involving Company stock that is held pursuant to the Company’s minimum stock ownership guidelines;

•	committing to enhanced sustainability disclosures;

•

encouraging the Company’s recent adoption of operational principles implementing progressive operational, environmental and safety standards for the Company’s employees, contractors, suppliers and vendors to guide our natural gas and liquids exploration and production operations; and

•	encouraging the Company’s recent participation in a national, publicly accessible, web-based registry to report the additives used in the hydraulic fracturing process.

The Board of Directors strives to maintain the optimal governance structure for the Company and periodically evaluates new ways to further improve the corporate governance of the Company. The Board of Directors considers every proposed governance change carefully in order to avoid unintended consequences to the Company and its shareholders.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted on the Company’s website at www.chk.com in the Corporate Governance sub-section of the section entitled “About”. Waivers of provisions of the Code as to any director or executive officer and amendments to the Code must be approved by the Audit Committee of the Board of Directors. We will post on our website required disclosure about any such waiver or amendment within four business days of Audit Committee approval.

Communications to the Board

The Company has established a Director Access Line whereby shareholders and other interested parties wishing to communicate directly with our non-employee directors may leave telephone messages for the directors. The Director Access Line number is 1-866-291-3401. Alternatively, shareholders and other interested parties can send written communications to non-employee directors as follows:

Chesapeake Energy Corporation Board of Directors

c/o Jennifer M. Grigsby, Senior Vice President, Treasurer and Corporate Secretary

P.O. Box 18496

Oklahoma City, OK 73154

All calls received by the Director Access Line will be reported promptly to the Company’s Corporate Secretary. Depending upon the subject matter of the communication, the Corporate Secretary will:

•	handle the inquiry directly if director input is not deemed necessary, such as a request for information about the Company;

•	forward the communication to the non-employee directors; or

•	not forward the communication if it clearly relates to an inappropriate or irrelevant topic, such as a commercial solicitation.

A report of all material communications and their disposition since the prior quarterly Board of Directors meeting is provided to the directors at each regular quarterly meeting of the Board.

Board Independence

In 2011, the Board of Directors, through its Nominating and Corporate Governance Committee, evaluated the independence of each director in accordance with the NYSE corporate governance standards, a portion of which are posted on the Company’s website at www.chk.com in the Corporate Governance sub-section of the section entitled “About”. During this review, the Committee considered transactions and relationships between the Company (and/or any of its executive officers) and each director or any member of his immediate family. Based on this review, the Committee affirmatively determined that all directors, other than Mr. McClendon due to his employment with the Company, are independent. We also expect that, if elected, Mr. Simpson will be considered independent under the Board’s Director Independence Standards.

In assessing director independence, the Committee considered the business the Company conducted in 2008, 2009 and 2010, including payments made by the Company to National Oilwell Varco, Inc. (“NOV”), for which Mr. Miller serves as Chairman, President and Chief Executive Officer, and payments made by the Company to BOK Financial Corporation (“BOKF”), for which Mr. Hargis served as Vice Chairman until March 2008 and since then has served as a director. The Company’s business transactions with NOV and BOKF were all conducted in the ordinary course of business. Payments made to NOV represented 0.5%, 1.0% and 0.6% of NOV’s gross revenues during 2008, 2009 and 2010, respectively, well below the 2.0% of gross revenues threshold under the NYSE director independence rules, and the Company’s payments to BOKF were nominal during the review period.

The Committee also considered transactions and relationships with Oklahoma State University, for which Mr. Hargis has served as President since March 2008, including contributions and support for scholarships and faculty chair endowment, university athletics and various sponsorships and training programs. The Committee determined that all transactions and relationships it considered during its review were not material transactions or relationships with the Company and did not impair the independence of any of the affected directors.

Board Leadership Structure and Lead Independent Director

The Company’s board structure is designed to ensure consistent and effective leadership through open communication between the Board of Directors and management. As part of this approach, Mr. McClendon currently serves as Chairman of the Board and Chief Executive Officer of the Company, and works in concert with Mr. Miller, the Lead Independent Director, and the rest of our Board, which consists of all independent directors, to oversee the execution of the Company’s strategy. This arrangement has proven effective for the Company in the past and the Board of Directors believes it continues to best serve the interests of the Company and its shareholders.

The Board of Directors believes that no single organizational structure is best and most effective in all circumstances. Accordingly, the Board retains the flexibility to determine the organizational structure that best enables the Company to confront the challenges and risks it faces. The Board has concluded that the current organizational structure best serves the interests of the Company and its shareholders by promoting long-term shareholder value for the following reasons:

•

Our Co-Founder’s Knowledge and Experience. As a co-founder of the Company, Mr. McClendon brings unparalleled knowledge and experience, as well as an intimate understanding of the Company’s operations and culture, to the roles of Chairman and CEO.

•

Unified Approach on Corporate Strategy Development and Execution. Maintaining a combined Chairman and CEO role enables Mr. McClendon to act as a bridge between management and the Board of Directors, helping both to act with a common purpose. This also fosters consensus-building and can help prevent divergent views on strategy and tactical execution of a Board-approved vision and strategy at the top levels within the Company.

•

Efficiencies of a Combined Role. As CEO, Mr. McClendon provides comprehensive reports on current issues and operations to the Board of Directors at virtually every Board meeting, while helping the Board to set, adjust and align short- and long-term business strategies and goals. Because the Board frequently reviews, evaluates and discusses the Company’s performance, internal inefficiencies that would be likely to occur if the roles were separated are avoided, thus creating an undiverted management focus and avoiding harm to performance. In the context of risk oversight, by combining the positions of Chairman and CEO, the Board gains valuable perspective that combines the operating experience of a member of management with the oversight focus of a member of the Board.

•

Provides Clear Lines of Accountability. A combined position has the practical effect of simplifying the accountability of the executive management team, therefore reducing potential confusion and fractured leadership that could result from reporting to two individuals as opposed to one.

Accordingly, the Board of Directors believes that consolidating the positions of Chairman and CEO in Mr. McClendon most effectively coordinates the leadership and advisory roles of the Board with the strategic and operational expertise of the Company’s management team.

The Company is committed to strong corporate governance. As discussed under “Board Independence” above, except for the Chairman, all members of the Board of Directors are independent. In addition, by maintaining a Lead Independent Director, our leadership structure can provide strong independent oversight of management. Since his appointment as Lead Independent Director, Mr. Miller has held meetings with major shareholders of the Company to discuss various corporate governance issues. He has also reviewed, edited and approved all schedules and agendas for meetings of the Board and has chaired quarterly executive sessions of the non-employee directors, which regularly include discussions regarding succession planning and CEO compensation. The general duties of the Lead Independent Director are published on the Company’s website at www.chk.com in the Corporate Governance sub-section under the section entitled “About”.

The Lead Independent Director must be elected annually at the Board’s June meeting. However, it is the expectation of the Board of Directors that the Lead Independent Director will serve for multiple terms to enhance continuity and improve the effectiveness of the position.

In sum, the Board of Directors has determined that vesting the positions of Chairman and CEO in Mr. McClendon in conjunction with a Lead Independent Director provides unified leadership and vision for the Company while retaining strong corporate governance standards. The Board is committed to strong corporate governance practices and, in order to ensure that such practices are upheld, will review its leadership structure annually and when a new CEO is appointed.

Executive Sessions

Non-employee directors meet regularly in executive session, including after each scheduled quarterly Board of Directors meeting.

Board Role in Risk Oversight

It is management’s responsibility, subject to the oversight of the Board of Directors, to monitor and, to the extent possible, mitigate the negative impact of uncertainty in the business environment on our operations and our financial objectives. The Company maintains an enterprise risk management (“ERM”) program overseen by its Vice President of Risk Management, who reports directly to the Senior Vice President, Treasurer and Corporate Secretary. Significant risks and the possible approaches to mitigate such risks are reviewed by senior management at periodic meetings and presented to the Board or one or more of its three committees (Audit, Compensation and Nominating and Corporate Governance) to assess the impact of such risks on our strategic objectives and risk tolerance levels. The Company’s internal audit group participates in the ERM meetings to add perspective and insight regarding potential risks facing the Company.

A significant portion of the Board’s oversight of the risks facing the Company is initially addressed by the Board’s independent committees. The Audit Committee, in addition to overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements, is primarily responsible for overseeing the ERM process, which oversight includes regular meetings with the Company’s Vice President of Risk Management, internal audit group and independent auditors. The Nominating and Corporate Governance Committee oversees Board composition, leadership structures and corporate governance matters. As described below, the Compensation Committee considers the impact of risks faced by the Company as part of its oversight of our compensation program and its impact on management retention, development and succession. In addition, by combining the positions of Chairman and CEO, the Board gains valuable perspective that combines the operating experience of a member of management with the oversight focus of a member of the Board; and by maintaining a Lead Independent Director, the Board can provide strong independent risk oversight. A number of other processes at the Board level support our risk management effort, including Board reviews of our long-term strategic plans, capital budget and certain capital projects, hedging policy, significant acquisitions and divestitures, capital markets transactions and the delegation of authority to our management.

Our Compensation Committee does not believe our compensation programs encourage excessive or inappropriate risk taking for the following reasons:

•

Our employees receive both fixed and variable compensation. The fixed (salary) portion provides a steady income regardless of the Company’s stock performance, which allows employees to focus on the Company’s business without an excessive focus on the Company’s stock price.

•

We utilize restricted stock awards, rather than stock options, as variable compensation in recognition of employee and corporate performance. Our restricted stock awards typically vest over four years, which discourages short-term risk taking.

•	Our stock ownership guidelines encourage our executives to maintain a long-term perspective.

•

Our prohibition on derivative or speculative transactions involving Company stock by executive officers up to their minimum stock ownership guidelines reinforces the alignment of our executives’ long-term interests with those of our shareholders.

•	Our compensation programs have been in place for many years and we have seen no evidence that they encourage excessive risk taking.

•	Essentially all of our employees participate in our compensation programs regardless of business unit, which encourages consistent behavior across the Company.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

During 2010, the Board of Directors held four meetings in person and nine meetings by telephone conference. Additionally, management frequently discusses matters with the directors on an informal basis. The Board of Directors has a standing Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee. Each director attended, either in person or by telephone conference, at least 80% of the Board and committee meetings held while serving as a director or committee member in 2010. The Company expects the directors to attend annual meetings of shareholders. All of the Company’s directors attended the 2010 annual meeting of shareholders.

Compensation Committee

The Compensation Committee is responsible for establishing the Company’s compensation program and overseeing the implementation of the Company’s compensation system for its executives. The Committee’s objective is to develop an executive compensation system that encourages both short-term and long-term performance aligned with shareholders’ interests and is competitive with the Company’s peers.

Governor Keating, Messrs. Whittemore and Maxwell and Ms. Eisbrenner serve on the Compensation Committee. Governor Keating currently serves as the chairman of the Compensation Committee. During 2010, the Compensation Committee held four meetings. Governor Keating, Messrs. Whittemore and Maxwell and Ms. Eisbrenner are independent, as determined by the Board of Directors in accordance with the NYSE corporate governance listing standards. A copy of the Compensation Committee Charter, as approved by the Committee and the Board of Directors, is posted on the Company’s website at www.chk.com in the Corporate Governance sub-section under the section entitled “About”.

The Compensation Committee has delegated primary authority for the administration of the Company’s compensation program with respect to all employees who are not executive officers to the

Employee Compensation and Benefits Committee (“ECBC”). The ECBC is chaired by Mr. McClendon, our Chairman and CEO, and further consists of our Executive Vice President and Chief Financial Officer; Executive Vice President—Operations and Geosciences and Chief Operating Officer; Senior Vice President—Human and Corporate Resources; Senior Vice President—Land and Legal and General Counsel; Senior Vice President, Treasurer and Corporate Secretary; Vice President—Compensation and Benefits; and Vice President—Human and Corporate Resources. For purposes of granting equity compensation to employees who are not executive officers, the ECBC consists of Mr. McClendon and all other members of the ECBC act in an advisory capacity only. The ECBC held four meetings during 2010.

Director Compensation

The full Board of Directors, rather than the Compensation Committee, is responsible for establishing and approving director cash compensation. The Board analyzes its director compensation package on an annual basis at the Board’s meeting in March of each year. Adjustments to director compensation are subsequently considered and approved by the Board at its meeting in June. Cash compensation adjustments approved by the Board in June are effective July 1 and annual restricted stock awards to directors are approved by the Compensation Committee at its June meeting.

Employee Compensation

We review the cash and equity compensation for substantially all of the Company’s employees, including executive officers, on a semi-annual basis, in June and December. With respect to the June compensation review, salary adjustments are effective July 1, cash bonuses are normally paid prior to the last business day in July and restricted stock is normally awarded on the first trading day of July. With respect to the December compensation review, salary adjustments are effective on January 1 of the following year, cash bonuses are normally paid prior to the last business day in January and restricted stock is normally awarded on the first trading day of January. Certain employees of our drilling and service operations subsidiaries (approximately 2,200 employees) do not receive equity compensation other than through matching contributions under the Company 401(k) Plan. Our union employees (approximately 150 employees) receive cash compensation in accordance with the offer we implemented following the expiration of the union’s collective bargaining agreement in 2007 and do not receive equity compensation. The Compensation Committee and the ECBC may review the compensation of the Company’s employees and senior management, including executive officers, at various times during the year, other than in connection with the regular June and December compensation reviews, if we determine such a review is necessary or appropriate.

Executive Officer Compensation. Messrs. McClendon, Dixon and Dell’Osso are responsible, in conjunction with the semi-annual evaluation of the Company’s other employees, for developing recommended base salary adjustments, cash bonuses and restricted stock awards for the executive officers, including themselves, for the Compensation Committee to review, discuss and vote on during its regularly scheduled meetings in June and December of each year. In order to develop such recommendations, Messrs. McClendon, Dixon and Dell’Osso work as a group to evaluate each executive officer utilizing their experience with each member of the executive officer group and the compensation established for the other members of senior management.

Mr. McClendon generally attends Compensation Committee meetings and, as appropriate, participates in discussions in order to provide information to the Committee regarding the compensation relevant to the Committee’s activities. On occasion the Compensation Committee meets in executive session without Mr. McClendon. Messrs. Dixon and Dell’Osso do not generally attend Compensation Committee meetings. After review, discussion, modifications, if any, and a vote on the final executive officer compensation amounts, the Compensation Committee makes a report to the

Board of Directors for discussion and ratification. Mr. McClendon, not being a member of the Compensation Committee, does not vote at Compensation Committee meetings, and he does not participate in the Board’s vote on the acceptance and approval of the Compensation Committee’s report with respect to his compensation. Mr. McClendon is generally present during the Board’s discussions of executive officer compensation and performance, but does not attend the Board’s quarterly executive sessions when the non-employee directors discuss and assess the Company’s overall compensation program and Mr. McClendon’s performance and compensation in relation to the Company’s long-term results and strategy.

Senior Management Compensation. Messrs. McClendon, Dixon and Dell’Osso, collectively representing the ECBC, are responsible for developing and approving base salary adjustments, cash bonuses and restricted stock awards for employees representing the Company’s senior management team. These employees include senior vice presidents, vice presidents and our other management-level employees.

All Other Employee Compensation. The Company’s human resources department coordinates the semi-annual compensation review process for all other employees through an automated program that allows supervisors to provide performance assessments and to propose compensation adjustments for their subordinates. Each supervisor’s performance assessments and compensation proposals are sequentially reviewed, adjusted, approved and forwarded upward through the organization. The human resources department then aggregates the data by department and each department head meets with Messrs. McClendon, Dixon and Dell’Osso, representing the ECBC, for final discussion, adjustment and approval of base salary, cash bonuses and restricted stock awards with respect to all employees under the department head. Additionally, compensation adjustments for employees who are members of an executive officer’s or director’s immediate family are submitted by the ECBC to the Compensation Committee for review and approval along with executive officer compensation.

Internal Pay Equity and Tally Sheets

In performing semi-annual reviews of executive compensation, the Compensation Committee reviews “internal pay equity” within the Company’s senior management group. This involves a review of the base salary, cash bonus and equity compensation for our senior management levels (including the CEO, executive vice presidents, senior vice presidents, vice presidents and our other management-level employees) for the prior three years. Additionally, the Committee reviews tally sheets prepared by management which aggregate all components of cash, non-cash and equity compensation, calculates estimates of compensation payments due under various termination scenarios and estimates wealth accumulation over time from equity compensation at various stock prices.

Compensation Consultants

Neither the Compensation Committee nor the ECBC employed the services of compensation consultants in determining or recommending executive officer and director compensation in 2010. In March 2011, the Compensation Committee engaged Cogent Compensation Partners, an independent compensation consultant with extensive experience in the energy industry, to review the Company’s compensation system and provide recommendations to the Compensation Committee with respect to future improvements.

Audit Committee

The Audit Committee assists the Board of Directors in overseeing (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; (iv) the performance of the Company’s internal auditors and independent auditor; and (v) the ERM process. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication among the directors, the independent auditor and the management of the Company with respect to audit-related matters.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing audit reports or performing other audit, review or attest services for the Company. The independent auditor reports directly to the Audit Committee. PwC served as the Company’s independent registered public accounting firm during 2010 and was appointed by the Audit Committee to serve in that capacity for 2011, and we are seeking ratification of such appointment by the Company’s shareholders at the meeting. See “Voting Item 3—Ratification of Appointment of Independent Registered Public Accounting Firm” on page 71.

Messrs. Davidson, Hargis and Miller serve on the Audit Committee. Mr. Hargis currently serves as the chairman of the Audit Committee. The Committee held four meetings in person during 2010 and six meetings by telephonic conference. Messrs. Davidson, Hargis and Miller are all independent, as determined by the Board of Directors in accordance with Section 10A of the Securities Exchange Act of 1934 (the “Exchange Act”) and the NYSE corporate governance listing standards, and Messrs. Hargis and Miller are designated by the Board as “audit committee financial experts”, as defined in Item 407(d) of Regulation S-K. For the relevant experience of Messrs. Davidson, Hargis and Miller, please refer to their respective biographies on pages 10 and 12. The full text of the Committee’s charter is available on the Company’s website at www.chk.com in the Corporate Governance sub-section under the section entitled “About”.

Audit Committee Report

In connection with fulfilling its responsibilities under the Audit Committee charter, the Committee met with management and PwC, our independent registered public accounting firm, and discussed and reviewed the Company’s audited financial statements as of and for the year ended December 31, 2010. The Committee also discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee reviewed and discussed with PwC the auditor’s independence from the Company and its management. As part of that review, PwC provided the Committee the written disclosures and letter required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence.

Based on these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2010 Form 10-K for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

V. Burns Hargis, Chairman

Richard K. Davidson

Merrill A. (“Pete”) Miller, Jr.

Nominating and Corporate Governance Committee

The duties and objectives of the Nominating and Corporate Governance Committee are described under “Nominating and Corporate Governance Committee Report” below. Senator Nickles, Messrs. Whittemore and Maxwell and Ms. Eisbrenner, who was appointed to the Board of Directors effective December 1, 2010, serve on the Nominating and Corporate Governance Committee. Senator Nickles currently serves as the chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held four meetings in 2010. Each of the Committee members is independent, as determined by the Board of Directors in accordance with the NYSE corporate governance listing standards. A copy of the Nominating and Corporate Governance Committee charter, as approved by the Committee and the Board of Directors, is posted on the Company’s website at www.chk.com in the Corporate Governance sub-section under the section entitled “About”.

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee is responsible for identifying and recommending qualified candidates to the Board of Directors for nomination as members of the Board and for recommending to the Board the corporate governance principles applicable to the Company.

The Committee periodically assesses, and advises the Board of Directors, whether the current size of the Board is sufficient to function effectively as a body, assesses the diversity of skills and experience among the current Board and considers skill sets that would complement those of the current Board and provide value-added perspective.

It is challenging to identify highly qualified candidates who are willing to serve on public company boards. Therefore, we believe it is essential to continuously and actively identify and evaluate candidates, on an informal basis, that would potentially be willing to serve as a director on the Board of Directors at some future time. We may also use our network of contacts, or may engage, as we deem appropriate, a professional search firm to identify potential candidates. In addition, we will consider director candidates recommended by shareholders.

The Committee has no minimum qualifications for candidates. In general, however, we review and evaluate both incumbent and potential new directors, in an effort to achieve diversity of skills and experience among our directors, in light of the following criteria:

•	experience in business, government, education, technology or public interests;

•	high-level managerial experience in large organizations;

•	breadth of knowledge regarding the Company’s business or industry;

•	specific skills, experience or expertise related to an area of importance to the Company such as energy production, consumption, distribution or transportation, government policy, finance or law;

•	moral character and integrity;

•	commitment to shareholders’ interests;

•	an understanding of a Board’s fiduciary responsibilities to the shareholders and a director’s duty to represent all shareholders as opposed to individual constituencies;

•	ability to apply sound and independent business judgment;

•	ability to provide insights and practical wisdom based on experience and expertise;

•	ability to read and understand financial statements; and

•	ability to devote the time necessary to carry out the duties of a director, including attendance at meetings and consultation on Company matters.

Qualified candidates for nomination to the Board of Directors are considered without regard to race, color, religion, gender, ancestry or national origin.

On an annual basis, in advance of the annual meeting of shareholders, we will recommend to the Board of Directors a slate of nominees to be submitted to the Company’s shareholders at the next annual meeting. The Board has the authority to accept, modify or reject the slate of nominees recommended by the Committee.

The Committee, with the approval of the full Board, may determine from time to time that it is in the best interests of the Company and its shareholders to add a new director to the Board between annual meeting dates. If such determination is made, we will evaluate potential candidates, as described above and may make a formal recommendation to the Board that a potential candidate be appointed to the Board to serve until the next annual meeting of the Company’s shareholders.

We will consider candidates recommended by a shareholder and such recommendations will receive the same consideration that the Committee’s candidates receive.

Members of the Nominating and Corporate Governance Committee:

Don Nickles, Chairman

Kathleen M. Eisbrenner

Charles T. Maxwell

Frederick B. Whittemore

2010 Director Compensation

Non-employee director compensation has not changed since 2008 and continues to consist of the following:

•	an annual retainer of $55,000, payable in quarterly installments of $13,750;

•	$15,000 and $3,500 payable for each Board meeting attended in person and telephonically, respectively, not to exceed $110,000 per year; and

•	an annual grant of 12,500 shares of restricted stock, 25% of which vests immediately upon award and the remaining 75% of which vests ratably over the three years following the date of award.

The annual grant of restricted stock is made from our LTIP (see page 63, “Voting Item 2—Proposal to Amend Long Term Incentive Plan”). In 2010, the annual award was made on June 10, 2010. No additional compensation is paid to directors for participating on or chairing a committee of the Board of Directors or for serving as Lead Independent Director. Directors are also reimbursed for travel and other expenses directly related to their service as directors.

To best align the Board’s and shareholders’ interests, the Board focuses on the number of shares awarded annually to directors rather than the grant date fair value of such awards. The Board believes the value of restricted stock upon vesting, which cannot be predicted at the time an award is made, is a better measure of value of compensation to the director than the grant date fair value of an award. Because the SEC requires us to disclose the value of such awards based on their grant date fair value, however, non-employee director equity compensation reported in the proxy statement may fluctuate from year to year, even when the Board decides, as it has since 2005, to hold non-employee director equity compensation flat by awarding the same number of shares to each non-employee director as in the prior year.

Directors are eligible to defer any or all of their annual retainers and/or meeting fees through the Company’s deferred compensation plan on a tax-favored basis. Deferrals into the plan are not matched or subsidized by the Company nor are they eligible for above-market or preferential earnings. Please refer to the narrative to the Nonqualified Deferred Compensation Table for 2010 on page [•] for more information about the plan. In addition, the Company has established a guideline for non-employee directors to hold at least 15,000 shares of the Company’s common stock at all times while serving as a director. Newly appointed directors are generally given one year from the date of appointment to comply with this stock ownership guideline. Failure to comply with this guideline or potential deferrals of the guideline due to hardship are addressed on a case by case basis by the Board.

Under the Company’s 2003 Stock Award Plan for Non-Employee Directors, 10,000 shares of our common stock are awarded to each newly appointed non-employee director on his or her first day of service.

Under the Company’s policy regarding the use of fractionally-owned Company aircraft, our directors are provided access to fractionally-owned Company aircraft for travel to and from Board meetings. For Board meetings and other Company activities at which the attendance of a director’s spouse is also requested by the Company, we make tax gross-up payments to the director associated with the taxable compensation attributable to travel by the spouse. In addition, each non-employee director is entitled to personal use of fractionally-owned Company aircraft for up to 40 hours of flight time per calendar year. We apply the Internal Revenue Service’s (the “IRS’s”) Standard Industry Fare Level valuation methodology to determine the taxable compensation attributable to our directors’ personal usage of fractionally-owned Company aircraft.

The following table sets forth the compensation earned by our non-employee directors in 2010:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Option Awards ($)(b)	All Other Compensation ($)(c)	Total ($)
Richard K. Davidson	$146,500	$305,125	$—	$168,813	$620,438
Kathleen M. Eisbrenner	23,083	214,100	—	11,487	248,670
V. Burns Hargis	146,500	305,125	—	128,626	580,251
Frank Keating	143,000	305,125	—	175,318	623,443
Charles T. Maxwell	146,500	305,125	—	15,401	467,026
Merrill A. (“Pete”) Miller, Jr.	139,500	305,125	—	163,324	607,949
Don Nickles	146,500	305,125	—	138,691	590,316
Frederick B. Whittemore	146,500	305,125	—	25,443	477,068

(a)	Reflects the aggregate grant date fair value of 2010 restricted stock awards computed in accordance with applicable financial accounting standards. On June 10, 2010, each of the non-employee directors, with the exception of Ms. Eisbrenner who had not yet joined the Board, received an award of 12,500 shares of restricted stock. As of December 31, 2010, the aggregate number of shares of unvested restricted stock held by each of the non-employee directors, except Mr. Hargis and Ms. Eisbrenner, was 18,750 shares. As of December 31, 2010, Mr. Hargis held 15,625 shares of unvested restricted stock and Ms. Eisbrenner held no shares of unvested restricted stock. On December 1, 2010, Ms. Eisbrenner received an award of 10,000 shares of common stock with a value of $214,100, which is based on the closing price of the Company’s common stock on the date of the award, pursuant to our 2003 Stock Award Plan for Non-Employee Directors.

(b)	The Company granted no stock options in 2008, 2009 or 2010. As of December 31, 2010, the aggregate number of shares of common stock subject to stock options held by each of the non-employee directors was as follows: Mr. Maxwell, 120,000 shares; Senator Nickles, 25,000 shares; and Mr. Whittemore, 72,500 shares. As of December 31, 2010, Messrs. Davidson, Hargis and Miller, Governor Keating and Ms. Eisbrenner held no stock options.

(c)	Includes the directors’ personal use of fractionally-owned Company aircraft net of reimbursement. The value of the personal use of fractionally-owned Company aircraft is based on the incremental cost to the Company determined by the amount invoiced to the Company by NetJets for the operating costs of such use, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees and trip-related parking/hangar costs, net of any applicable director reimbursement. Since the fractionally-owned Company aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on the usage, such as purchase costs and maintenance costs not related to trips.

INFORMATION REGARDING OFFICERS

Executive Officers

In addition to Mr. McClendon, the following are also executive officers of the Company as of the record date.

Steven C. Dixon, 52, has been Executive Vice President—Operations and Geosciences and Chief Operating Officer since February 2010. Mr. Dixon served as Executive Vice President—Operations and Chief Operating Officer from 2006 to February 2010 and as Senior Vice President—Production from 1995 to 2006. He also served as Vice President—Exploration from 1991 to 1995. Mr. Dixon was a self-employed geological consultant in Wichita, Kansas from 1983 through 1990. He was employed by Beren Corporation in Wichita, Kansas from 1980 to 1983 as a geologist. Mr. Dixon graduated from the University of Kansas in 1980.

Douglas J. Jacobson, 57, has been Executive Vice President—Acquisitions and Divestitures since 2006. He served as Senior Vice President—Acquisitions and Divestitures from 1999 to 2006. Prior to joining the Company, Mr. Jacobson was employed by Samson Investment Company from 1980 until 1999, where he served as Senior Vice President—Project Development and Marketing from 1996 to 1999. Prior to joining Samson, Mr. Jacobson was employed by Peat, Marwick, Mitchell & Co. Mr. Jacobson has served on various Oklahoma legislative commissions which have addressed issues in the oil and gas industry, including the Commission of Oil and Gas Production Practices and the Natural Gas Policy Commission. Mr. Jacobson is a Certified Public Accountant and graduated from John Brown University in 1976 and from the University of Arkansas in 1977.

Domenic J. (“Nick”) Dell’Osso, Jr., 34, has been Executive Vice President and Chief Financial Officer since November 2010. Mr. Dell’Osso served as Vice President—Finance of the Company and Chief Financial Officer of Chesapeake’s wholly owned midstream subsidiary, Chesapeake Midstream Development, L.P., from August 2008 to November 2010. Prior to joining Chesapeake, Mr. Dell’Osso was an energy investment banker with Jefferies & Co. from 2006 to August 2008 and Banc of America Securities from 2004 to 2006. Mr. Dell’Osso graduated from Boston College in 1998 and from the University of Texas at Austin in 2003.

Martha A. Burger, 58, has served as Senior Vice President—Human and Corporate Resources since March 2007. She served as Treasurer from 1995 to March 2007 and as Senior Vice President—Human Resources since 2000. She was the Company’s Vice President—Human Resources from 1998 until 2000, Human Resources Manager from 1996 to 1998 and Corporate Secretary from 1999 to 2000. From 1994 to 1995, she served in various accounting positions with the Company, including Assistant Controller—Operations. From 1989 to 1993, Ms. Burger was employed by Hadson Corporation as Assistant Treasurer and from 1993 to 1994 served as Vice President and Controller of Hadson Corporation. Prior to joining Hadson Corporation, Ms. Burger was employed by The Phoenix Resource Companies, Inc. as Assistant Treasurer and by Arthur Andersen & Co. Ms. Burger graduated from the University of Central Oklahoma in 1982 and from Oklahoma City University in 1992.

Henry J. Hood, 50, was appointed General Counsel in 2006, and has served as Senior Vice President—Land and Legal since 1997. He served as Vice President—Land and Legal from 1995 to 1997. Mr. Hood was retained as a consultant to the Company during the two years prior to his joining the Company, and he was associated with the law firm of White, Coffey, Galt & Fite from 1992 to 1995. He was associated with or a partner of the law firm of Watson & McKenzie from 1987 to 1992. Mr. Hood is a member of the Oklahoma and Texas Bar Associations. Mr. Hood graduated from Duke University in 1982 and from the University of Oklahoma College of Law in 1985.

Jennifer M. Grigsby, 42, has served as Senior Vice President and Treasurer since March 2007 and as Corporate Secretary since 2000. She served as Vice President from 2006 to March 2007 and as Assistant Treasurer from 1998 to March 2007. From 1995 to 1998, she served in various accounting positions with the Company. Ms. Grigsby was employed by Commander Aircraft Company as Supervisor of Finance and Human Resources from 1994 to 1995 and by Deloitte & Touche LLC from 1991 to 1994. Ms. Grigsby is a Certified Public Accountant and Certified Equity Professional. She graduated from Oklahoma State University in 1991 and from Oklahoma City University in 1999.

Michael A. Johnson, 45, has served as Senior Vice President—Accounting, Controller and Chief Accounting Officer since 2000. He served as Vice President of Accounting and Financial Reporting from 1998 to 2000 and as Assistant Controller from 1993 to 1998. From 1991 to 1993, Mr. Johnson served as Project Manager for Phibro Energy Production, Inc., a Russian joint venture. From 1987 to 1991, he was employed by Arthur Andersen & Co. Mr. Johnson is a Certified Public Accountant and graduated from the University of Texas at Austin in 1987.

Other Officers

Jeffrey A. Fisher, 51, has been Senior Vice President—Production since 2006. He was Vice President—Operations for the Company’s Southern Division from 2005 to 2006 and served as Operations Manager from 2003 to 2005. Prior to joining the Company, Mr. Fisher held the position of Asset Manager for British Petroleum plc (NYSE:BP) from 2000 to 2003. From 1993 to 2000, Mr. Fisher worked for Vastar Resources as Engineering Manager. Mr. Fisher began his professional career with ARCO in 1983 as an engineer and served in various technical and managerial positions in the exploration, production and midstream business segments of ARCO until 1993. Mr. Fisher serves on the Oklahoma State University Advisory Board for the College of Engineering, Architecture & Technology and is a member of the Society of Petroleum Engineers. Mr. Fisher graduated from Oklahoma State University in 1983.

James C. Johnson, 53, has served as President of Chesapeake Energy Marketing, Inc., a wholly-owned subsidiary of the Company, since 2000. He served as Vice President—Contract Administration for the Company from 1997 to 2000 and as Manager—Contract Administration from 1996 to 1997. From 1980 to 1996, Mr. Johnson held various gas marketing and land positions with Enogex, Inc., Delhi Gas Pipeline Corporation, TXO Production Corp. and Gulf Oil Corporation. Mr. Johnson is a member of the Natural Gas & Energy Association of Oklahoma and graduated from the University of Oklahoma in 1980.

Stephen W. Miller, 54, has served as Senior Vice President—Drilling since 2001. He served as Vice President—Drilling from 1996 to 2001 and as District Manager—College Station District from 1994 to 1996. Mr. Miller held various engineering positions in the oil and gas industry from 1980 to 1993. Mr. Miller is a registered Professional Engineer and a member of the Society of Petroleum Engineers. Mr. Miller graduated from Texas A & M University in 1980.

Jeffrey L. Mobley, 42, has been Senior Vice President—Investor Relations and Research since 2006 and was Vice President—Investor Relations and Research from 2005 to 2006. From 2002 to

2005, Mr. Mobley was Vice President of Equity Research at Raymond James & Associates focusing on the exploration and production sector. From 1998 to 2002, Mr. Mobley worked in energy investment banking for Prudential Securities and ABN Amro Securities. Mr. Mobley also worked in the Principal Investments Group and Energy Finance Group at Enron Capital & Trade Resources from 1995 to 1998. Mr. Mobley is a CFA Charterholder and graduated from New Mexico State University in 1991 and the Wharton School of Business at the University of Pennsylvania in 1995.

Thomas S. Price, Jr., 59, has served as Senior Vice President—Corporate Development and Government Relations since March 2009. He served as Senior Vice President—Corporate Development from 2005 to March 2009 and as Senior Vice President—Investor and Government Relations from 2003 to 2005, Senior Vice President—Corporate Development from 2000 to 2003, Vice President—Corporate Development from 1992 to 2000 and a consultant to the Company during the three years prior. He was employed by Kerr-McGee Corporation, Oklahoma City, from 1988 to 1989 and by Flag-Redfern Oil Company from 1984 to 1988. Mr. Price is a board member of the Oklahoma Independent Petroleum Association, the Texas Oil and Gas Association, the Colorado Oil and Gas Association and the American Clean Skies Foundation. Mr. Price graduated from the University of Central Oklahoma in 1983, from the University of Oklahoma in 1989 and from the Thunderbird School of Global Management in 1992.

J. Mike Stice, 52, has served as Chief Executive Officer of Chesapeake Midstream GP, L.L.C., the general partner of CHKM, which completed its initial public offering of common units in 2010, and has served as Senior Vice President—Natural Gas Projects of the Company and President and Chief Operating Officer of Chesapeake Midstream Development, L.P. a wholly-owned subsidiary of the Company, since November 2008. Prior to joining the Company, Mr. Stice spent 27 years with ConocoPhillips and its predecessor companies, where he most recently served as President of ConocoPhillips Qatar, responsible for the development, management and construction of natural gas liquefaction and regasification (LNG) projects. While at ConocoPhillips, he also served as Vice President of Global Gas LNG, as President of Gas and Power and as President of Energy Solutions in addition to other roles in ConocoPhillips’ midstream business units. Mr. Stice graduated from the University of Oklahoma in 1981 and from Stanford University in 1995.

Cathlyn L. Tompkins, 49, was appointed Senior Vice President—Information Technology and Chief Information Officer in 2006. Ms. Tompkins served as Vice President—Information Technology from 2005 to 2006. Prior to joining the Company in 2004 as Director—Applications and Programming, Ms. Tompkins spent 20 years in IT management and technical positions at various companies including Devon Energy Corporation, Ocean Energy, Inc., Cabot Oil and Gas Corporation, Price Waterhouse LLP and Shell Oil Company. Ms. Tompkins graduated from the University of Alabama in 1983.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Security Ownership

The table below sets forth (i) the name and address and beneficial ownership of each person known by management to own beneficially more than 5% of our outstanding common stock, and (ii) the beneficial ownership of common stock of our nominees, directors and executive officers listed in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. Unless otherwise noted, information is given as of the record date and the persons named below have sole voting and/or investment power with respect to such shares.

	Common Stock
Beneficial Owner	Outstanding Shares		Share Equivalents		Total Ownership		Percent of Class
Southeastern Asset Management, Inc. 6410 Poplar Ave., Suite 900 Memphis, TN 38119	81,848,897		—		81,848,897	(a)	12.4%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	35,233,426		—		35,233,426	(b)	5.3%
Aubrey K. McClendon	1,352,560	(c)	—		1,352,560		*
Steven C. Dixon	477,592	(d)(e)	77,500	(f)	555,092		*
Douglas J. Jacobson	401,988	(d)	10,000	(f)	411,988		*
Frederick B. Whittemore	244,790	(g)	72,500	(f)	317,290		*
Louis A. Simpson	310,000	(h)	—		310,000		*
Marcus C. Rowland	208,842	(d)(i)	—		208,842		*
Charles T. Maxwell	50,250	(j)	120,000	(f)	170,250		*
Martha A. Burger	168,008	(d)	—		168,008		*
Richard K. Davidson	134,978	(d)(k)	—		134,978		*
Don Nickles	59,389	(d)	25,000	(f)	84,389		*
Merrill A. (“Pete”) Miller, Jr.	77,650		—		77,650		*
Frank Keating	42,500		—		42,500		*
V. Burns Hargis	28,222		—		28,222		*
Domenic J. (“Nick”) Dell’Osso, Jr.	25,708	(d)	—		25,708		*
Kathleen M. Eisbrenner	10,000		—		10,000		*
All directors and executive officers as a group	4,180,267		447,250		4,627,517		*

*	Less than 1%.

(a)	This information is as of December 31, 2010, as reported in a Schedule 13G/A filed jointly by Southeastern Asset Management, Inc. and O. Mason Hawkins on February 7, 2011. The Schedule 13G/A reports (i) sole power to vote or to direct the vote of 46,917,279 shares; (ii) shared power to vote or direct the vote of 25,596,576 shares with Longleaf Partners Funds Trust; (iii) no power to vote 9,335,042 shares; (iv) sole power to dispose or to direct the disposition of 56,252,321 shares; and (v) shared power to dispose or to direct the disposition of 25,596,576 shares with Longleaf Partners Funds Trust.

(b)	This information is as of December 31, 2010, as reported in a Schedule 13G/A filed by BlackRock, Inc. on February 3, 2011. The Schedule 13G/A reports sole power to vote or to direct the vote of and to dispose or to direct the disposition of 35,233,426 shares.

(c)

Includes (i) 13,671 shares held by Chesapeake Investments, an Oklahoma limited partnership of which Mr. McClendon is sole general partner; (ii) 111,648 shares purchased on behalf of Mr. McClendon in the Company 401(k) Plan; (iii) 87,070 shares of vested common stock purchased on behalf of Mr. McClendon in the Chesapeake Energy Corporation Deferred

Compensation Plan; and (iv) 1,095 shares held by Mr. McClendon’s immediate family members sharing the same household.

(d)	Includes shares held in the Company 401(k) Plan (Mr. Dixon, 26,524 shares; Mr. Jacobson, 15,893 shares; Mr. Dell’Osso, 2,006 shares; and Ms. Burger, 27,120 shares) and shares of vested common stock held in the Chesapeake Energy Corporation Deferred Compensation Plan (Mr. Dixon, 43,723 shares; Mr. Jacobson, 23,768 shares; Ms. Burger, 27,821 shares; Mr. Davidson, 1,228 shares; Mr. Nickles, 614 shares; and Mr. Rowland, 43,591 shares).

(e)	Includes 172,414 shares held in grantor retained annuity trusts.

(f)	Represents shares of common stock which can be acquired through the exercise of stock options on the record date or within 60 days thereafter.

(g)	Includes 41,750 shares held by Mr. Whittemore as trustee of the Whittemore Foundation.

(h)	Includes 10,000 shares held by Mr. Simpson’s wife and Mr. Simpson disclaims beneficial ownership of such shares.

(i)	Mr. Rowland retired from the Company on October 29, 2010. This information was provided to the Company by Mr. Rowland on March 10, 2011.

(j)	Includes 15,000 shares held by the Maxwell Family Living Trust and 35,250 shares held in bank or brokerage margin accounts or escrow accounts securing brokerage accounts.

(k)	Includes 20,000 shares held in a grantor retained annuity trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership and subsequent changes with the SEC. Based only on a review of copies of such reports and written representations delivered to the Company by such persons, the Company believes that there were no violations of Section 16(a) by any such persons during 2010 other than the following: (a) an untimely Form 4 filed for Mr. Hargis following a reportable transaction; (b) an untimely Form 4 filed for Mr. Rowland following a reportable gift transaction; and (c) an untimely Form 4 filed for Ms. Burger following a reportable inheritance transaction.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the compensation system for our NEOs for 2010 consisting of the following individuals:

1.	Aubrey K. McClendon, Chairman and Chief Executive Officer (“CEO”), co-founded the Company in 1989 and has been with the Company since its inception.

2.	Domenic J. (“Nick”) Dell’Osso, Jr., Executive Vice President and Chief Financial Officer (“CFO”), is in his third year with the Company.

3.	Steven C. Dixon, Executive Vice President—Operations and Geosciences and Chief Operating Officer (“COO”), has been with the Company for 20 years.

4.	Douglas J. Jacobson, Executive Vice President—Acquisition and Divestitures, has been with the Company for 12 years.

5.	Martha A. Burger, Senior Vice President—Human and Corporate Resources, has been with the Company for 17 years.

Additionally, we describe the compensation of Marcus C. Rowland, our former Executive Vice President—Finance and CFO (the “Former CFO”), who retired from the Company in late October 2010 to become President and Chief Financial Officer of a company in which we have a strategic investment, Frac Tech Holdings, LLC.

Executive Summary

Compensation Philosophy. Our compensation philosophy has been developed over time to capture the following:

•	a compensation program that reflects the unique qualifications and commitment of our NEOs;

•	our CEO is a co-founder of the Company and brings unique skills and energy to the organization, which has helped set the direction of the Company and its high levels of productivity and innovation;

•	our compensation system is based on the need for clear and insightful decision-making that has led to superior shareholder returns over time;

•

our compensation and performance assessment is based on frequent reviews (rather than year-end to year-end), which more accurately reflects the nature of our ever-changing industry and encourages responsiveness to opportunities in the market; and

•

our compensation and performance review process rewards NEOs for intangible long-term value creation, including innovation and individual commitment, which has contributed to the long tenure of most of our highly-qualified NEOs.

Compensation Elements and Mix. Total compensation for the NEOs is weighted heavily toward incentive compensation rather than base salary, and a substantial majority of each NEO’s incentive compensation consists of restricted stock grants. The following charts illustrate the compensation elements and mix in 2010 for our CEO and our other NEOs (except our Former CFO) based on the compensation values disclosed in the Summary Compensation Table presented on page 45:

Executive Compensation Highlights. In recent years, we have increased our focus on developing and maintaining an active dialogue with our shareholders, and many of the groups that advise them, with the goal of achieving continuous improvement in all aspects of corporate governance, including executive compensation. We have taken the following actions with respect to our executive compensation system, many of which have grown out of these efforts:

•

retained Cogent Compensation Partners, an independent compensation consultant with extensive experience in the energy industry, in early 2011 to review our current compensation system and provide recommendations to the Compensation Committee;

•	reduced the year-to-year number of restricted shares granted to our CEO in 2010 from 2009 levels;

•	maintained significant minimum stock ownership guidelines for all NEOs;

•

amended our Insider Trading Policy to prohibit margining and derivative or speculative transactions involving Company stock, such as hedges, pledges and margin accounts, by NEOs up to their minimum stock ownership guidelines;

•	paid a substantial portion of total compensation to the NEOs in the form of equity grants;

•	used tally sheet analysis and other tools as part of the Compensation Committee’s semi-annual review of NEO compensation;

•	maintained a strong risk management program with specific responsibilities assigned to the Board of Directors and Board committees; and

•	eliminated excise tax gross-ups from awards granted under our LTIP.

Corporate Performance Highlights. Chesapeake is the second-largest producer of natural gas, a top 15 producer of oil and natural gas liquids (“NGLs”) and the most active driller of new wells in the U.S. As of March 31, 2011, we owned interests in approximately 45,100 producing natural gas and oil wells that are currently producing approximately 3.0 billion cubic feet of natural gas equivalent per day, 84% of which is natural gas. Since 2000, a period of high volatility in U.S. natural gas prices, Chesapeake has delivered strong long-term performance for our shareholders, despite the tendency of our stock price to be correlated with U.S. natural gas prices. The chart below illustrates the price of our common stock compared to the Henry Hub natural gas spot price at each month-end since January

2000, and shows that natural gas prices increased only 59% while our stock price (without considering dividends) increased by 1,241% through March 31, 2011, as reflected by the arrow below.

We believe that the innovative thinking and leadership of our CEO during the last decade resulted in the Company generating superior performance for our shareholders. Moreover, we believe that our CEO’s continued leadership, along with the consistent effort of our NEOs, has positioned the Company very favorably to carry on its pioneering approach to generating superior performance for the next decade and beyond by:

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extending our strategy to apply the geoscientific and horizontal drilling expertise we developed in our unconventional natural gas plays to unconventional liquids-rich reservoirs with the goal of quickly reaching, through organic development, a balanced mix of natural gas and liquids revenue in order to benefit from the more favorable pricing for oil and NGLs expected over the next several years;

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generating enormous value for the Company by recapturing early in our shale plays multiples on our acreage acquisition costs through joint venture arrangements with mostly larger, international companies for aggregate consideration of approximately $14.2 billion, including approximately $7.7 billion of drilling and completion carries (compared to our aggregate net cost of only $3.5 billion), which has enabled us to lead our large-cap industry peers in finding costs since 2009;

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completing the initial public offering of CHKM, which provided CHKM net proceeds of $475 million (while we continue to own just over a 42% limited partner interest and a 1% general partner interest), and relieved the Company of substantial future capital costs necessary to construct and expand gathering systems for our unconventional resource plays;

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developing the “25/25 Plan,” which provides for a number of initiatives to allow us to reduce our outstanding long-term indebtedness by 25% by the end of 2012 while still delivering a two-year net production growth rate of 25% that is expected to be one of the best among our large-cap industry peers; and

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monetizing all of our (i) Woodford Shale assets though a sale to BP for net consideration of approximately $1.7 billion compared to our net cost of approximately $418 million and (ii) Fayetteville Shale assets through a sale to BHP Billiton Limited (NYSE:BHP; ASX:BHP) for net proceeds of approximately $4.6 billion compared to our net cost of approximately $700 million.

In addition to the above, our 2010 and first quarter 2011 accomplishments are described under “Corporate Performance Review” on page 37.

Compensation Design and Philosophy

Our compensation system is designed to achieve the following goals:

•	attract, retain and motivate NEOs with the competence, knowledge, leadership skills and experience to grow the profitability of the Company;

•	align the interests of the NEOs with the interests of our shareholders by basing a significant majority of each NEO’s total compensation on individual and corporate performance; and

•	encourage both a short-term and long-term focus, while discouraging excessive risk taking.

Our compensation philosophy has developed over time and is founded on our belief that great assets would not and cannot exist without great people. Accordingly, we take great pride in hiring, rewarding, motivating and retaining what we regard as the best NEO team in the industry. Our compensation system reflects the unique qualifications and commitment of our NEO team, including our CEO, who is a co-founder of the Company and brings unique skills and energy to the organization. The CEO’s focus and drive have helped set the direction of the Company and its high levels of productivity and innovation since its formation in 1989.

We also recognize the ever-changing nature of our industry, and the resulting necessity of clear and insightful decision making to generate superior shareholder returns. Our fundamental business process requires the NEOs to identify and incorporate in the Company’s strategy a number of variables, the relative importance of which changes frequently over short time periods. These variables include, among others, energy prices, new discoveries, new technology, resource availability, interest rates and capital availability. As a result, we have designed our compensation system to encourage the NEOs to seize opportunities to create long-term shareholder value during the limited windows of time in which they arise, even when doing so may be unpopular in the short-term. For example, we have assembled leading positions in 16 of the 20 most important major unconventional natural gas, NGL and oil plays in the U.S., creating a tremendous storehouse of value that we believe will provide the basis for strong returns for our shareholders for decades to come.

We believe that taking a comprehensive, subjective approach in determining the mix and level of executive compensation best meets our compensation objectives. This belief is rooted in the understanding that the energy exploration and production industry is highly complex and subject to cyclical downturns and upturns. We invest significant amounts of capital to accumulate and develop leasehold to ultimately produce natural gas and liquids at a profit, which may not occur until years after our initial investment. A large shale play can take up to a decade to fully develop; however, once completed, our wells can produce natural gas and liquids for many decades. Accordingly, short-term financial and operational performance metrics measured over a single year or less, including the price of our common stock or net income, are almost always ineffective indicators of the performance of the NEOs. Instead, the Compensation Committee values the flexibility it has to recognize both the current value created from the consistent effort of our NEOs in prior years and the anticipated future value creation for shareholders through each NEO’s current efforts.

Although the Compensation Committee believes strongly that the NEOs should be paid for performance, the Committee has concluded that, due to the nature of our business, utilizing an objective set of metrics to drive incentive compensation poses problems of measurement and can encourage behavior that may be contrary to the long-term interests of the Company and our shareholders. Below are examples of how the use of predetermined, objective performance measurements could hinder or prevent the alignment of the interests of the NEOs with those of our shareholders:

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Stock Price. The price of natural gas can increase or decrease more than 50% within a year as demonstrated by the chart above on page 31. Given that our production mix is most heavily concentrated on natural gas, the movement in natural gas prices has tended to be directly reflected in our stock price, making it a poor measurement of NEO performance over a defined time horizon. More importantly, short-term volatility in U.S. natural gas prices distorts our revenues and net income over short periods of time. In addition, short-term natural gas prices are used in accounting for our reserves, which can create what we view as artificial write-downs (unfortunately, subsequent write-ups are not allowed under U.S. generally accepted accounting principles (“GAAP”)) of the value of our natural gas and liquid assets and consequently change the estimated value of reserve units used to calculate depreciation, depletion and amortization for each quarterly and annual period. In each case, the extreme variation in a performance metric tied to volatile energy prices makes it an inappropriate measurement of NEO performance.

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Production. The Company’s business strategy is to grow its natural gas and liquid production and reserves over time. However, projects may become uneconomical on a short-term basis if natural gas and liquid prices were to fall below break-even levels. In these circumstances, production curtailments and drilling activity reductions may be in the best interests of the Company and its shareholders. A link between compensation and production or per unit reserve growth could create inappropriate incentives and lead to a reduction in shareholder value.

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Annual Rate of Return. In the Company’s unconventional resource plays, drilling and completing the initial well in an area can preserve the Company’s right to drill future wells for decades on adjoining acreage; however, the value of the leasehold retention on such acreage is not reflected in the Company’s financial statements even though the right is extremely valuable. Thus, in periods of low natural gas prices, the nominal return from the initial well may be low or negative while actually creating significant future value that cannot yet be measured. Therefore, using annual rate of return as a compensation metric could incentivize the NEOs to curtail initial well drilling and completion, resulting in the loss of valuable leasehold and a reduction of shareholder value.

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Commodity Derivatives. We use multi-year hedging to help moderate the impact of volatility of natural gas and liquid prices on our revenue from production and to capture value from price variability. In accordance with GAAP, changes in the fair value of derivative instruments not qualifying for designation as cash flow hedges that occur prior to maturity must be included in the Company’s current income, even though the ultimate value of the hedging position is not known until contract maturity at a later date. Additionally, a period of unexpectedly high energy prices may create short-term losses in the hedging program. Such results must be evaluated in light of the business benefits from the program, which include locking in attractive margins when the price outlook may be low, creating consistency and stability in natural gas and liquid revenue, and allowing us to develop our leasehold during a low cost period caused by negative future expectations for natural gas and liquid prices.

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Cost Control. Effective cost control is a significant contribution to the success of our business strategy, but it is not the ultimate goal. Although the NEOs continuously analyze our business processes to identify possible cost reductions, expenditures often provide benefits to the

Company currently or in the future in ways that cannot be measured directly in our financial statements. Examples include investments in start-up service companies that provide operational benefits and provide a hedge against potential future cost increases from our third party vendors, investments in leasehold acquisition to capitalize on extraordinary opportunities such as in 2008 and 2010 and expenditures that minimize our impact on the environment. Performance measures linking compensation to cost control create conflicts for the NEOs and fail to capture positive impacts on shareholder value.

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Exploration Costs. The exploration component of our business contains more uncertainty and, therefore, more risk than our developmental operations. As a result, from time to time we invest in new technologies that we believe will mitigate risk and improve long-term Company performance. For example, we have invested in wireless seismic technology, which allows us to collect and transmit seismic data in real time and significantly improve our seismic analysis capabilities, and our unique state-of-the-art Reservoir Technology Center, which allows us to analyze core data more quickly, accurately and confidentially. The foregoing investments required initial capital expenditures, but have long-term potential to significantly reduce our costs and improve our competitive position. Accordingly, we believe executive compensation should not be significantly linked to short-term exploration costs and results and instead should be designed to help foster and encourage the Company’s exploration activities.

While many of the foregoing metrics are valuable tools for managing segments within the Company, they do not provide a meaningful mechanism for compensating our NEOs because as a team they manage a number of frequently changing variables to build a portfolio of assets that are intended to create long-term value for our shareholders. We believe our adaptable compensation philosophy balances our objective of paying for performance with our objective of attracting, retaining and motivating NEOs with the competence, knowledge, leadership skills and experience to promote the long-term growth and profitability of the Company.

Process for Determining Executive Compensation

The Compensation Committee oversees the development of our compensation system and determines the compensation of the NEOs. The Compensation Committee reviews each NEO’s performance twice each year in June and December, as described on page 17 under “The Board of Directors and its Committees—Compensation Committee”. The Compensation Committee believes that more frequent performance reviews (rather than year-end to year-end) accurately reflect the dynamic nature of our industry and permit the Committee to better monitor the performance of the NEOs and understand the business issues facing them on an ongoing basis.

The Compensation Committee takes a comprehensive approach to determining the mix and level of executive compensation by making an overall assessment of the performance of the NEO team and the role and relative contribution of each of its members. For the reasons explained above under “Compensation Design and Philosophy”, this approach consists of a subjective consideration of each NEO’s overall role in the organization, not on individual, predetermined metrics or data points. The Compensation Committee’s assessment also includes recognizing the current value created from consistent effort in prior years and anticipating future value creation through current efforts. This practice rewards intangible long-term value creation, including innovation and individual commitment, and has contributed to the long tenure of most of our highly-qualified NEOs. In its assessment of the performance of each NEO, the Compensation Committee considers the following:

Individual Performance	Company Performance	Intangibles

•     NEO’s contributions to the development and execution of the Company’s business plans and strategies (including contributions that are expected to provide substantial benefit to the Company in future periods)

•     Performance of the NEO’s department or functional unit

•     Level of responsibility

•     Longevity with the Company

•     Overall performance of the Company, including progress made with respect to production, reserves, operating costs, drilling results, risk management activities, asset acquisitions and asset monetizations

•     Financial performance as measured by cash flow, net income, cost of capital, general and administrative costs and common stock price performance

• Leadership ability • Demonstrated commitment to the Company • Motivational skills • Attitude • Work ethic

Our CEO, CFO, COO, Senior Vice President—Human and Corporate Resources and Senior Vice President, Treasurer and Corporate Secretary provide the Compensation Committee with detailed analyses and recommendations regarding each element of executive officer compensation to facilitate the Committee’s semi-annual review of executive compensation. Mr. McClendon generally attends Compensation Committee meetings and, as appropriate, participates in discussions in order to provide information to the Committee, as further described on page 18 under “The Board of Directors and its Committees—Compensation Committee—Employee Compensation—Executive Officer Compensation”.

The information provided to the Compensation Committee includes tally sheets detailing for each NEO:

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the components of the NEO’s current compensation, including cash compensation (salary, bonus and incentive awards), equity compensation, accumulated 401(k) and deferred compensation balances and perquisites;

•	potential payouts under the termination of employment and change of control provisions under the NEO’s employment agreement and applicable equity compensation plans; and

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projected wealth accumulation from the NEO’s outstanding equity compensation awards assuming 0%, 5% and 10% appreciation and depreciation in the price of the Company’s common stock over the next five years.

The tally sheets bring together in one place all of the elements of actual and potential future compensation of the NEOs, as well as information about their wealth accumulation. This allows the Compensation Committee to analyze both the individual elements of compensation (including the compensation mix) and the aggregate total amount of actual and projected compensation.

The Company has not historically utilized any specific tools or contracted for services to benchmark total compensation or components of compensation to peer companies or other benchmarks. Nevertheless, the Company does review and consider the executive compensation systems of its large-cap industry peers at least annually to ensure the Company’s compensation system remains competitive, although we do not specifically target a percentile or range within such peers’ compensation. Due to the Company’s continuing rapid growth and in an effort to pursue best practices, in early 2011 the Compensation Committee retained Cogent Compensation Partners, an independent compensation consultant with extensive experience in the energy industry, to review our current compensation system and provide recommendations to the Compensation Committee with respect to future improvements.

Elements and Mix of Compensation

We provide short-term compensation in the form of base salaries and cash bonuses, and we provide long-term compensation in the form of restricted stock awards and matching contributions under the Company 401(k) Plan. Additionally, our more highly-compensated employees, including the NEOs, are eligible for compensation deferral and Company matching opportunities beyond IRS limitations on 401(k) plan contributions through a nonqualified deferred compensation plan and certain perquisites. Other forms of compensation are also provided to the NEOs as described below under “CEO Compensation in 2010” and “Other NEO Compensation in 2010”. In its December 2010 review of the NEO tally sheets, the Compensation Committee determined that the compensation amounts and mix are appropriate for each NEO and remained consistent with the Committee’s expectations.

Cash Salary and Bonuses. Base salaries reflect each NEO’s base level of responsibility, leadership, tenure and contribution to the success and profitability of the Company. Base salaries tend to be less variable over time and are intended to contribute less to total compensation than incentive awards. Cash bonuses make up a greater portion of each NEO’s total compensation than do base salaries and are intended to provide incentives based on a subjective evaluation of the performance of the Company and the individual over a shorter period than the equity compensation listed below. Cash bonuses are discretionary and not awarded pursuant to a formal plan or an agreement with any NEO (except our CFO because of his recent appointment). Each NEO’s base salary and cash bonus is reviewed semi-annually.

Restricted Stock. Stock-based compensation is intended to make up the largest portion of each NEO’s total compensation and provides incentives for long-term performance that increases shareholder value by aligning the interests of our shareholders and the NEOs. Restricted stock, with a ratable vesting period of four years, is awarded to employees, including the NEOs, on the first trading day of each January and July as part of the Compensation Committee’s semi-annual review of compensation. We award restricted stock, rather than stock options, because the annual stock usage rate or “burn rate” for restricted stock is less than the rate for stock options, thereby reducing the dilutive effect of stock compensation to our shareholders. Moreover, restricted stock is easier for employees to value than stock options, thereby better facilitating long-term employee stock ownership.

NEOs have the opportunity to earn restricted stock based on a comprehensive subjective evaluation of the performance of the Company and the individual during the immediately preceding six-month review period in light of the considerations described on page 34 under “Process for Determining Executive Compensation”, rather than based on predetermined objective Company or individual performance factors or metrics. In 2010, we granted an aggregate of 1,386,000 shares of restricted stock to the NEOs, representing approximately 0.21% of the 655,251,275 outstanding shares as of December 31, 2010.

Other Compensation Arrangements. We also provide compensation in the form of personal benefits and perquisites to the NEOs, including health and welfare insurance benefits, matching contributions of common stock under the Company 401(k) Plan and nonqualified deferred compensation plan (up to 15% of an employee’s annual base salary and cash incentive bonus compensation) and financial planning services (see the footnotes and narrative to the Summary Compensation Table). We do not have a pension plan or any other retirement plan other than the Company 401(k) Plan and our nonqualified deferred compensation plan. The foregoing perquisites are provided to all employees or large groups of senior-level employees.

We provide exclusively to our NEOs and other senior vice presidents reimbursement of monthly country club dues (other than for our CEO) and personal use of fractionally-owned company aircraft (see the narrative to the Summary Compensation Table). Feedback from the NEOs indicates that limited access to fractionally-owned Company aircraft for personal use greatly enhances productivity and work-life balance, which we believe provides performance and retention incentives far in excess of the cost of the perquisite to the Company. In addition, we provide certain other perquisites exclusively to our CEO that are discussed below under “CEO Compensation in 2010”. The Compensation Committee regularly reviews the terms under which these perquisites are provided and their value in relation to each NEO’s total compensation, which is generally less than 10% of each NEO’s total compensation. As a result, perquisites do not materially influence the Compensation Committee’s decisions in setting an NEO’s total compensation. The Company includes the above benefits and perquisites as taxable income to the executive on Form W-2 after each fiscal year, in accordance with IRS guidelines.

2008 Incentive Awards. As described in the Company’s 2010 proxy statement, in conjunction with the execution of new employment agreements in September 2009, each NEO (except our CEO and current CFO) was awarded a special incentive award for his or her efforts in executing significant asset monetization transactions in 2008 (each a “2008 Incentive Award”) to be paid in cash in four equal annual installments. The Compensation Committee intended the 2008 Incentive Awards to reward the NEOs for the leadership role they played in enabling, negotiating and consummating joint ventures in our Haynesville, Fayetteville and Marcellus Shale plays and the sale of all our interest in the Woodford Shale in 2008. These transactions monetized $10.1 billion in assets, including $4.4 billion of drilling and completion carries, compared to our net cost of only $1.4 billion, during an extraordinarily challenging time in natural gas and liquids markets and in financial markets. Additionally, each of our executive vice presidents at the time, including Messrs. Dixon, Jacobson and Rowland, agreed to salary and bonus caps in their respective employment agreements which will remain in place through 2012. Mr. Rowland forfeited the remaining unpaid portion of his 2008 Incentive Award when he left the Company in the fourth quarter of 2010.

As described in the Company’s 2009 proxy statement, in 2008, in conjunction with the renegotiation of his employment agreement, the Company awarded Mr. McClendon a $75 million well cost incentive award in recognition of his leadership role with respect to the 2008 joint venture and sale transactions described in the foregoing paragraph. His well cost incentive award is subject to a five-year clawback period ending on December 31, 2013.

Corporate Performance Review

Under the leadership of our CEO, the Company has delivered strong operational results and performance despite continued market challenges impacting the natural gas and oil industry. Starting in 2009, the Company saw evidence of a negative long-term persistent gap between world oil prices and U.S. natural gas prices caused by the industry’s proven ability to find and develop huge new unconventional natural gas resources in the U.S. Rather than passively watch declining U.S. natural gas prices negatively affect the Company’s financial performance, Mr. McClendon led the Company in shifting our strategy from a primary focus on natural gas to a balanced focus on both natural gas and liquids, applying the geoscientific and horizontal drilling expertise we have developed in our natural gas shale plays to unconventional liquids-rich reservoirs. We have entered into multiple joint venture arrangements which have allowed us to monetize a portion of our natural gas and liquids resource base and develop our resources at a lower cost by harvesting the carries received under these arrangements. In addition, Mr. McClendon and our senior management team developed the “25/25 Plan” to reduce our indebtedness while growing production by the end of 2012. We believe that our CEO’s continued leadership, and the consistent effort of our NEOs, positioned the Company very favorably for the next decade to carry on its pioneering approach to generating superior performance.

The success of the efforts of our NEOs and leadership of our CEO has already started to be reflected in our stock price, which, during the last six months, has increased by more than 50%. More importantly, we believe this success will continue to be reflected by the increase of our stock price over the next several years. Accordingly, these efforts were the primary basis used to establish the compensation for the NEOs in 2010.

Set forth below are highlights of the Company’s performance during 2010:

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continued to generate significant value for the Company through new joint venture arrangements with Total S.A. (NYSE:TOT; FP:FP) and CNOOC Limited (NYSE:CEO; SEHK:0883) in the Barnett and Eagle Ford Shale Plays, respectively, for aggregate consideration of approximately $4.5 billion, including approximately $2.5 billion of drilling and completion carries (the most in our industry), compared to our net cost of only $2.0 billion;

•	developed approximately 5.1 tcfe of proved reserves through the drillbit at a drilling and completion cost of $1.07/mcfe, the lowest finding costs among our large-cap industry peers;

•	increased production by 14% after asset sales, the best growth rate among our large-cap industry peers;

•	generated realized hedging gains of approximately $2.1 billion, the highest in our industry;

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completed the initial public offering of CHKM, which provided CHKM net proceeds of $475 million (while we continue to own just over a 42% limited partner interest and a 1% general partner interest), relieved the Company of substantial future capital costs necessary to construct and expand gathering systems for our unconventional resource plays and, as of March 31, 2011, CHKM’s stock price had increased by 37% since its IPO, creating additional significant value for our shareholders; and

•	sold our Springridge gas gathering system and related facilities in the Haynesville Shale for $500 million to CHKM.

Additionally, the CEO guided the Company with respect to the following positive steps in the first quarter 2011:

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adopted the “25/25 Plan”, which provides for a number of initiatives to allow us to reduce our outstanding long-term indebtedness by 25% by the end of 2012 while still delivering a two-year net production growth rate of 25% that is expected to be one of the best among our large-cap industry peers;

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entered into a joint venture arrangement with CNOOC to develop our Niobrara Shale play in the Denver-Julesburg and Powder River Basins in northeast Colorado and southeast Wyoming for consideration of approximately $1.3 billion, including $697 million in drilling and completion carries, compared to our net cost of only $360 million;

•	sold all of our Fayetteville Shale assets to BHP Billiton for net proceeds of approximately $4.6 billion compared to our net cost of only $700 million; and

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commenced tender offers to purchase up to $2.0 billion of our outstanding senior notes and contingent convertible senior notes, a significant step in executing the debt reduction portion of our 25/25 Plan.

Other Corporate Achievements. We are proud to have a corporate culture in which our NEOs set an example for all of our employees to strive for excellence in every aspect of our business. We are honored to have received the following awards in recognition of these efforts in 2010 and the beginning of 2011:

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our CEO was recently named to the Forbes “CEO 20-20 Club”, an elite list of eight chief executives who have at least 20 years of service as chief executive and produced at least a 20% annual return to shareholders during their tenure, as calculated by Forbes;

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we were recognized for the fourth consecutive year on the Fortune 100 Best Companies to Work For® 2011 list, moving up two spots to rank #32 in the 2011 list, and were also the highest ranked exploration and production company and the highest ranked of the four Oklahoma-based companies on the list;

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we were ranked #296 in the 2010 Fortune 500 list (Fortune magazine’s annual ranking of America’s largest corporations), and we were ranked #9 among all Fortune 500 companies for total return to shareholders over the last ten years;

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we were a finalist at the 12th Annual Platts Global Energy Awards for the CEO of the Year, Deal of the Year, Industry Leadership Award, Energy Producer of the Year, and Community Development Program of the Year awards, and we were one of only two companies selected as a finalist in five or more categories;

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we were ranked among America’s most successful companies in Institutional Investor Magazine’s 2011 All America Executive Team Rankings, and received nominations in the following categories: Best CEO, Best Investor Relations and Best Investor Relations Professional for both Jeffrey Mobley and John Kilgallon;

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we were recognized for Best Investor Relations in the Energy Sector and Best Investor Relations Website at the 2010 IR Magazine U.S. awards program and a finalist in the Grand Prix for Best Overall Investor Relations among large cap companies and Best Use of Conferencing;

•	we were recognized for Best Investor Relations Program in North America and Best Investor Relations Officer in North America by Investors’ Choice at its 2010 Global Rankings awards ceremony;

•	we were recognized with a Certificate of Active Participation: Commitment to People with Disabilities by Equal Opportunity Publications, Inc.;

•	our multi-counterparty secured natural gas and liquid hedging facility was named Deal of the Year by Energy Risk, an Incisive Media publication;

•	we were recognized as #17 in Computerworld’s 2010 annual “Best Places to Work in IT” and Cathlyn Tompkins was named to Computerworld’s 2011 Premier 100 IT Leaders List;

•	we were recognized as one of the “2010 Most Valuable Employers (MVE) for Military” by CivilianJobs.com; and

•	we were awarded the 2010 Sustainable Fleet Award by the NAFA Fleet Management Association in recognition of our environmental leadership in natural gas vehicle use.

CEO Compensation in 2010

Regular Compensation. Even more than our other NEOs, the CEO’s total compensation is heavily weighted towards incentive compensation paid in the form of restricted stock. As the CEO and co-founder of the Company, Mr. McClendon has been instrumental in shaping the vision for the Company, including with respect to the following actions:

•	the strategic change implemented since late 2009 to pursue greater investments in oil projects just before oil prices soared in late 2010 and early 2011;

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the negotiation and entry into joint venture arrangements and divestiture transactions that have created more than $14.0 billion in value (including cash and drilling and completion carries) for our shareholders, including the sale of the Company’s Fayetteville Shale assets to BHP Billiton for net proceeds of approximately $4.6 billion compared to our net cost of only $700 million;

•	the creation of the Company’s 25/25 Plan;

•	his leadership in the natural gas industry as a spokesperson for the greater use of natural gas in the U.S. to reduce the nation’s dependence on foreign oil; and

•	the Company’s ongoing success as the nation’s most active driller of new wells, the second largest producer of natural gas in the U.S. and a Top 15 producer of liquids in the U.S.

Though the Company achieved great success under his leadership in 2010, the Compensation Committee reduced the amount of restricted stock awarded to Mr. McClendon in 2010 compared to 2009 by 110,000 shares, for a total of 650,000 shares, to account for the growth in the Company’s stock price in 2010 compared to 2009. Mr. McClendon’s salary has remained at $975,000 since 2006 and will remain at that level through 2013 in accordance with his employment agreement. His employment agreement also provides that his annual bonus compensation for each of the years 2009 through 2013 may not exceed $1,951,000, the amount of cash bonus awarded to Mr. McClendon by the Compensation Committee in 2008.

For safety, security and efficiency, the Company provides Mr. McClendon with the use of fractionally-owned company aircraft. The Company also provides Mr. McClendon with certain home security services due to the high profile nature of his position. Additionally, the Company provides Mr. McClendon with accounting and engineering support services to enable him to focus on the variety of critical and complex issues that currently face the U.S. natural gas and oil industry while remaining actively involved in the oversight of the day-to-day management of the Company. Mr. McClendon is thoroughly involved in the financial and operational discussions and decisions that occur each day throughout the Company. More than any other NEO, he leads the Company’s public policy initiatives currently centered around promoting the use of natural gas to reduce the country’s dependence on foreign oil. The Compensation Committee believes these additional responsibilities warrant the perquisites provided to Mr. McClendon as compared to those provided to other NEOs. The All Other Compensation Table for 2010 presented on page 46, shows the incremental costs to the Company of such perquisites, net of reimbursements made by Mr. McClendon.

Founder Well Participation Program. Because of Mr. McClendon’s unique role as co-founder of the Company, he is the only NEO with the opportunity to participate and invest as a working interest owner in the Company’s wells under the Founder Well Participation Program (the “FWPP”). We believe the FWPP fosters and promotes the successful development and execution of the Company’s strategic business plan by: (i) retaining and motivating our CEO who co-founded the Company; (ii) aligning the financial rewards and risks of Mr. McClendon with those of the Company more effectively and directly than other performance incentive programs maintained by many of the Company’s peers; and (iii) imposing on Mr. McClendon the same proportionate costs and risks incurred by the Company in its exploration and production operations. The Compensation Committee reviews Mr. McClendon’s participation in the FWPP on a quarterly basis and periodically adjusts the acreage costs charged to Mr. McClendon to ensure his reimbursements reflect the Company’s recent acreage activities. The FWPP is described in greater detail under “Transactions with Related Persons—Founder Well Participation Program” on page 60.

Other NEO Compensation in 2010

The Compensation Committee takes a comprehensive approach in determining the mix and level of executive compensation by making an overall assessment of the performance of the NEO team and the role and relative contribution of each member of that team. Each NEO’s 2010 compensation was based on a comprehensive, subjective review of his or her individual performance as described below.

Steven C. Dixon. Mr. Dixon’s total compensation is greater than that of our other NEOs (except our CEO) in recognition of his broad-ranging responsibilities, experience and tenure with the Company. Among other factors the Compensation Committee considered was the activity level of the Company’s exploration and development operations, the performance of those operations and performance of the Company’s primary resource plays, all in light of the impact of the foregoing on the Company’s strategy shift described above and the Company’s overall outstanding performance.

The Compensation Committee has maintained Mr. Dixon’s base salary at $860,000 since July 2008, and it will remain at that level through 2012 pursuant to his September 2009 employment agreement. Under his employment agreement, his annual bonus compensation may not exceed $1,361,000 during the three-year term. Mr. Dixon demonstrated exemplary performance in 2010. The Compensation Committee, therefore, believed his performance merited a cash bonus of $1,361,000 in 2010 and an increase in his restricted stock award to 210,000 shares from 165,000 shares in 2009.

Douglas J. Jacobson. With respect to Mr. Jacobson’s 2010 compensation, the Compensation Committee considered, among other things, the Company’s acquisitions, the negotiation and execution of the Company’s innovative joint venture arrangements and the execution of various monetization transactions by Mr. Jacobson’s team, all in light of the impact of the foregoing on the Company’s strategy shift described above and the Company’s overall outstanding performance.

The Compensation Committee has maintained Mr. Jacobson’s base salary at $800,000 since July 2008, and it will remain at that level through 2012 pursuant to his September 2009 employment agreement. Under his employment agreement, Mr. Jacobson’s annual bonus compensation may not exceed $1,201,000 for the three-year term of such agreement. Mr. Jacobson demonstrated exemplary performance in 2010. The Compensation Committee, therefore, believed his performance merited a cash bonus of $1,201,000 in 2010, and an increase in his restricted stock award to 165,000 shares from 135,000 shares in 2009.

Domenic J. (“Nick”) Dell’Osso, Jr. Mr. Dell’Osso was appointed Executive Vice President and CFO in November 2010. In connection with his appointment, Mr. Dell’Osso entered into an employment agreement with the Company providing for a base salary, cash bonus, equity compensation and certain other benefits, as described below under “Employment Agreements” on page 47. The majority of his compensation in 2010 was based on a comprehensive and subjective review of his individual performance in his prior role as Vice President—Finance of the Company and Chief Financial Officer of Chesapeake Midstream Development, L.P., the Company’s wholly owned midstream subsidiary. This included his instrumental role in numerous significant transactions for the Company, including the initial public offering of CHKM and the early stages of the implementation of the Company’s 25/25 Plan.

Martha A. Burger. With respect to Ms. Burger’s 2010 compensation, the Compensation Committee considered her successful management of the Company’s more than 10,000 employees and 10% full-time job growth rate throughout 2010, our recognition by Fortune magazine as one of the “100 Best Companies to Work For” in the U.S. for the fourth consecutive year, the Company’s public relations campaigns promoting the use of natural gas to reduce the country’s dependence on foreign oil, the Company’s outreach and charitable giving programs and the day-to-day operation of the Company’s facilities, all in light of the impact of the foregoing on the Company’s strategy shift described above and the Company’s overall outstanding performance.

The Compensation Committee has maintained Ms. Burger’s base salary at $700,000 since July 2008. Ms. Burger demonstrated exemplary performance in 2010. The Compensation Committee,

therefore, believed her performance merited a cash bonus in an amount of $900,000 in 2010, and an increase in her restricted stock award to 90,000 shares from 87,000 shares in 2009.

Marcus C. Rowland. Mr. Rowland retired from the Company in October 2010. With respect to his 2010 compensation, among other things, the Compensation Committee considered the Company’s financing and monetization transactions executed, the Company’s commodity and interest rate management strategy, and the long-term performance of the Company, all in light of the impact of the foregoing on the Company’s strategy shift described above and the Company’s overall outstanding performance.

The Compensation Committee maintained Mr. Rowland’s base salary at $860,000 from July 2008 through his retirement in October 2010. Under his employment agreement, his annual bonus was capped at $1,361,000. Mr. Rowland received $680,000 in bonus compensation in 2010. Mr. Rowland demonstrated exemplary performance in the first half of 2010 and, therefore, the Compensation Committee increased his restricted stock award to 210,000 shares from 165,000 shares in 2009. Mr. Rowland also received certain post-employment compensation in connection with his retirement, which is described below on page 56 under “Post-Employment Compensation—Marcus C. Rowland”. Mr. Rowland forfeited his right to receive the future installments of his 2008 Incentive Award.

Perquisites. As discussed above, the perquisites we provide exclusively to our executive vice presidents and senior vice presidents include reimbursement of monthly country club dues and personal use of fractionally-owned Company aircraft. Mr. Jacobson and Ms. Burger were each entitled to 55 hours personal use of fractionally-owned Company aircraft in 2010. Messrs. Rowland and Dixon were each entitled to 175 and 87.5 hours, respectively, in 2010 with the difference attributable to Mr. Rowland’s declination of participation in the award of restricted stock under our 2006 Long Term Incentive Program in June 2007. Mr. Rowland forfeited the balance of his hours for personal use upon his retirement in October 2010. Mr. Dell’Osso was entitled to 10 hours of personal use in 2010 following his promotion to Executive Vice President and CFO.

Termination Arrangements

We maintain employment agreements with the NEOs, the material terms of which are described throughout this proxy statement. The Compensation Committee reviews the terms of the agreements at least annually, generally focusing on the permitted activities allowed for the NEOs and the competitiveness, value and adequacy of the severance arrangements. Please refer to the narrative to the Post-Employment Compensation tables beginning on page 52 for additional details of the termination arrangements for the NEOs.

The energy industry’s history of terminating professionals during its cyclical downturns and the frequency of mergers, acquisitions and consolidation in our industry are two important factors that have contributed to a widespread, heightened concern for long-term job stability by many professionals in our industry. In response to this concern, arrangements that provide compensation guarantees in the event of an employee’s termination without cause, death or incapacity or due to a change of control are common practice in our industry. These provisions in our employment agreements are integral to our ability to recruit and retain the high caliber of professionals that are critical to the successful execution of our business strategy.

We believe the payment and benefit levels provided to the NEOs in their employment agreements in the event of a termination without cause should correspond to the level of risk and responsibility assumed by the NEO and should provide sufficient comfort to empower the NEO to make the types of decisions that impact the future of the Company without fear of imminent termination and without the resources to transition to another position in the industry. Because our CEO is ultimately responsible for the vision of the Company and the execution of the Company’s business strategy, our Compensation Committee believes that the CEO is entitled to cash compensation and benefits for the remainder of his then current employment agreement in addition to immediate vesting of all unvested equity compensation and unvested Company matching contributions under the nonqualified deferred compensation plan. For the Company’s other NEOs, we believe payment of base salary for one year, payment of any remaining unpaid portion of their 2008 Incentive Award and immediate vesting of all unvested equity compensation is appropriate given the risk and responsibility they have assumed.

We recognize that the NEOs are not likely to be retained by a successor in the event of a change of control of the Company. Therefore, we believe that guaranteeing the NEOs (other than the CEO) two years cash compensation plus payment of any remaining unpaid portion of their 2008 Incentive Award is sufficient to incentivize the NEOs to continue to work for the Company, even if a change of control were to appear imminent. Additionally, to incentivize the CEO to continue to provide vital leadership and direction to the Company’s employees during a change of control, we believe the CEO should be provided a more substantial compensation guarantee than that provided to the other NEOs. However, such guarantee should only be paid if the CEO’s services are not retained under reasonable terms by the successor. In other words, our CEO’s change of control benefits are subject to a “double trigger.” We believe a cash payment equal to three years compensation is appropriate under the above described scenario. If a change of control payment is triggered, all outstanding equity awards under the Company’s equity compensation plans and unvested Company matching contributions under the nonqualified deferred compensation plan become immediately vested.

The Compensation Committee has approved provisions in the employment agreements of our CEO, executive vice presidents and senior vice presidents that provide for accelerated vesting of unvested equity compensation upon retirement. The percentage of unvested equity compensation to be vested upon retirement ranges from 0% to 100% based on the executive’s age and years of service at retirement. This provision recognizes the longevity of our NEO team and, because we do not have a pension plan, is intended to motivate our executives to remain with the Company until retirement.

With respect to the termination of an executive officer resulting from an officer’s incapacity preventing continued service to the Company, we believe that a lump sum payment of 26 weeks of base salary and of any remaining unpaid portion of the 2008 Incentive Award, together with the immediate vesting of the executive officer’s unvested equity compensation and unvested Company matching contributions under the nonqualified deferred compensation plan, is appropriate to bridge the officer’s transition to another vocation or permanent disability insurance coverage. We further believe that the compensation provided in the event of a termination without cause pursuant to the CEO’s employment agreement should be paid if the CEO’s employment is terminated because of incapacity, less any payments under disability plans provided by the Company.

In the event of an NEO’s death, we believe that a lump sum payment of 52 weeks of base salary and of any remaining unpaid portion of the 2008 Incentive Award, immediate vesting of the executive officer’s unvested equity compensation and unvested Company matching contributions under the nonqualified deferred compensation plan and, with respect to the CEO, limited continuation of accounting support or financial advisory services for the CEO’s estate, are appropriate to respect the officer’s previous contributions to the Company.

Relationship between Compensation Program and Risk

Our Compensation Committee does not believe our compensation programs encourage excessive or inappropriate risk taking for the reasons described in detail above on page 16 under “Corporate Governance—Board Role in Risk Oversight”.

Accounting and Tax Treatment of Compensation

In structuring executive compensation, the Company analyzes the anticipated accounting and tax treatment of various arrangements and payments; however, the accounting for or deductibility of compensation is not a determinative factor in compensation decisions. We award compensation which is not deductible under Section 162(m) of the Internal Revenue Code (the “Code”), or which results in less favorable accounting treatment than other types of compensation arrangements, if we believe it is consistent with our compensation objectives and would be in the best interest of the Company and its shareholders. Section 162(m) limits the annual tax deduction to $1 million for compensation paid by a publicly held company to its chief executive officer and each of the company’s three other most highly compensated named executive officers (other than the chief financial officer), unless certain performance-based requirements are met. None of the compensation paid to these covered employees in 2010 qualified as Section 162(m) performance-based compensation.

Compensation Consultant

Due to the Company’s growth and in an effort to follow best practices, in early 2011 the Compensation Committee retained Cogent Compensation Partners, an independent compensation consultant with extensive experience in the energy industry, to review our current compensation system and provide recommendations to the Compensation Committee with respect to future improvements. The compensation consultant reports directly to the Compensation Committee, and the Committee may replace the compensation consultant or hire additional consultants at any time. A representative of the compensation consultant will attend meetings of the Compensation Committee, as requested, and will communicate with the Compensation Committee Chair between meetings; however, the Compensation Committee will continue to make all decisions regarding the compensation of our executive officers.

Stock Ownership

Minimum Stock Ownership Guidelines. We have established stock ownership levels for our executive officers, including the NEOs, because we believe stock ownership directly aligns their interests with those of our shareholders. We believe that Mr. McClendon’s stock ownership level of 500% of his combined salary and cash bonus compensation is the highest ownership level required among his large-cap peer group CEOs. The ownership level for each of Messrs. Dell’Osso, Dixon and Jacobson is 25,000 shares of the Company’s common stock and for Ms. Burger is 10,000 shares of the Company’s common stock. Mr. Dell’Osso’s employment agreement provides him until December 31, 2011 to reach his ownership level. All of the NEOs are currently in compliance with the stock ownership provisions of their respective employment agreements.

The Compensation Committee reviews a report of each executive officer’s stock ownership in June and December of each year. If any shortfall of the ownership levels should occur, the Compensation Committee anticipates dealing with the matter on a case by case basis after consideration of the executive’s historical ownership, the cause for the shortfall and the expected period of time for restoring the ownership level.

Prohibition of Margining and Derivative or Speculative Transactions. In 2010, the Board of Directors amended our Insider Trading Policy to prohibit margining and derivative or speculative transactions involving Company stock in aggregate amounts up to the level set according to each NEO’s minimum stock ownership guideline. The transactions covered by the policy include trading in puts, calls, covered calls or other derivative products involving Company stock; engaging in hedging or monetization transactions with respect to Company stock; holding Company stock in a margin account; or pledging Company stock as collateral for a loan. We believe these prohibitions ensure that that the minimum ownership levels are effective in aligning each officer’s interests with those of our shareholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on the review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2010 Form 10-K and this proxy statement.

Members of the Compensation Committee:

Frank Keating, Chairman

Kathleen M. Eisbrenner

Charles T. Maxwell

Frederick B. Whittemore

Summary Compensation Table for 2010

Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Stock Awards ($)(b)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)(c)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(d)	All Other Compen- sation ($)(e)	Total ($)
Aubrey K. McClendon	2010	$975,000	$1,951,000	$16,804,500	$—	$—	$—	$1,314,452	$21,044,952
Chairman of the Board and Chief Executive Officer	2009	975,000	1,951,000	14,049,200	—	—	—	1,576,096	18,551,296
	2008	975,000	76,951,000	32,737,700	—	—	—	1,800,817	112,464,517

Domenic J. (“Nick”) Dell’Osso, Jr.	2010	353,385	651,000	1,444,420	—	—	—	60,254	2,509,059
Executive Vice President and Chief Financial Officer

Steven C. Dixon	2010	860,000	3,764,125	5,099,200	—	—	—	697,969	10,421,294
Executive Vice President—Operations and Geosciences and Chief Operating Officer	2009	860,000	3,764,125	3,053,550	—	—	—	609,398	8,287,073
	2008	844,769	1,331,000	6,990,960	—	—	—	664,571	9,831,300

Douglas J. Jacobson	2010	800,000	3,604,125	4,016,900	—	—	—	541,912	8,962,936
Executive Vice President—Acquisitions and Divestitures	2009	800,000	3,604,125	2,499,450	—	—	—	453,597	7,357,172
	2008	787,308	1,151,000	5,335,730	—	—	—	482,920	7,756,958

Martha A. Burger	2010	700,000	1,348,563	2,200,950	—	—	—	496,054	4,745,567
Senior Vice President—Human and Corporate Resources	2009	700,000	1,323,563	1,610,490	—	—	—	437,068	4,071,121
	2008	687,308	866,000	3,720,510	—	—	—	467,594	5,741,412

Marcus C. Rowland	2010	727,692	3,083,125	5,099,200	—	—	—	4,954,943	13,864,960
Retired Executive Vice President and Chief Financial Officer	2009	860,000	3,764,125	3,053,550	—	—	—	1,050,778	8,728,453
	2008	844,769	1,331,000	6,990,960	—	—	—	1,164,406	10,331,135

(a)	The bonus amounts shown above as earned in 2010, 2009 and 2008 include (i) cash bonuses paid to the NEOs in July of the respective year and January of the following year, (ii) the second and first installments of 2008 Incentive Awards paid on September 30, 2010 and 2009, respectively, to Messrs. Dixon, Jacobson and Rowland in the amount of $2,403,125, (iii) the second installment of her 2008 Incentive Award paid on September 30, 2010 to Ms. Burger in the amount of $432,563 and (iv) a special bonus of $100,000 awarded to Mr. Dell’Osso upon his promotion to Executive Vice President and CFO. As described in the Company’s 2009 proxy statement, the bonus amounts shown above as earned in 2008 include a $75 million well cost incentive award made to Mr. McClendon which is subject to a five-year clawback period.

(b)

These amounts represent the aggregate grant date fair value of the awards, determined in accordance with applicable financial accounting standards. The value ultimately realized by the executive upon the actual vesting of the awards may be more or less than the grant date fair value. Refer to the Grants of Plan-Based Awards Table for 2010 for additional information regarding restricted stock awards made to the NEOs in 2010. More information about our NEOs’ outstanding restricted stock and stock options as of December 31, 2010 is provided in the Outstanding Equity Awards at 2010 Fiscal Year End Table. Unvested restricted stock does not accrue dividends and we do not pay dividend equivalents on equity awards.

(c)	The Company does not have any non-equity incentive plans.

(d)	The Company does not have a pension plan. In addition, our nonqualified deferred compensation plan does not provide for above-market or preferential earnings. Our nonqualified deferred compensation plan is discussed in detail in the narrative to the Nonqualified Deferred Compensation Table for 2010.

(e)	See the All Other Compensation Table for 2010 below for additional information.

All Other Compensation Table for 2010

Name	Year	Personal Use of Fractionally- Owned Company Aircraft(a)	Company Matching Contributions to Retirement Plans(b)	Other Perquisites and Benefits(c)	Total
Aubrey K. McClendon	2010	$500,000	$438,750	$375,702	$1,314,452
	2009	445,984	438,750	691,361	1,576,096
	2008	648,096	438,750	713,971	1,800,817

Domenic J. (“Nick”) Dell’Osso, Jr.	2010	27,655	16,500	16,099	60,254

Steven C. Dixon	2010	332,063	333,000	32,906	697,969
	2009	251,066	333,000	25,332	609,398
	2008	314,406	326,216	23,949	664,571

Douglas J. Jacobson	2010	216,978	300,000	24,934	541,912
	2009	128,266	300,000	25,331	453,597
	2008	168,417	290,596	23,907	482,920

Martha A. Burger	2010	225,148	240,000	30,906	496,054
	2009	176,372	237,000	23,696	437,068
	2008	213,667	232,846	21,081	467,594

Marcus C. Rowland	2010	684,302	298,269	3,972,372	4,954,943
	2009	688,688	333,000	29,090	1,050,778
	2008	809,744	326,216	28,446	1,164,406

(a)	The value of personal use of fractionally-owned Company aircraft is based on the incremental cost to the Company determined by the amount invoiced to the Company by NetJets for operating costs of such use, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees and trip-related parking/hangar costs, net of any applicable employee reimbursement. Since the fractionally-owned Company aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on the usage, such as purchase costs and maintenance costs not related to trips.

(b)	This column represents the matching contributions made by the Company for the benefit of the NEOs under the Company 401(k) Plan and nonqualified deferred compensation plan. These plans are discussed in more detail in the narrative to the Nonqualified Deferred Compensation Table for 2010 beginning on page 57.

(c)

This column represents the value of other benefits provided to the NEOs, other than Mr. McClendon, including compressed natural gas retrofitting for personally purchased vehicles and monthly country club dues. Also reflected are amounts for supplemental life insurance premiums for all NEOs and, other than Mr. McClendon and Mr. Rowland, amounts for financial advisory services. The amounts reported in this column for Mr. McClendon in 2010 include (i) $250,000 for the costs related to personal accounting support provided to Mr. McClendon by our employees, net of reimbursement, and (ii) $119,135 for personal security provided to Mr. McClendon and his family. For Mr. Rowland, the amounts reported in this column in 2010 include the costs related to personal accounting support provided to Mr. Rowland by our employees and $3,941,272 for amounts paid and accrued to Mr. Rowland as a result of his retirement from the Company that could not be properly reported in any other column, including acceleration of the vesting of restricted stock and Company matching contributions under our nonqualified deferred compensation plan. Personal accounting support costs for Messrs. McClendon and Rowland include the following with respect to such personnel: (i) cash compensation; (ii) equity compensation; (iii) Company matching contributions under the Company 401(k) Plan and deferred compensation plan; (iv) Company-paid life insurance premiums; and (v) overhead (utilities, office equipment, health and welfare benefit plans, etc.). The NEOs also receive benefits for which there is no incremental cost to the Company, such as tickets to certain sporting events.

Other Perquisites

From time to time, the Company may provide additional inconsequential perquisites to senior managers and officers of the Company, such as physical fitness and nutritional assessments and tickets to cultural events.

Employment Agreements

Aubrey K. McClendon. The Company’s current employment agreement with Mr. McClendon was effective March 1, 2009 and has an initial term expiring on December 31, 2013, which term automatically extends for one additional year on each December 31 unless the Company provides 30 days prior notice of non-extension. Such agreement provides, among other things, for (i) an annual base salary capped at $975,000 for the initial five-year term of the agreement; (ii) eligibility for annual bonus compensation not to exceed $1,951,000 for the initial five-year term of the agreement; (iii) eligibility for equity awards under the Company’s stock compensation plans; and (iv) health and other benefits, including personal accounting support. Mr. McClendon is required by his employment agreement to reimburse the Company for 100% of the cash salaries, cash bonuses, and Chesapeake’s portion of payroll taxes of the personnel who provide him such accounting support. Additionally, the agreement requires Mr. McClendon to reimburse the Company for indirect costs related to employees providing personal accounting support, which is calculated by multiplying the total reimbursable compensation as described above by a percentage determined by the Compensation Committee and Mr. McClendon. In 2010, Mr. McClendon timely reimbursed the Company for all such costs.

The Company owns fractional interests in several aircraft through the NetJets program. For safety, security and efficiency, Mr. McClendon is required by his employment agreement to use aircraft owned or leased by the Company for business and personal use. Mr. McClendon is not contractually required to reimburse the Company for any costs related to such use; however, the Compensation Committee may permit Mr. McClendon to voluntarily reimburse the Company for any such costs. In 2010, Mr. McClendon reimbursed the Company approximately $375,000 related to his personal use of the Company aircraft.

Domenic J. (“Nick”) Dell’Osso, Jr. The Company’s current employment agreement with Mr. Dell’Osso, which was effective November 5, 2010 and expires on September 30, 2012, provides for (i) a base salary of at least $450,000, $500,000 and $600,000 for calendar years 2010, 2011 and 2012, respectively; (ii) a special bonus of $100,000 and grant of 20,000 restricted shares of the Company’s stock awarded in connection with Mr. Dell’Osso’s promotion to Executive Vice President and Chief Financial Officer; (iii) eligibility for annual bonus compensation of at least $500,000 and $700,000 in 2011 and 2012, respectively; (iv) eligibility for equity awards with a value of at least $1,250,000 and $2,400,000 in 2011 and 2012, respectively, under the Company’s stock compensation plans; and (iv) health and other benefits, including monthly country club dues.

Steven C. Dixon. The Company’s current employment agreement with Mr. Dixon, which expires on September 30, 2012, provides for (i) an annual base salary not to exceed $860,000; (ii) eligibility for annual bonus compensation not to exceed $1,361,000; (iii) eligibility for equity awards under the Company’s stock compensation plans; (iv) health and other benefits, including a club membership; and

(v) a 2008 Incentive Award, payable in four equal annual cash installments of $2,403,125. The 2008 Incentive Award relates primarily to Mr. Dixon’s contributions in connection with the Woodford Shale monetization and joint venture arrangements the Company entered into during the latter half of 2008. The payment of each installment of the award is generally subject to Mr. Dixon’s continued employment on the date of payment. See page 37 under “Elements of Compensation—2008 Incentive Awards” for a discussion of the 2008 Incentive Award.

Douglas J. Jacobson. The Company’s current employment agreement with Mr. Jacobson, which expires on September 30, 2012, provides for (i) an annual base salary not to exceed $800,000; (ii) eligibility for annual bonus compensation not to exceed $1,201,000; (iii) eligibility for equity awards under the Company’s stock compensation plans; (iv) health and other benefits, including a club membership; and (v) a 2008 Incentive Award, payable in four equal annual cash installments of $2,403,125. The 2008 Incentive Award relates primarily to Mr. Jacobson’s contributions in connection with the Woodford Shale monetization and joint venture arrangements the Company entered into during the latter half of 2008. The payment of each installment of the award is generally subject to Mr. Jacobson’s continued employment on the date of payment. See page 37 under “Elements of Compensation—2008 Incentive Awards” for a discussion of the 2008 Incentive Award.

Martha A. Burger. The Company’s current employment agreement with Ms. Burger, which expires on September 30, 2012, provides for (i) an initial annual base salary of $700,000; (ii) eligibility for annual bonus compensation; (iii) eligibility for equity awards under the Company’s stock compensation plans; (iv) health and other benefits, including a club membership; and (v) a 2008 Incentive Award, payable in four equal annual cash installments of $432,563. The 2008 Incentive Award relates primarily to Ms. Burger’s contributions in connection with the Woodford Shale monetization and joint venture arrangements the Company entered into during the latter half of 2008. The payment of each installment of the award is generally subject to Ms. Burger’s continued employment on the date of payment. See page 37 under “Elements of Compensation—2008 Incentive Awards” for a discussion of the 2008 Incentive Award.

Marcus C. Rowland. Mr. Rowland retired from the Company effective October 29, 2010. Mr. Rowland’s employment agreement provided that, as a result of his age and length of service with the Company, upon his retirement he was entitled to (i) accelerated vesting of 400,750 shares of restricted stock and (ii) accelerated vesting of the unvested matching contributions made under the Company’s deferred compensation plans. The final two installments of Mr. Rowland’s 2008 Incentive Award expired upon his departure. Mr. Rowland was subject to the non-competition provisions of his employment agreement for a period of six months following his employment and is subject to non-solicitation and confidentiality provisions for periods of one year and three years, respectively, following the effective date of his retirement.

The employment agreements with our NEOs provide that payments will be due to them upon the occurrence of specified events, such as termination of their employment or a change of control of the Company. See page 52 under “Post-Employment Compensation” for a discussion of payments due upon such events.

Non-Employment Agreement Benefits

Aircraft Usage. Under the Company’s policy regarding the use of fractionally-owned Company aircraft, our executive officers (other than Mr. McClendon, who is required by his employment agreement to use fractionally-owned Company aircraft as discussed above) are entitled to personal use of fractionally-owned company aircraft for up to a specified amount of flight time per calendar year in North America, the Caribbean and Mexico. In 2010, 175 hours were awarded to Mr. Rowland, 87.5 hours were awarded to Mr. Dixon, 55 hours were awarded to each of Mr. Jacobson and Ms. Burger and 10 hours were awarded to Mr. Dell’Osso. We apply the IRS’s Standard Industry Fare Level valuation methodology to determine the taxable compensation attributable to our executive officers’ personal usage of fractionally-owned Company aircraft. For Board meetings and other Company activities at which the attendance of an executive officer’s spouse is requested by the Company, we make tax gross-up payments to the executive officer associated with the taxable compensation attributable to spouse’s travel.

Engineering Support. Mr. McClendon receives support services from certain of the Company’s reservoir engineering staff who provide reserve data and analysis related to personal financing transactions entered into by Mr. McClendon with respect to certain of his interests in the Company’s wells acquired under the FWPP (such program is described under “Transactions with Related Persons—Founder Well Participation Program” on page 60). In 2010, Mr. McClendon reimbursed the Company for the full cost of using such personnel, which was estimated to be $375,000.

Personal Security. The Company’s executive security procedures, which prescribe the level of personal security to be provided to the Chairman and CEO and other executive officers, are based on bona fide business-related security concerns and are an integral part of the Company’s overall risk management and security program. These procedures have been assessed by an independent security consulting firm, and deemed necessary and appropriate for the protection of the executive officers and their families. The security services and equipment provided to the Company’s executive officers may be viewed as conveying personal benefits to the executives and, as a result, their values must be reported above in the Summary Compensation Table. In 2010, only the Company’s CEO received such services.

Grants of Plan-Based Awards Table for 2010

Name	Grant Date	Approval Date(a)	Number of Non-Equity Incentive Plan Units Granted (#)	Estimated Future Payout Under Non- Equity Incentive Plan Awards ($)	Estimated Future Payouts Under Equity Incentive Plan Awards ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(b)	All Other Option Awards: Number of Securities Under- lying Options (#)	Grant Date Fair Value of Stock and Option Awards ($)(c)
Aubrey K. McClendon	January 4, 2010	December 17, 2009	—	$ —	$ —	450,000	—	$12,640,500
	July 1, 2010	June 10, 2010	—	—	—	200,000	—	4,164,000

						650,000		$16,804,500

Domenic J. (“Nick”) Dell’Osso, Jr.	January 4, 2010	December 17, 2009	—	—	—	20,000	—	$561,800
	July 1, 2010	June 10, 2010	—	—	—	21,000	—	437,220
	November 5, 2010	November 5, 2010	—	—	—	20,000		445,400

						61,000		$1,444,420

Steven C. Dixon	January 4, 2010	December 17, 2009	—	—	—	100,000	—	$2,809,000
	July 1, 2010	June 10, 2010	—	—	—	110,000	—	2,290,200

						210,000		$5,099,200

Douglas J. Jacobson	January 4, 2010	December 17, 2009	—	—	—	80,000	—	$2,247,200
	July 1, 2010	June 10, 2010	—	—	—	85,000	—	1,769,700

						165,000		$4,016,900

Martha A. Burger	January 4, 2010	December 17, 2009	—	—	—	45,000	—	$1,264,050
	July 1, 2010	June 10, 2010	—	—	—	45,000	—	936,900

						90,000		$2,200,950

Marcus C. Rowland	January 4, 2010	December 17, 2009	—	—	—	100,000	—	$2,809,000
	July 1, 2010	June 10, 2010	—	—	—	110,000	—	2,290,200

						210,000		$5,099,200

(a)	With the exception of Mr. Dell’Osso’s special restricted stock award approved at a special meeting of the Board of Directors on November 5, 2010 in connection with his promotion to Executive Vice President and CFO, the Compensation Committee approved the restricted stock awards to the NEOs at regularly scheduled meetings. Restricted stock awards approved on December 17, 2009 reflected a grant date of the first trading day of January 2010. Restricted stock awards approved on June 10, 2010 reflected a grant date of the first trading day of July 2010.

(b)	The restricted stock awards granted on January 4, 2010 and July 1, 2010 vest ratably over four years from the date of the award. No dividends are accrued or paid on restricted stock awards until vested. The vesting of the restricted stock awards granted to Mr. Rowland in 2010, along with the vesting of his previously awarded unvested restricted stock, was accelerated upon his retirement on October 29, 2010.

(c)	The values shown in reference to restricted stock awards are based on the closing price of the Company’s common stock on the grant date.

As discussed under “The Board of Directors and its Committees—Compensation Committee” on page 17, equity compensation for most of the Company’s employees, including the NEOs, is reviewed in June and December of each year. Restricted stock is awarded effective the first trading day of January and July based on amounts approved by the Compensation Committee at its December and June meetings, respectively.

Outstanding Equity Awards at 2010 Fiscal Year-End Table

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options -Exercisable (#)	Number of Securities Underlying Unexercised Options -Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date of Shares or Units of Stock That Have Not Vested	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Aubrey K. McClendon	—	—	—	$ —	—	January 3, 2007	85,000	$2,202,350	—	$ —
	—	—	—	—	—	July 2, 2007	85,000	2,202,350	—	—
	—	—	—	—	—	January 2, 2008	165,000	4,275,150	—	—
	—	—	—	—	—	July 1, 2008	145,000	3,756,950	—	—
	—	—	—	—	—	January 2, 2009	281,250	7,287,188	—	—
	—	—	—	—	—	July 1, 2009	288,750	7,481,513	—	—
	—	—	—	—	—	January 4, 2010	450,000	11,659,500	—	—
	—	—	—	—	—	July 1, 2010	200,000	5,182,000	—	—

Domenic J. (“Nick”) Dell’Osso, Jr.	—	—	—	—	—	September 30, 2008	3,099	80,295	—	—
	—	—	—	—	—	January 2, 2009	22,500	582,975	—	—
	—	—	—	—	—	July 1, 2009	15,000	388,650	—	—
	—	—	—	—	—	January 4, 2010	20,000	518,200	—	—
						July 1, 2010	21,000	544,110	—	—
						November 5, 2010	20,000	518,200	—	—

Steven C. Dixon	30,000	—	—	5.20	July 23, 2012	January 3, 2007	16,250	421,038	—	—
	25,000	—	—	7.80	January 8, 2013	June 8, 2007	53,375	1,382,946	—	—
	22,500	—	—	10.08	June 24, 2013	July 2, 2007	16,250	421,038	—	—
	—	—	—	—	—	January 2, 2008	33,000	855,030	—	—
	—	—	—	—	—	July 1, 2008	30,000	777,300	—	—
	—	—	—	—	—	October 1, 2008	4,500	116,595	—	—
	—	—	—	—	—	January 2, 2009	60,000	1,554,600	—	—
	—	—	—	—	—	July 1, 2009	63,750	1,651,763	—	—
	—	—	—	—	—	January 4, 2010	100,000	2,591,000	—	—
	—	—	—	—	—	July 1, 2010	110,000	2,850,100	—	—

Douglas J. Jacobson	10,000	—	—	10.08	June 24, 2013	January 3, 2007	11,875	307,681	—	—
	—	—	—	—	—	June 8, 2007	45,640	1,182,532	—	—
	—	—	—	—	—	July 2, 2007	12,000	310,920	—	—
	—	—	—	—	—	July 1, 2008	23,000	595,930	—	—
	—	—	—	—	—	October 1, 2008	3,450	89,390	—	—
	—	—	—	—	—	January 2, 2009	48,750	1,263,113	—	—
	—	—	—	—	—	July 1, 2009	52,500	1,360,275	—	—
	—	—	—	—	—	January 4, 2010	80,000	2,072,800	—	—
	—	—	—	—	—	July 1, 2010	85,000	2,202,350	—	—

Martha A. Burger	—	—	—	—	—	January 3, 2007	8,125	210,519	—	—
	—	—	—	—	—	June 8, 2007	37,130	962,038	—	—
	—	—	—	—	—	July 2, 2007	8,125	210,519	—	—
	—	—	—	—	—	July 1, 2008	16,000	414,560	—	—
	—	—	—	—	—	October 1, 2008	2,400	62,184	—	—
	—	—	—	—	—	January 2, 2009	31,500	816,165	—	—
	—	—	—	—	—	July 1, 2009	33,750	874,463	—	—
	—	—	—	—	—	January 4, 2010	45,000	1,165,950	—	—
	—	—	—	—	—	July 1, 2010	45,000	1,165,950	—	—

Marcus C. Rowland(c)	—	—	—	—	—	—	—	—	—	—

(a)	By their terms, the restricted stock awards granted on January 3, 2007, July 2, 2007, January 2, 2008, July 1, 2008, October 1, 2008, January 2, 2009, July 1, 2009, January 4, 2010 and July 1, 2010 vest ratably over four years from the date of the award. The 2006 Long Term Incentive Awards granted June 8, 2007 vested 50% on August 25, 2009 and the remaining 50% will vest on August 25, 2011.

(b)	The value shown is based on the closing price of the Company’s common stock on December 31, 2010 of $25.91 per share.

(c)	The vesting of restricted stock previously granted to Mr. Rowland was accelerated upon his retirement on October 29, 2010.

Option Exercises and Stock Vested Table for 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
Aubrey K. McClendon	—	$ —	671,250	$15,625,313
Domenic J. (“Nick”) Dell’Osso, Jr.	—	—	14,050	333,308
Steven C. Dixon	97,500	1,625,075	130,000	3,006,233
Douglas J. Jacobson	—	—	70,850	1,617,105
Martha A. Burger	—	—	47,200	1,076,804
Marcus C. Rowland(c)	—	—	491,750	10,765,723

(a)	Amount determined by subtracting the aggregate exercise price of such options from the market value of the underlying shares of common stock on the exercise date.

(b)	The value shown is based on the closing price of the Company’s common stock on the vesting dates.

(c)	Includes acceleration of vesting of restricted stock previously granted to Mr. Rowland upon his retirement on October 29, 2010.

Post-Employment Compensation

As discussed on page 29 under “Compensation Discussion and Analysis—Termination Arrangements”, we provide our key employees and officers with certain compensation guarantees in the event of a termination without cause, change of control, retirement, incapacity or death. The termination arrangements with respect to our NEOs are contained in their respective employment agreements and our long term incentive and deferred compensation plans. The discussion below describes these arrangements.

Termination without Cause

The Company may terminate its employment agreements with its NEOs at any time without cause; however, upon such termination the NEOs are entitled to continue to receive the following:

•

Aubrey K. McClendon. Base salary on the date of termination plus annual bonus compensation received during the twelve-month period preceding the termination date (collectively, “Base Compensation”) and benefits, including office space and personnel to provide accounting support and other services for personal business, investments and activities of Mr. McClendon and his immediate family members (subject to reimbursement as described in note (b) to the All Other Compensation Table), and fractionally-owned Company aircraft usage, but excluding participation in any retirement or deferred compensation plan, for the balance of the contract term. In addition, any unvested equity awards and deferred compensation will become immediately vested upon such termination.

•

Other Named Executive Officers. Base salary for 52 weeks, accelerated vesting of unvested equity compensation and unvested Company matching contributions under the deferred compensation plan, plus acceleration of any unpaid installments of his or her 2008 Incentive Award, if applicable. If good reason exists for an NEO’s termination of his or her employment agreement, such as the elimination of the NEO’s position or a reduction in the NEO’s duties and/or reassignment of the NEO to a new position of less authority or reduction in base salary, then, subject to a cure period, such a termination will be treated as a termination without cause and the NEO will be entitled to the aforementioned severance benefits.

Change of Control

Upon a change of control, each NEO is entitled to the following:

•

Aubrey K. McClendon. If within three years after a change of control any one of the events described below occurs (each a “Change of Control Termination”), a severance payment in an amount equal to three times his Base Compensation paid over the remaining term of the agreement (unless Mr. McClendon elects to be paid in a lump sum) and immediate vesting of his unvested equity compensation and deferred compensation:

•	his employment agreement expires in accordance with its terms;

•	his employment agreement is not extended and he resigns within one year after such non-extension;

•	a required relocation of more than 25 miles from his then current place of employment;

•	a default by the Company under his employment agreement;

•	the failure by the Company after a change of control to obtain the assumption of his employment agreement by any successor or parent of the Company; or

•	after a change of control, he agrees to remain employed by the Company for a period of three months to assist in the transition and thereafter resigns.

•

Other Named Executive Officers. A severance payment in an amount equal to 200% of the sum of (i) the NEO’s base salary as of the date of the change of control and (ii) bonus compensation paid to the NEO during the twelve-month period immediately prior to the change of control. In addition, all unvested equity compensation and deferred compensation will immediately vest and, if applicable, the remaining unpaid portion of the NEO’s 2008 Incentive Award will be paid in a lump sum.

A Change of Control is defined in our NEOs’ employment agreements to include:

(1) a person acquiring beneficial ownership of 30% or more of the Company’s outstanding common stock or the voting power of the Company’s existing voting securities unless one of the circumstances described in clause 3(i), (ii) and (iii) below exists or it is an acquisition directly from the Company or an acquisition by the Company or a Company employee benefit plan or, in the case of the employment agreements of NEOs other than Mr. McClendon, an acquisition by or sponsored by Mr. McClendon;

(2) a majority of the members of the Incumbent Board is replaced by directors who were not nominated or elected by the Incumbent Board (the current directors and directors later nominated or elected by a majority of such directors are referred to as the “Incumbent Board”);

(3) the consummation of a business combination such as a reorganization, merger, consolidation or sale of all or substantially all of the Company’s assets unless following such business combination (i) the persons who beneficially owned the Company’s common stock and voting securities immediately prior to the business combination beneficially own more than 60% of such securities of the corporation resulting from the business combination in substantially the same proportions, (ii) no person beneficially owns 30% or more of such securities of the corporation resulting from the business combination unless such ownership existed prior to the business combination, and (iii) a majority of the members of the board of directors of the corporation resulting from the business combination were members of the Incumbent Board at the time of the execution or approval of the business combination agreement; and

(4) the approval by the shareholders of a complete liquidation or dissolution of the Company.

Retirement

Upon retirement after the attainment of age 55 and specified length of service conditions set forth in each NEO’s employment agreement, each NEO will be eligible for immediate vesting of a specified portion of his or her unvested deferred compensation and equity compensation, with the exception of restricted stock awarded to Messrs. Dixon and Jacobson and Ms. Burger under the 2006 Long Term Incentive Program on June 8, 2007. The percentage of unvested equity compensation to be vested upon retirement ranges from 0% to 100% based on the executive’s age and years of service at retirement.

If Mr. McClendon retires from the Company prior to December 31, 2013, within 180 days after his retirement date Mr. McClendon would be required to pay to the Company an amount equal to the original $75 million amount of the FWPP incentive award multiplied by a percentage equal to the number of full calendar months remaining between his termination date and December 31, 2013 divided by 60 months. Please read “Transactions with Related Persons—Founder Well Participation Program” beginning on page 60 for more information regarding the FWPP.

Incapacity

If an NEO becomes incapacitated, as determined by the Company’s Board of Directors, and is unable to perform the duties set out in his or her employment agreement for a period of three consecutive months (four consecutive months for Mr. McClendon), the Board may terminate his or her services. If such a termination should occur, the NEO is entitled to receive the following, which will be reduced by any benefits payable under disability plans provided by the Company:

•

Aubrey K. McClendon. Base Compensation and benefits, including office space and personnel to provide accounting support and other services for personal business, investments and activities of Mr. McClendon and his immediate family members (subject to reimbursement as described in note (b) to the All Other Compensation Table for 2010), and fractionally-owned Company aircraft usage, but excluding participation in any retirement or deferred compensation plan, for the balance of the contract term. In addition, any unvested equity awards and deferred compensation will become immediately vested upon such termination.

•

Other Named Executive Officers. A lump sum payment of 26 weeks of base salary, accelerated vesting of unvested equity compensation and unvested Company matching contributions under the deferred compensation plan, plus acceleration of any unpaid portion of the 2008 Incentive Award, if applicable.

Death

If an NEO dies during the term of his or her employment agreement, the NEO’s estate is entitled to receive the following:

•	Aubrey K. McClendon. Continuation of base salary and accounting support for twelve months after the date of death. In addition, any unvested equity compensation will vest immediately upon death.

•

Other Named Executive Officers. A lump sum payment of 52 weeks of base salary, accelerated vesting of unvested equity compensation and unvested Company matching contributions under the deferred compensation plan, plus acceleration of any unpaid portion of the 2008 Incentive Award, if applicable.

The NEOs’ employment agreements also provide for a six-month non-competition period after termination of employment and prohibit disclosure of confidential information for a three-year period (or, with respect to Mr. McClendon, a one-year period) following the termination of the agreement. However, in accordance with Mr. McClendon’s employment agreement, compensation due Mr. McClendon as a result of a termination without cause, change of control or his incapacity would be paid out over the then remaining term of his employment agreement, which extends his agreement not to compete with the Company through the term of such payment, plus six months. In addition, the agreements with our executive officers contain non-solicitation restrictions with respect to employees, contractors, customers, vendors and subcontractors.

The tables below provide estimates of the compensation and benefits that would have been payable under each of the above described arrangements if such termination events had been triggered as of December 31, 2010 (or as of October 29, 2010, the date of the actual triggering event, in the case of Mr. Rowland).

Aubrey K. McClendon

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control(a)	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance(b)	$14,630,000	$8,778,000	$—	$14,630,000	$975,000
Potential 2008 Well Cost Incentive Award Clawback	—	—	(45,000,000)	—	—
Acceleration of Equity Compensation:
Restricted Stock Awards	44,047,000	44,047,000	—	44,047,000	44,047,000
Deferred Comp Plan Matching	1,051,531	1,051,531	—	1,051,531	1,051,531
Benefits and Perquisites:
Benefit Continuation(c)	1,299,055	—	—	1,299,055	250,000
Accrued Vacation Pay	78,339	78,339	78,339	78,339	78,339
Personal Travel on Fractionally-Owned Company Aircraft(b)	2,500,000	—	—	2,500,000	—

Total	$63,605,925	$53,954,870	$(44,921,661)	$63,605,925	$46,401,870

(a)	Assumes the occurrence of a Change of Control Termination following a change of control.

(b)	Amounts and benefits payable under Termination without Cause and Incapacity of Executive will be paid over the balance of the term of the employment agreement (a five-year period assumed). Amounts payable as a result of incapacity would be reduced by any benefits payable under disability plans provided by the Company.

(c)	Amounts consist of health, life and disability insurance benefits and personal accounting support.

Domenic J. (“Nick”) Dell’Osso, Jr.

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$345,385	$1,992,770	$—	$172,693	$345,385
Acceleration of Equity Compensation:
Restricted Stock Awards	2,632,430	2,632,430	—	2,632,430	2,632,430
Deferred Comp Plan Matching	—	—	—	—	—
Benefits and Perquisites:
Accrued Vacation Pay	17,251	17,251	17,251	17,251	17,251

Total	$2,995,066	$4,642,451	$17,251	$2,822,374	$2,995,066

Steven C. Dixon

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$860,000	$4,442,000	$ —	$430,000	$860,000
Acceleration of 2008 Incentive Award	4,806,250	4,806,250	—	4,806,250	4,806,250
Acceleration of Equity Compensation:
Restricted Stock Awards	12,621,409	12,621,409	—	12,621,409	12,621,409
Deferred Comp Plan Matching	779,969	779,969	—	779,969	779,969
Benefits and Perquisites:
Accrued Vacation Pay	5,075	5,075	5,075	5,075	5,075

Total	$19,072,703	$22,654,703	$5,075	$18,642,703	$19,072,703

Douglas J. Jacobson

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$800,000	$4,002,000	$ —	$400,000	$800,000
Acceleration of 2008 Incentive Award	4,806,250	4,806,250	—	4,806,250	4,806,250
Acceleration of Equity Compensation:
Restricted Stock Awards	9,384,991	9,384,991	8,202,459	9,384,991	9,384,991
Deferred Comp Plan Matching	687,571	687,571	687,571	687,571	687,571
Benefits and Perquisites:
Accrued Vacation Pay	40,801	40,801	40,801	40,801	40,801

Total	$15,719,613	$18,921,613	$8,930,831	$15,319,613	$15,719,613

Martha A. Burger

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$700,000	$3,232,000	$ —	$350,000	$700,000
Acceleration of 2008 Incentive Award	865,125	865,125	—	865,125	865,125
Acceleration of Equity Compensation:
Restricted Stock Awards	5,882,347	5,882,347	4,920,309	5,882,347	5,882,347
Deferred Comp Plan Matching	572,152	572,152	572,152	572,152	572,152
Benefits and Perquisites:
Accrued Vacation Pay	44,995	44,995	44,995	44,995	44,995

Total	$8,064,619	$10,596,619	$5,537,456	$7,714,619	$8,064,619

Marcus C. Rowland

The following table shows the compensation that was paid to Mr. Rowland in connection with his retirement from the Company. On the last trading day of October 2010, 429,472 shares of restricted stock previously granted to Mr. Rowland pursuant to equity awards and the Company’s deferred compensation plan vested with an aggregate vest date fair value of $9,310,953.

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	n/a	n/a	$ —	n/a	n/a
Acceleration of 2008 Incentive Award	n/a	n/a	—	n/a	n/a
Acceleration of Equity Compensation:
Restricted Stock Awards	n/a	n/a	8,688,260	n/a	n/a
Deferred Comp Plan Matching	n/a	n/a	622,693	n/a	n/a
Benefits and Perquisites:
Accrued Vacation Pay	n/a	n/a	—	n/a	n/a

Total	n/a	n/a	$9,310,953	n/a	n/a

In addition to the amounts shown above, the NEOs would have been entitled to receive the distributions reflected in the Aggregate Balance at Last Fiscal Year-End column of the Nonqualified Deferred Compensation Table for 2010 below (payments of which may be deferred to satisfy the provisions of Section 409A or made over time pursuant to individual elections).

Neither our employees’ employment agreements nor our current award agreements under our LTIP contain provisions providing for gross-up payments under any circumstances. However, with respect to equity awards granted prior to July 2010, each NEO’s award agreement provides that, if acceleration of vesting of an award is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax, he or she would be entitled to receive a gross-up payment from the Company. Any gross-up payment will be equal to the amount such that after payment of all taxes (including penalties and interest on the taxes) on the gross-up payment, the executive will retain an amount of the gross-up payment equal to the excise tax imposed as a result of the vesting acceleration. Assuming the foregoing termination scenarios occurred as of December  31, 2010, none of our NEOs would have been entitled to a tax gross-up payment.

Nonqualified Deferred Compensation Table for 2010

Name	Executive Contribution in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(b)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(c)
Aubrey K. McClendon	$416,750	$416,750	$839,451	$—	$7,585,473
Domenic J. (“Nick”) Dell’Osso, Jr.	43,750	—	5,023	—	48,773
Steven C. Dixon	311,000	311,000	302,823	—	3,949,041
Douglas J. Jacobson	278,000	278,000	230,740	—	2,763,071
Martha A. Burger	218,000	218,000	378,135	—	3,329,388
Marcus C. Rowland	291,154	276,269	213,644	—	4,165,171

(a)	Executive contributions are included as compensation in the Salary and Bonus columns of the Summary Compensation Table.

(b)	Company matching contributions are included as compensation in the All Other Compensation column of the Summary Compensation Table. Mr. Dell’Osso was not eligible for Company matching contributions until January 1, 2011.

(c)	The aggregate balances shown in this column include amounts that were reported in previous years as compensation to the executive officers as follows: Mr. McClendon $2,423,625, Mr. Dixon $1,096,312, Mr. Jacobson $960,005, Ms. Burger $725,500 and Mr. Rowland $1,516,281.

The Company maintains the Chesapeake Energy Corporation Amended and Restated Deferred Compensation Plan (the “DCP”), a nonqualified deferred compensation plan. In 2010, the Company matched employee-participant contributions to the DCP, on a quarterly basis in arrears, in our common stock dollar for dollar for up to 15% of the employee-participant’s base salary and bonus in the aggregate for the Company 401(k) Plan and the DCP. Each quarterly matching contribution vests at the rate of 25% per year over four years from the date of each contribution. At age 55 with at least 10 years of service with the Company, all currently unvested and future matching contributions are deemed 100% vested.

Non-employee directors are able to defer up to 100% of director fees into the DCP. No non-employee directors deferred their earnings into the DCP in 2010. Director contributions to the DCP are not eligible for matching contributions.

Participant contributions to the DCP are held in Rabbi Trusts. Notional earnings on participant contributions are credited to each participant’s account based on the market rate of return of the available benchmark investment alternatives offered under the DCP. The benchmark investments are indexed to traded mutual funds and each participant allocates his or her contributions among the investment alternatives. Participants may change the asset allocation of their account balance or make changes to the allocation for future contributions at any time. Any unallocated portion of a participant’s account is deemed to be invested in the money market fund.

In 2010, the benchmark investments and their respective notional annual rates of return for the DCP were the following:

Benchmark Investment	2010 Rate of Return
3 Month T-Bill Index	0.14%
Barclays Capital US Aggregate Bond Index	6.54%
Barclays U.S. TIPS Index	6.31%
Russell 1000 Value Index	15.51%
S&P 500 Index	15.06%
Russell 1000 Growth Index	16.71%
Russell Midcap Value Index	24.75%
Russell Mid-cap Index	25.48%
Russell Midcap Growth Index	26.38%
Russell 2000 Value Index	24.50%
Russell 2000 Index	26.85%
Russell 2000 Growth Index	29.09%
MSCI EAFE Value Index	3.25%
MSCI EAFE Growth Index	12.25%
S&P GSCI U.S. Commodity Index	9.03%

Employees participating in the DCP who retire or terminate employment after attainment of age 55 with at least 10 years of service can elect to receive distributions of their vested account balances in full or partial lump sum payments or in installments up to a maximum of 20 annual payments. Upon retirement or termination of employment prior to the attainment of age 55 and at least 10 years of service with the Company, the employee will receive his or her entire account balance in a single lump sum. Participants can modify the distribution schedule for a retirement/termination distribution from lump sum to annual installments or from installments to lump sum if such modification requires that payments commence at least five years after retirement/termination and the modification is filed with the plan administrator at least twelve months prior to retirement/termination. Distributions from the DCP upon the death of a participant will be made in a single lump sum and upon a participant’s disability, as defined in the DCP, based on the participant’s retirement/termination distribution election. The Company has sole discretion to accelerate vesting of unvested Company matching contributions upon a participant’s death or disability. Under each NEO’s employment agreement, his or her unvested Company matching contributions in any nonqualified deferred compensation plan will become fully vested upon a termination without cause or upon his or her death or incapacity. Employees who are considered “key employees” for purposes of Section 409A of the Code must wait six months after retirement/termination before distributions may begin.

Any assets placed in trust by the Company to fund future obligations of the DCP are subject to the claims of creditors in the event of insolvency or bankruptcy, and participants are general creditors of the Company as to their deferred compensation in the DCP.

TRANSACTIONS WITH RELATED PERSONS

Policy on Transactions with Related Persons

The Company has adopted a written policy and procedures for the Audit Committee’s review of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $0.1 million in any calendar year, (2) the Company is a participant, and (3) its directors, executive officers, and greater than 5% shareholders and their immediate family members have or will have a direct or indirect interest (other than solely as a result of being a director or beneficially owning less than 10% of the equity of another entity, excluding a partnership). The Audit Committee approves or ratifies only those transactions that it determines in good faith are in, or are not inconsistent with, the best interests of the Company and its shareholders.

In determining whether to approve or ratify a transaction, the Audit Committee takes into account the factors it deems appropriate, which may include, among others, the benefits to the Company, the availability of other sources for comparable products or services, the impact on a director’s independence in the event the related person is a director, and the extent of the related person’s interest in the transaction. The policy also delegates authority to the chairman of the Audit Committee to act on any related person transaction requiring pre-approval or ratification between meetings of the Audit Committee.

The Audit Committee reviews and assesses ongoing relationships with a related person on at least an annual basis to consider whether they continue to be in compliance with the policy and remain appropriate. The Audit Committee has reviewed and pre-approved certain transactions, including (i) the Company’s employment of executive officers and immediate family members of executive officers, directors and more than 5% shareholders if the Compensation Committee has approved the person’s compensation; (ii) operator services provided by a related person or the Company if pursuant to the same terms applicable to all working interest or other owners; and (iii) Mr. McClendon’s participation in the FWPP (which is overseen by the Compensation Committee). The Audit Committee has reviewed and approved the transactions with the Oklahoma City Thunder and Frac Tech Holdings, LLC described below in accordance with its policy on transactions with related persons.

Oklahoma City Thunder

In 2008, the Company became a founding sponsor of the Oklahoma City Thunder, a National Basketball Association franchise owned and operated by The Professional Basketball Club, LLC (“PBC”). Mr. McClendon has a 19.2% equity interest in and is a non-management member of the PBC. Pursuant to the Company’s sponsorship agreement with the Oklahoma City Thunder, the Company paid approximately $0.4 million in connection with 2010 home playoff games and approximately $5.5 million in connection with the 2010-2011 regular season home games. The Company has also committed to support home games for the 2011 playoff rounds, the amount of which will be determined following the end of the season. As a founding sponsor, the Company received, among other things, television and radio advertising for local broadcasts of Thunder games, arena advertising space, advertising in game-day programs and on the team website, game tickets and use of an arena suite. In addition to the advertising and promotional activities related to its sponsorship of the Oklahoma City Thunder, the Company believes the sponsorship provides valuable support to the local community and contributes to employee morale.

The Oklahoma City Thunder is the first major-league professional sports franchise to permanently reside in Oklahoma, and the Company recognizes our CEO’s efforts, through PBC, to bring the team to Oklahoma City. However, Mr. McClendon’s ownership was not the determining factor in the

Company’s decision to sponsor the team. After Hurricane Katrina caused significant damage to the Superdome in New Orleans in 2005, the New Orleans Hornets (another National Basketball Association franchise) was temporarily relocated to Oklahoma City for two consecutive seasons, during which the Company sponsored the Hornets in a manner similar to its current sponsorship of the Thunder. The Company also supports the professional baseball and hockey teams based in Oklahoma City because the Company values the cohesiveness that professional sports teams have brought to the central Oklahoma community. We strive to be a premier employer and community-minded company in Oklahoma City, and, therefore, believe our sponsorship of the Thunder and support of the other professional sports teams in Oklahoma City, along with our many partnerships and gifts that benefit community development, education, health and medical, and social services, all contribute to this goal. In addition, we make game tickets available to our employees as a way to thank them for their hard work and dedication to the Company, which is something we know our employees view as a positive aspect of their overall benefits package.

Frac Tech Holdings, LLC

Beginning in 2006, we have made several strategic investments in Frac Tech Holdings, LLC to provide better access to hydraulic fracturing and other services that are vital to our drilling activities. In the fourth quarter of 2010, Mr. Rowland, the Company’s then Executive Vice President—Finance and CFO, retired from the Company and subsequently joined Frac Tech as its President and Chief Financial Officer. In 2010 and the first quarter of 2011, the Company paid Frac Tech $89 million and $41 million, respectively, for services it provided to us. Our transactions with Frac Tech have been negotiated at arm’s length and are on terms no less favorable to us than we could reasonably expect to obtain from unaffiliated third parties in similar circumstances. Also in 2010, we increased our ownership in Frac Tech to approximately 26% through an additional $100 million investment, and we received cash distributions of $58 million from Frac Tech. In April 2011, we agreed to participate in a recapitalization of Frac Tech in connection with the pending acquisition of a majority interest in Frac Tech by a consortium of third-party investors that is expected to close in the second quarter of 2011. Under the planned recapitalization, we will receive a $200 million cash distribution from Frac Tech and increase our equity stake from approximately 26% to 30%, and Mr. Rowland will hold approximately 1% of the outstanding equity following his exercise of existing unit rights and sale of a portion of his units to other unitholders. As a condition to and subject to completion of the acquisition transaction, we have entered into a Master Frac Services Agreement with Frac Tech that obligates us to use certain Frac Tech services through 2014, which services will be provided on market terms and at market rates.

Founder Well Participation Program

The FWPP permitted the Company’s two co-founders, Mr. McClendon and Tom L. Ward, to participate and invest as working interest owners in new wells drilled by the Company. The FWPP was originally included in the founders’ employment agreements entered into in connection with the Company’s initial public offering in February 1993. In 2005, the FWPP was documented as a formal plan and approved by shareholders on June 10, 2005. Mr. Ward’s participation rights terminated on August 10, 2006, following the expiration of his covenant not to compete as a result of his retirement as a director, the President and the COO of the Company. As discussed in “Executive Compensation—Compensation Discussion and Analysis—CEO Compensation in 2010—Founder Well Participation Program”, the Company believes the FWPP fosters and promotes the development and execution of the Company’s business by aligning the interests of the remaining founder and the Company. Mr. McClendon has continually participated in the FWPP since the Company’s initial public offering, except during the five quarters from January 1, 1999 to March 31, 2000.

Under the FWPP, Mr. McClendon may participate in all of the wells spudded by or on behalf of the Company during each calendar year. Prior to the beginning of each year Mr. McClendon must provide written notice to the members of the Compensation Committee of his election to participate in the FWPP and the working interest percentage that he proposes to participate during the year. His working interest percentage may not exceed a 2.5% working interest in a well and is not effective for any well where the Company’s working interest after Mr. McClendon’s participation election would be reduced to below 12.5%. Subject to these working interest limitations, if Mr. McClendon elects to participate in the FWPP, he must participate in all wells spudded by or on behalf of the Company during the given calendar year and cannot elect to participate on a well-by-well basis. In September 2010, Mr. McClendon elected to participate in the FWPP for the 2011 calendar year at the maximum 2.5% working interest permitted.

The FWPP is administered and interpreted by the Compensation Committee of the Board of Directors. In addition, the Board, in its sole discretion, may take any action with respect to the FWPP that would otherwise be the responsibility of or delegated to the Compensation Committee. The Board of Directors has the right to terminate the FWPP after December 31, 2015 by providing written notice of termination to Mr. McClendon one year before the effective date of such termination. Shareholder approval is required for any amendment to the FWPP that increases the maximum working interest percentage applicable to Mr. McClendon or any amendment which, in the opinion of counsel to the Company, requires shareholder approval under any federal or state law or any regulations or rules promulgated thereunder. Mr. McClendon’s right to participate in the FWPP during any calendar year will terminate on the earlier of (i) December 31 of such year; (ii) the termination of Mr. McClendon’s employment by the Company for cause or death; or (iii) the expiration or termination of any and all covenants not to compete subsequent to the termination of Mr. McClendon for any reason not included in the foregoing clause (ii). Mr. McClendon participates in the FWPP through entities in which all equity interests are owned solely by Mr. McClendon and his immediate family members as approved by the Compensation Committee in accordance with the FWPP.

Under the FWPP, Mr. McClendon cannot change his working interest percentage during any calendar year without the prior approval of the Compensation Committee, and he agrees to pay all joint interest billings immediately on receipt of the Company’s invoice and to prepay amounts owing to a third party operator if the Company is required to prepay any such costs. Mr. McClendon has never requested, nor has the Committee made, an adjustment to the participation percentage during a participation period. The amount paid by Mr. McClendon for the acreage assigned in connection with his participation in the FWPP is equal to the following amount computed on a per acre basis: (i) all direct third party costs paid by the Company net of acreage sale proceeds and capitalized in the appropriate accounting pool in accordance with the Company’s accounting procedures (including capitalized interest, leasehold payments, acquisition costs, landman charges and seismic charges); divided by (ii) the acreage in the applicable pool. The acreage charge amount is recomputed as of the first day of each calendar year and reviewed for adjustment quarterly by the Company and submitted to the Compensation Committee for approval. All other costs are billed in accordance with the Company’s accounting procedures applicable to third party participants pursuant to any joint operating agreement or exploration agreement relating to a particular well, and such amounts paid by Mr. McClendon in connection with his participation in a well are on no better terms than the terms agreed to by unaffiliated third party participants in connection with the participation in such well or similar wells operated by the Company.

The following table sets forth the amounts received from or paid to the Company with respect to Mr. McClendon’s FWPP interests (including interests acquired in years prior to shareholder approval in 2005) during the first quarter of 2011 and each of the three years in the period ended December 31, 2010.

	First Quarter 2011	2010	2009	2008
Natural gas and oil revenues	$40,191,374	$127,064,861	$87,856,431	$171,513,367
Lease operating expenditures	(8,986,880)	(26,102,787)	(19,481,167)	(22,617,688)

Net cash flow	31,204,494	100,962,074	68,375,264	148,895,679
Capital expenditures	(89,345,128)	(242,839,086)	(184,468,839)	(212,634,566)

Net after capital expenditures	$(58,140,634)	$(141,877,012)	$(116,093,575)	$(63,738,887)

The foregoing information has been derived solely from the Company’s records. Accordingly, it may not include all revenues and expenses for FWPP interests that are not operated by the Company, and it may include revenues and expenses for FWPP interests currently owned by others. For example, the foregoing amounts include revenue attributable to volumetric production payments owed to third parties under transactions that Mr. McClendon has entered into from time to time. Mr. McClendon pays the related lease operating expenses and disburses revenue to the VPP owners. Mr. McClendon pays the Company for lease operating expenses and capital expenditures related to his FWPP interests promptly upon receipt of each invoice. During the first quarter of 2011 and the three years ended December 31, 2010, Mr. McClendon and Mr. McClendon’s affiliates paid all monthly invoices on receipt in accordance with the terms of the FWPP.

While Mr. McClendon’s cumulative expenditures under the FWPP and predecessor programs have significantly exceeded cumulative monthly production revenues to date, Mr. McClendon believes the present value of the future net revenue (pre-tax) of the estimated proved developed producing reserves attributable to his FWPP interests in Company wells at December 31, 2010, discounted at 10% per year and based on prices and costs under existing conditions at such date, was approximately $308 million. Prices for this calculation were the unweighted arithmetic average prices of natural gas and oil on the first day of each month within the 12-month period ended December 31, 2010. The Company’s reservoir engineering staff provides data and analysis to Mr. McClendon’s affiliates with respect to reserves associated with FWPP interests using the engineering prepared for the Company’s interest in the same wells. In 2010 Mr. McClendon reimbursed the Company approximately $0.4 million to cover the estimated cost of such services. As indicated in the Company’s 2010 Form 10-K and other filings that include estimates of the Company’s proved natural gas and oil reserves, any computation of proved reserves is an estimate, subject to a number of variables and not a reflection of market value. Mr. McClendon owns a large number of small interests as a non-operator. Moreover, the value of Mr. McClendon’s FWPP proved reserves would depend on the specific circumstances of a disposition, current natural gas and oil price expectations and other market factors.

Mr. McClendon’s interests are his personal assets and the FWPP does not restrict sales, other dispositions or financing transactions involving FWPP interests previously acquired from the Company. From time to time, Mr. McClendon has sold FWPP interests in conjunction with sales by the Company of its interests in the same properties, and the proceeds related to the properties have been allocated between Mr. McClendon and the Company based on their respective ownership interests. As a condition to the sale of the Company’s Fayetteville Shale assets completed on March 31, 2011, Mr. McClendon’s affiliates sold the FWPP interests they held in the Fayetteville Shale on the same terms as those that applied to the Company’s developed producing properties included in the sale. In connection with the transaction, Mr. McClendon has agreed to reimburse the Company for a portion of the transaction costs incurred by the Company, the amount to be determined when post-closing adjustments have been made.

VOTING ITEM 2—PROPOSAL TO AMEND LONG TERM INCENTIVE PLAN

We are asking shareholders to vote to approve an amendment to our LTIP to increase the aggregate number of shares of common stock which are available for awards under the LTIP from 37,500,000 shares to 43,000,000 shares. At the core of Chesapeake’s culture is the belief that every employee should participate in the ownership of the Company. Accordingly, in 2010, 85% of the total shares awarded under our LTIP were awarded to employees other than the NEOs. The additional shares requested will allow the Company to continue our tradition and thereby benefit from employees who perform their duties with the pride of owning Chesapeake stock.

Our shareholders initially approved the LTIP on June 10, 2005 and have approved amendments to increase the shares available under the LTIP each year thereafter. Our Board approved the amendment, subject to shareholder approval, at its meeting on March 3, 2011. The full text of the LTIP, as proposed to be amended, is included as Exhibit A to this proxy statement.

Over the last 25 years, industry and global economic factors have resulted in a significant drop-off in enrollment in critical technical undergraduate programs such as petroleum engineering and the geosciences. While enrollment is now increasing in those areas, the outcome has been a well-documented “experience gap”. U.S.-based energy companies find themselves with a predominance of technical staff that is approaching retirement and only relatively inexperienced staff on hand to replace them. The Company’s management believes that in order to effectively execute our business strategy, it is essential for us to manage our talent by (1) attracting highly-qualified new industry professionals; (2) rewarding and retaining our experienced professionals; and (3) properly developing our less experienced professionals and assuring the transfer of knowledge from the experienced to the less-experienced staff. A publication by Ernst & Young LLP on Strategic Business Risks for Oil and Gas in 2008 noted, “…[human resources] professionals can build benchmark quality programs to recruit, train, develop, and advance skilled employees. Such programs form the foundations on which companies can develop their reputation as employers of choice. Those oil and gas companies known as employers of choice will have an advantage in attracting and retaining talent.”

Chesapeake meets this talent challenge through a comprehensive human resource strategy that addresses the problem on multiple fronts—from developing our own training programs for rig hands and land brokers to investing in partnerships with colleges and universities across the country to encourage students to pursue careers in energy-related fields and providing compensation packages that attract, motivate and retain top talent. We have also built a culture rich with opportunity while promoting work-life balance, and we have invested in the communities where we operate and where our employees live. Such a culture makes Chesapeake an employer of choice when we are recruiting new talent and is supported by the Company’s inclusion in the Fortune 100 Best Companies to Work For® in 2008, 2009, 2010 and 2011.

One key component of our human resource strategy is to reward and retain our workforce through the issuance of restricted stock awards. Consistent with our compensation philosophy, we believe stock-based compensation fosters and promotes the sustained progress, growth and profitability of the Company by:

•	attracting, motivating and retaining individuals of exceptional ability;

•	allowing employees, directors and consultants to acquire a proprietary and vested interest in the growth and performance of the Company;

•	providing incentives and rewards to employees, directors and consultants who are in a position to contribute materially to the success and long-term objectives of the Company; and

•	aligning the financial interests of employees and directors with those of the Company’s shareholders.

As the Company’s assets and revenues have grown over the last several years, so have the number of employees, with the Company now employing over 10,000 employees, which is a 23% increase in the last year and a 250% increase since the LTIP was adopted in 2005. The Company typically grants restricted stock to employees upon joining the Company and semi-annually thereafter. The rapid growth of the Company, combined with the extreme competition in the industry for highly-qualified talent, as discussed previously, has dramatically increased the importance of equity-based compensation as a key component for employee recruitment and retention. If the amendment to the LTIP is not approved by shareholders, the Company will no longer be able to provide equity compensation to its employees and directors. Thus the Board and management believe that approval of the amendment to the LTIP is crucial to the Company’s ability to execute its business plan and growth strategy. As discussed under “Executive Compensation—Compensation Discussion and Analysis” beginning on page 29, the Compensation Committee believes that equity grants are an important component of the Company’s executive compensation design. The Board and management believe that stock-based compensation and employee and director stock ownership have greatly contributed to the Company’s growth and success to date and should continue to contribute to its success in the future.

The additional 5,500,000 shares of common stock the Board has reserved for issuance under the LTIP pursuant to the amendment represent less than 0.9% of our outstanding common shares and less than 0.7% of our fully diluted common shares (which assumes the issuance of shares pursuant to outstanding stock options, shares available for issuance under our stock-based compensation plans and conversions of our convertible preferred stock and convertible senior notes into common stock at the current conversion prices).

As of the record date, stock options outstanding and shares available for issuance under the Company’s stock incentive plans are the following:

	LTIP		2003 Stock Incentive Plan		Terminated Plans	Total
Outstanding stock options, 12/31/10	125,000		—		1,683,336	1,808,336
Granted	—		—		—	—
Exercised	—		—		(186,911)	(186,911)
Canceled/forfeited	—		—		—	—

Outstanding stock options, 4/15/11	125,000		—		1,496,425	1,621,425

Shares available for future awards, 12/31/10	8,205,117		510,635		—	8,755,752	(a)
Regular semi-annual and new hire awards	(4,637,225	)(b)	(154,280	)(b)	—	(4,791,505)
Canceled/forfeited/traded for taxes	1,140,391		89,556		—	1,229,947

Shares available for future awards, 4/15/11(c)	4,708,283		445,911		—	5,194,194	(a)

(a)	Amount includes 40,000 shares of common stock issuable under our 2003 Stock Award Plan for Non-Employee Directors. Because only unrestricted stock is awarded from this plan, there are no unvested awards or any outstanding options under this plan.

(b)	Amounts represent shares of restricted stock awarded Company-wide on January 4, 2011 and to newly hired employees on the last trading days of January, February and March 2011.

(c)	As of the record date, the Company had 23,078,682 shares of granted, but unvested, restricted stock outstanding.

As of the record date, the weighted average exercise price of all outstanding stock options is $9.12 per share and the weighted average remaining contractual life is approximately one year and ten months.

The selection of officers, employees, consultants and non-employee directors who will receive future awards under the LTIP and the size and types of awards will be determined by the Compensation Committee of the Board of Directors. The compensation of non-employee directors currently includes the annual award of 12,500 shares of restricted common stock from the LTIP, as described on page 22 under “The Board of Directors and its Committees—2010 Director Compensation”. Other than such director equity compensation, it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups eligible to receive future awards. Although we have only made awards to two consultants from the LTIP in the past, we believe the number of consultants eligible for award under the plan is less than ten consultants.

The only term of the LTIP proposed to be amended is an increase in the number of shares of common stock available for issuance.

Plan Features

Administration

The Compensation Committee of the Board of Directors has overall authority to administer the LTIP. The Board may designate another committee or committees to administer the LTIP with respect to non-executive officers. The Board has designated the ECBC) to grant and determine the terms and conditions of awards granted to employees who are not executive officers. The Compensation Committee and ECBC are collectively, the “Committee”. Governor Keating, Messrs. Whittemore and Maxwell and Ms. Eisbrenner serve as the Compensation Committee and Mr. McClendon serves as the ECBC for the purpose of granting equity awards to employees who are not executive officers. Any awards or formula for granting awards under the LTIP made to non-employee directors must be approved by the Compensation Committee. The Compensation Committee is authorized and has complete discretion to formulate policies and establish rules and regulations for the administration of the LTIP.

Eligible Participants

As of the record date, the Company had over 10,000 employees (eight of whom were executive officers) and eight non-employee directors who were eligible to participate in the LTIP. The Committee determines from time to time the awards to be granted under the LTIP, taking into account the duties of the respective participants, their present and potential contributions to the success of the Company and such other factors as the Committee deems relevant.

Shares Available for Award

The aggregate number of shares of common stock which are available for award under the LTIP will not exceed 43,000,000 shares, an increase of 5,500,000 shares from the presently authorized 37,500,000 shares. Any of the authorized shares of common stock may be used for any of the types of awards described in the LTIP, except that no more than 3,000,000 shares of common stock may be issued pursuant to incentive stock options. The aggregate number of shares of common stock underlying options and stock appreciation rights that may be granted to any participant in any calendar year will not exceed 1,000,000 shares and the aggregate number of shares of common stock pursuant to restricted stock, performance awards or other stock awards granted to any participant in any calendar year will not exceed 1,000,000 shares.

Common stock that is related to awards that (i) are forfeited, cancelled, terminated or expire prior to the delivery of the common stock; (ii) are ultimately paid in cash rather than common stock; (iii) are surrendered in order to satisfy payment of the exercise price of an option; or (iv) are tendered or withheld in order to satisfy payment of withholding tax obligations, will again be available for future awards under the LTIP.

The LTIP provides for appropriate adjustments in the event of a merger, consolidation, recapitalization, stock split, combination of shares, stock dividend or similar transaction involving the Company.

Types of Awards

The LTIP authorizes the issuance of the following types of awards:

•

Options. Incentive stock options and nonqualified stock options may be granted under the LTIP. The exercise price of options may not be less than the fair market value of our common stock on the date of grant (or 110% of the fair market value of such shares in the case of an incentive stock option granted to a person who holds more than 10% of the combined voting power of the Company’s outstanding securities) and no option may be exercised after the expiration of ten years from the date of grant. An option may be exercised only to the extent that the option is vested in accordance with a schedule determined by the Committee in its sole discretion.

•

Incentive stock options may only be granted to employees. The aggregate fair market value (determined as of the grant date) of the stock which an optionee may first have the right to acquire pursuant to the exercise of any incentive stock options in any calendar year under all incentive stock options of the Company may not exceed $100,000. In the event options exceed the $100,000 annual limitation, the optionee will be deemed to have been granted incentive stock options with respect to shares within the $100,000 limitation and nonqualified stock options with respect to shares which cause such limitation to be exceeded. The fair market value of shares of common stock is determined by reference to the reported closing price on the NYSE on the date of grant.

•

Stock Appreciation Rights. SARs may be granted to participants alone or in tandem with concurrently or previously issued stock options. The exercise price of a SAR may not be less than the fair market value of our common stock on the date of grant and no SAR may be exercised after the expiration of ten years from the date of grant. A SAR issued in tandem with an option will only be exercisable to the extent that the related option is exercisable and when a tandem SAR is exercised, the option to which it relates will cease to be exercisable, to the extent of the number of shares with respect to which the tandem SAR is exercised. Similarly, when the option is exercised, the tandem SARs relating to the shares covered by such option exercise will terminate. The payment of the appreciation associated with the exercise of a SAR will be made by the Company in shares of our common stock.

•

Performance Shares. Performance shares issued under the LTIP will vest in accordance with the achievement of certain performance or other criteria as determined by the Committee. The Committee has the discretion to (i) permit a participant who ceases to be an eligible participant in the LTIP before the end of any performance period, or the personal representative of a deceased participant, to continue to be subject to a performance award relative to the current performance period until such awards are forfeited or earned pursuant to their terms and conditions; or (ii) authorize the payment to such participant, or the personal representative of a deceased participant, of the performance shares which would have been paid to the participant had the participant remained an eligible participant in the LTIP to the end of the performance period. A participation period may be no less than one year in duration.

•

Restricted Stock. Restricted stock issued under the LTIP will vest in accordance with a schedule or achievement of certain performance or other criteria as determined by the Committee. The Committee has the discretion to grant a holder of restricted stock the right to vote such shares and to receive dividends. The minimum restriction period applicable to any restricted stock that is not subject to performance criteria will be three years from the date of grant.

•

Other Stock Awards. The Committee, in its sole discretion, may specify the terms and provisions of other forms of equity-based or equity-related awards not described above which the Committee determines to be consistent with the purpose of the LTIP and the interests of the Company, which awards may provide for cash payments based in whole or in part on the value or future value of our common stock, for the acquisition or future acquisition of common stock, or any combination thereof. The minimum restriction period applicable to other stock awards that are not subject to performance criteria will be three years from the date of grant.

•

Cash Awards. The Committee, in its sole discretion, may grant cash awards, including without limitation, discretionary awards, awards based on objective performance criteria or awards based on subjective performance criteria. The total amount of all cash awards made under the LTIP, in the aggregate, will not exceed $10 million.

No Discounted Options or SARs; No Repricing; No Dividend Equivalents

The LTIP does not permit the granting of discounted stock options or SARs and, without the approval of shareholders, prohibits the repricing or cancellation and re-grant of stock options, and the repurchase of underwater stock options or SARs. The LTIP also prohibits dividend equivalents with respect to stock options and SARs.

Fundamental Transaction; Change of Control

Upon the occurrence of a fundamental transaction or a change of control, (i) all outstanding options and SARs will be fully exercisable and any unexercised options and SARs will terminate; (ii) restrictions on outstanding restricted stock, other stock awards and cash awards will lapse; and (iii) each outstanding performance award is deemed to have achieved a level of performance that would cause all of the performance shares to become payable. A fundamental transaction is defined as the merger of the Company with another entity in which the Company is not the surviving entity or other business combination or transaction resulting in other securities being substituted for our common stock or our common stock no longer being issued.

Termination and Amendment

The LTIP will terminate at midnight, September 30, 2014, but will continue in effect until all matters relating to the exercise or settlement of awards outstanding as of the time of termination of the LTIP have been completed. Prior to such time, the LTIP may be earlier terminated or amended by the Board of Directors. Shareholder approval is required for any amendment to the LTIP if (i) such approval is necessary or desirable to qualify or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply, or (ii) in the opinion of counsel to the Company, shareholder approval is required by any federal or state laws or regulations or the rules of any stock exchange on which the common stock may be listed.

Acceleration of Awards

The Committee has the sole discretion to accelerate the vesting of unvested awards in the case of retirement from employment or service on the Board, death, disability or involuntary termination.

Transferability

Awards are not transferable except by will or by the laws of descent and distribution; however, options held by non-employee directors may be transferable under certain circumstances, as determined by the Committee.

Federal Income Tax Consequences

Under current federal tax law, the following are the United States federal income tax consequences generally arising with respect to restricted stock, performance shares, other stock awards and options granted under the LTIP. The discussion is not a complete analysis of all federal income tax consequences and does not cover all specific transactions which may occur.

Absent the filing of a Section 83(b) election with the IRS, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of restricted stock, performance shares or other stock awards. Upon the vesting of an award for which no payment was made by the participant, the participant will recognize ordinary income in an amount equal to the fair market value of the common stock on the vesting date. Income recognized upon vesting by a participant who is an employee will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. Stock awards provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. A participant’s adjusted basis in the common stock received through stock awards is equal to any ordinary income related to the award recognized by the participant. If a participant thereafter sells the common stock, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes. If a participant forfeits an award prior to its vesting, the participant will not recognize any ordinary income as a result of such forfeiture.

Upon the grant of restricted stock, performance shares or other stock awards, the participant may file an election under Section 83(b) of the Code to accelerate the recognition of ordinary income to the grant date of the award. Such ordinary income is equal to the fair market value of the common stock on the grant date (assuming no payment by the participant for the stock) and is considered compensation subject to withholding for employees. If a participant subsequently forfeits the stock or the stock depreciates in value after a Section 83(b) election is filed, the participant will not be eligible for capital loss treatment with respect to the stock.

There are no tax consequences associated with the grant or timely exercise of an incentive stock option. If a participant holds the common stock acquired upon the exercise of an incentive stock option for at least one year after exercise and two years after the grant of the option, the participant will recognize capital gain or loss upon sale of the common stock equal to the difference between the amount realized on the sale and the exercise price. If the common stock is not held for the required period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price, up to the amount of the gain on disposition. Any additional gain realized by the participant upon disposition will be capital gain. The excess of the fair market value of common stock received upon the exercise of an incentive stock option over the option price for the common stock is a preference item for purposes of the alternative minimum tax. An expense deduction by the Company in connection with the exercise of an incentive stock option is not allowed unless the participant recognizes ordinary income.

Generally, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the amount of the exercise price. Income recognized by a participant who is an employee, upon the exercise of a nonqualified stock option, will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. Nonqualified stock options provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. The adjusted basis of common stock transferred to a participant pursuant to the exercise of a nonqualified stock option is the price paid for the common stock plus an amount equal to any income recognized by the participant as a result of the exercise of the option. If a participant thereafter sells common stock acquired upon exercise of a nonqualified stock option, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes.

If a participant surrenders common stock which the participant already owns as payment for the exercise price of a stock option, the participant will not recognize gain or loss as a result of such surrender. The number of shares received upon exercise of the option equal to the number of shares surrendered will have a tax basis equal to the tax basis of the surrendered shares. The holding period for such shares will include the holding period for the shares surrendered. The remaining shares received will have a basis equal to the amount of income the participant recognizes upon receipt of such shares. The participant’s holding period for such shares will commence on the day after such exercise.

Generally, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of a stand-alone or tandem SAR. Upon exercise of a SAR, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the amount of the exercise price. Income recognized by a participant who is an employee, upon the exercise of a SAR, will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. SARs provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. The adjusted basis of common stock transferred to a participant pursuant to the exercise of a SAR is the price paid for the common stock plus an amount equal to any income recognized by the participant as a result of the exercise of the SAR. If a participant thereafter sells common stock acquired upon exercise of a SAR, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes.

Upon the receipt of a cash award, the participant will recognize ordinary income in an amount equal to the cash received. Income recognized upon the receipt of a cash award by a participant who is an employee will be considered compensation subject to withholding at the time the cash is received and, therefore, the Company must properly withhold the required tax.

Burn Rate

Over the three year period from 2008 through 2010, the average annual percentage of the Company’s outstanding common stock that was issued under the Company’s various equity incentive plans, also known as the Company’s “burn rate”, was 1.87%. Our burn rate in 2010 was 2.08%. We calculated our burn rate by (a) applying a factor of one and a half (1.5) to restricted stock awards of Chesapeake’s common stock during the calendar year and (b) dividing the resulting number by the total number of shares of Chesapeake’s common stock outstanding at the end of such year as reported in our year-end financial statements. As was disclosed in the Company’s 2010 proxy statement, the Board of Directors continues to operate with the intent to limit the Company’s average annual burn rate for each of the fiscal years 2010, 2011 and 2012 to not more than 2.62% of the weighted average number of shares as of the end of each such fiscal year calculated by applying the factor of one and a half (1.5) to restricted stock awards. This commitment was based on Institutional Shareholder Services’ stated average allowable burn rate cap for 2009 and 2010 for our industry, which was 2.62%. In 2010, the Company’s burn rate was below the Board of Directors’ burn rate goal for the year and well below the Institutional Shareholder Services’ stated average allowable burn rate cap for 2011 for our industry, which is 4.03%.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 about shares of the Company’s common stock issuable under the equity compensation plans we maintain for our employees, consultants and directors:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	938,796	$9.94	8,755,752	(1)
Equity compensation plans not approved by shareholders	869,540	$7.79	—

Total	1,808,336	$8.90	8,755,752

(1)	Consists of 8,205,117 shares available under the LTIP pursuant to the types of awards described on pages 66 and 67, 510,635 shares available for issuances of restricted stock and shares underlying stock options granted under our 2003 Stock Incentive Plan and 40,000 shares of common stock issuable under our 2003 Stock Award Plan for Non-Employee Directors. As shown in the table on page 64, only 5,194,194 shares remain available for issuance under the LTIP, 2003 Stock Incentive Plan and 2003 Stock Award Plan for Non-Employee Directors after accounting for awards made to employees in the first quarter of 2011.

The material features of all our plans are described in note 8 of the notes to our financial statements included in the Company’s 2010 Form 10-K.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE LONG TERM INCENTIVE PLAN. The affirmative vote of the holders of a majority of the shares of common stock present at the meeting, in person or by proxy, will be required for approval of the amendment to the LTIP. In addition, NYSE requires that the total votes cast on this proposal must represent greater than 50% of all shares entitled to vote. That is, the total number of votes cast “for” and “against” the proposal must exceed 50% of the outstanding shares of common stock entitled to vote.

VOTING ITEM  3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PwC as our independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2011. PwC, or its predecessor firms, has served as our independent accountants since our initial public offering in 1993. We are asking shareholders to ratify the appointment of PwC as our independent registered public accounting firm at the annual meeting. Representatives of PwC are expected to attend the meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to shareholders’ questions.

The ratification of PwC is not required by our bylaws or other organizational documents, but we are submitting the selection to our shareholders for ratification as a matter of good corporate governance. If the Company’s shareholders do not ratify the selection of PwC as the Company’s independent public accountants, the Audit Committee will consider whether to engage another registered public accounting firm. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent auditor at anytime during the year if it determines that such change would be in the Company’s best interests and in the best interests of our shareholders.

Aggregate fees for professional services rendered for the Company by PwC in 2010 and 2009 were:

	2010	2009
Audit(1)	$2,714,000	$2,486,600
Audit-related(2)	73,000	71,000
Tax	52,100	—
All other	—	—

Total	$2,839,100	$2,557,600

(1)	Fees were for audits and interim reviews, as well as the preparation of comfort letters, consents and assistance with and review of documents filed with the SEC. In 2010, $1,954,500 related to the annual audit and interim reviews, $192,500 related to services provided in connection with our issuance of securities, and $567,000 related to the audit of subsidiaries of the Company. In 2009, $1,848,000 related to the annual audit and interim reviews, $115,600 related to services provided in connection with our issuance of securities, and $523,000 related to the audit of subsidiaries of the Company and the formation of a joint venture partnership.

(2)	In 2010 and 2009, this amount related to the audits of employee benefit plans.

The Audit Committee pre-approves audit and non-audit services provided by the Company’s independent registered public accounting firm. In addition to separately approved services, the Audit Committee’s pre-approval policy provides for pre-approval of specifically described audit and non-audit services and related fee levels on an annual basis. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee reviews the services performed pursuant to its pre-approval policy at its next scheduled quarterly meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PwC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

VOTING ITEM 4—ADVISORY SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Compensation Program Highlights

As described in greater detail under “Executive Compensation—Compensation Discussion and Analysis” beginning on page 29, our compensation system is designed to:

•	attract, retain and motivate NEOs with the competence, knowledge, leadership skills and experience to grow the profitability of the Company;

•	align the interests of the NEOs with the interests of our shareholders by basing a significant majority of each NEO’s total compensation on individual and corporate performance; and

•	encourage both a short-term and long-term focus, while avoiding excessive risk taking.

To achieve these objectives, total compensation for the NEOs is weighted heavily toward incentive compensation rather than base salary, and a substantial majority of each NEO’s incentive compensation consists of restricted stock grants.

In recent years, we have increased our focus on developing and maintaining an active dialogue with our shareholders, and many of the groups that advise them, with the goal of achieving continuous improvement in all aspects of corporate governance, including executive compensation. We have taken the following actions with respect to our executive compensation system, many of which have grown out of these efforts:

•

retained Cogent Compensation Partners, an independent compensation consultant with extensive experience in the energy industry, in early 2011 to review our current compensation system and provide recommendations to the Compensation Committee;

•	reduced the year-to-year number of restricted shares granted to our CEO in 2010 from 2009 levels;

•	maintained significant minimum stock ownership guidelines for all NEOs;

•

amended our Insider Trading Policy to prohibit margining and derivative or speculative transactions involving Company stock, such as hedges, pledges and margin accounts, up to the level set according to each NEO’s minimum stock ownership guideline;

•	paid a substantial portion of total compensation to the NEOs in the form of equity grants;

•	used tally sheet analysis and other tools as part of the Compensation Committee’s semi-annual review of NEO compensation;

•	maintained a strong risk management program with specific responsibilities assigned to the Board of Directors and Board committees; and

•	eliminated excise tax gross-ups from awards granted under our LTIP.

In light of the above, we believe that our compensation of the NEOs for the fiscal year ended December 31, 2010 was appropriate and reasonable, and that our compensation programs are sound and in the best interest of the Company and its shareholders.

Board of Directors’ Recommendation with regard to Voting Item 4

For the above reasons, we are asking our shareholders to indicate their support for the compensation of our NEOs as described in this proxy statement by voting in favor of the following resolution:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.

Even though this vote is advisory and not binding on the Company or the Board in any way, we value the opinions of our shareholders expressed through your vote on this proposal. Accordingly, the Compensation Committee will consider the outcome of this vote in making future compensation decisions with respect to our NEOs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

VOTING ITEM 5—ADVISORY SHAREHOLDER VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our shareholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our NEOs as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this proposal, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every one, two or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

The Board has determined that an annual advisory vote on executive compensation will allow our shareholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in our proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters.

The Company recognizes that our shareholders may have different views as to the best approach for the Company. Even though this vote is advisory and not binding on the Company or the Board in any way, we value the opinions of our shareholders and we look forward to learning of their preferences on the frequency of an advisory vote on executive compensation. Nonetheless, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

SHAREHOLDER PROPOSALS

How to Submit Shareholder Proposals

At each annual meeting, the Board of Directors submits to shareholders its nominees for election as directors and may submit other matters to the shareholders for action. Shareholders also may submit proposals for inclusion in the Company’s proxy material. These proposals must meet the shareholder eligibility and other requirements of the SEC. In order to be included in proxy material for our 2012 annual meeting, a shareholder’s proposal must be received not later than January 11, 2012 by the Company at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, Attention: Ms. Jennifer M. Grigsby, Senior Vice President, Treasurer and Corporate Secretary.

In addition, the Bylaws provide that any shareholder intending to nominate a candidate for election to the Board or proposing any business to be brought before an annual shareholders’ meeting must deliver written notice to the Company not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. The notice must include information specified in the Bylaws, including information concerning the nominee or proposal, as the case may be, the shareholder’s ownership of and agreements related to our common stock, any material interest of the shareholder in the proposal and any arrangements between such shareholder and any other persons in connection with the proposal or nomination of the candidates, as the case may be.

The Bylaws further provide that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

Our annual meeting of shareholders is generally held on the second Friday of June. Assuming that our 2012 annual meeting is held on schedule, we must receive notice of your intention to introduce an item of business at that meeting no earlier than February 8, 2012 and no later than March 10, 2012. The chairman of the meeting may disregard any nomination of a candidate for director or refuse to allow the transaction of any business under a proposal if such is not made in compliance with the procedures in our Bylaws or other requirements of rules under the Exchange Act.

Shareholder Proposal for the Meeting

The shareholder identified below has submitted the following proposal to be voted upon at the meeting. The proposal contains assertions about the Company that we believe are incorrect. We have not attempted to refute all of these inaccuracies. Following SEC rules, other than minor formatting changes, we are reprinting the proposal and supporting statement as it was submitted to us. We take no responsibility for it.

THE BOARD OF DIRECTORS OPPOSES THE FOLLOWING PROPOSAL FOR THE REASONS STATED AFTER THE PROPOSAL.

VOTING ITEM 6—SHAREHOLDER PROPOSAL REQUESTING AN ADVISORY SHAREHOLDER VOTE ON DIRECTOR COMPENSATION

Mr. Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, a beneficial owner of 900 shares of the Company’s common stock, has advised us that he intends to submit the following proposal at the meeting:

RESOLVED: That the shareholders of CHESAPEAKE ENERGY CORPORATION request its Board of Directors to adopt a policy that provides shareholders the opportunity, at each annual meeting, to vote on an advisory proposal, prepared by the Board of Directors, to ratify the compensation awarded members of the Board of Directors as disclosed in the proxy statement.

Shareholder’s Supporting Statement

In last year’s annual meeting, the proponent of this proposal presented a resolution to grant shareholders the opportunity to ratify the compensation of named-executive officers and members of the Board of Directors. Since that meeting, it is required that corporations allow ratification of compensation paid named-executive officers but the fees of directors are without the review of the shareholders.

The proposal of a year ago was approved by shareholders owning 204,597,656 shares, worth $5,041,286,243.84 on the meeting date, and 55.6% of the shares voted on the proposal. The proponent also introduced a resolution in the 2009 annual meeting to cause the annual election of all directors. The shareholders overwhelmingly supported this proposal; however, the directors have seen not fit to recommend it as an amendment to shareholders.

During 2008, non-employee Directors were compensated an average of $673,265.62 and in 2009, were compensated an average of $540,375.63. While this appears to be a significant reduction, it remains among the highest in our country and includes such items as the use of corporate aircraft and “gross-up payments for taxes when family members accompany non-employee directors to attend Company meetings and activities....”

The proponent believes this compensation is excessive and can be conflicting the independence standards for directors.

Late in 2008, our chairman’s 30,217,232 shares were involuntarily sold to meet margin loan requirements. (Many corporations prohibit executives from pledging shares in margin accounts.)

Our board then awarded the chairman a $75,000,000 “well cost incentive award” effective December 31, 2008.

The proponent cannot find such generosity present in other board rooms and believes that the greater accountability which could be afforded by the adoption of this resolution would benefit corporate governance at Chesapeake by establishing roles of independence in the board of directors.

The deputy director of the Council of Institutional Investors has stated: “If directors know they could lose their board seats, the will do a better job overall and be more careful in approving executive pay packages.”

The proponent believes that pay packages of directors are just as important.

If you agree, please vote “FOR” this proposal.

Board of Directors’ Statement in Opposition to Voting Item 6

The Board believes that a shareholder advisory vote on director compensation is unnecessary for the following reasons:

•

despite a dramatic increase in the demands of the position, the cash and number of shares granted to each non-employee director as compensation has remained essentially flat since 2006 and does not impact the independence of our non-employee directors;

•

as a percentage of the Company’s enterprise value, director compensation has fallen or remained essentially flat in each of the last 10 years and today represents only 0.002% of the Company’s enterprise value;

•	our non-employee director cash compensation is determined annually by the full Board, which includes eight independent directors and one member of management;

•	our non-employee director equity awards are determined annually by the Compensation Committee, which is fully independent;

•

the Compensation Committee has retained Cogent Compensation Partners, an independent compensation consultant with extensive experience in the energy industry, to assist it with compensation issues; and

•

the primary component of our non-employee director compensation package is equity with a three-year vesting period, which effectively aligns the interests of our directors with those of our shareholders.

Over the last decade there has been a dramatic increase in the demands placed on our directors in light of our tremendous growth and the increased legal and regulatory requirements imposed on all public companies. During that time, our non-employee director cash compensation has increased to a level comparable to that of our peers, while the number of shares our directors have received has remained flat for the last seven years. As a result, overall equity compensation has increased in years when our stock has increased and has fallen in years when our stock price has fallen, which evidences the fact that the Board’s interests are aligned with those of our shareholders. The graph below clearly demonstrates that our total compensation paid to each non-employee director has decreased over the last ten years relative to our enterprise value.

We have an engaged, skilled and thoughtful Board that provides immense value to and careful oversight of the Company. Competition for the best board candidates can be intense, particularly given that the ideal candidate is often a successful, financially independent and prominent person. While compensation is not the primary motivation for our directors, we believe that our non-employee director compensation package is a factor that will allow us to continue to attract quality directors to our Board, while reasonably compensating them for the time, risk and obligations that a public company directorship entails.

The Board consists of nine members, all experienced, independent-thinking people who are committed to acting in the best interests of the Company and our shareholders. Mr. McClendon, Chairman and CEO and Chesapeake’s co-founder, is the only member of management on the Board. The remaining eight directors are independent under the NYSE corporate governance standards. We also expect that Mr. Simpson, if elected, will be an independent director. This exceeds the NYSE requirement that listed companies have a majority of independent directors. Additionally, the autonomy of our Board is reflected by the appointment in 2010 of a Lead Independent Director who, among other things, serves as a liaison between the non-employee directors and the Chairman and participates in direct communication with major shareholders.

The Board believes that our non-employee director compensation package does not negatively influence director independence. This view is consistent with the NYSE corporate governance standards. With the exception of non-employee director equity awards, the full Board is responsible for establishing and approving non-employee director compensation. In connection with discussions with a major shareholder of the Company, the Board previously delegated the authority to issue non-employee director equity awards to the Compensation Committee, which is fully independent. The Board and Compensation Committee analyze non-employee director compensation on an annual basis, which includes reviewing and considering the non-employee director compensation packages of our peers. In 2011, the Compensation Committee also retained Cogent Compensation Partners, an independent compensation consultant with extensive experience in the energy industry, to assist the Committee with compensation issues, which can be expanded or constricted as the Committee determines.

The Board and the Compensation Committee each believe that non-employee director compensation should align the interests of our non-employee directors with those of our shareholders by encouraging long-term performance that increases shareholder value. Therefore, a substantial portion of our non-employee director compensation is in the form of restricted stock, 25% of which vests immediately and 75% of which vests ratably over a three-year period. Further, our directors are subject to minimum stock ownership guidelines which continue to align their interests with those of our shareholders. As was stated previously, the amount of non-employee director equity awards is determined by our fully independent Compensation Committee.

While the Board will give the results of this voting item its careful attention, the directors have concluded that a shareholder advisory vote on director compensation is not in the best interest of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” VOTING ITEM 6.

OTHER MATTERS

Our management does not know of any matters to be presented at the meeting other than those set forth in the Notice of Annual Meeting of Shareholders. However, if any other matters properly come before the meeting, the person named in the enclosed proxy intends to vote the proxies in accordance with his best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jennifer M. Grigsby

Senior Vice President, Treasurer and Corporate Secretary

May 12, 2011

EXHIBIT A

CHESAPEAKE ENERGY CORPORATION

AMENDED AND RESTATED LONG TERM INCENTIVE PLAN

1. PURPOSE

Section 1.1 Background. The original Long Term Incentive Plan was approved by shareholders on June 10, 2005, and amendments to the Plan were approved by shareholders on June 9, 2006, June 8, 2007, June 6, 2008, ~~and~~ June 12, 2009 and June 11, 2010.

Section 1.2 Purpose. This Long Term Incentive Plan is established by Chesapeake Energy Corporation (the “Company”) to foster and promote the sustained progress, growth and profitability of the Company by:

(a) Attracting, retaining and motivating Employees, Non-Employee Directors and Consultants;

(b) allowing Employees, Non-Employee Directors and Consultants to acquire a proprietary and vested interest in the growth and performance of the Company;

(c) providing incentives and rewards to Employees, Non-Employee Directors and Consultants who are in a position to contribute materially to the success and long-term objectives of the Company; and

(d) aligning the financial interests of Employees, Non-Employee Directors and Consultants with those of the Company’s shareholders.

Section 1.3 Effective Date. The Plan was effective as of October 1, 2004. The authority to issue Awards under the Plan will terminate on September 30, 2014 and the remaining terms of the Plan will continue in effect thereafter until all matters relating to the exercise and settlement of Awards and administration of the Plan have been completed.

2. DEFINITIONS

Section 2.1 “Affiliated Entity” means any partnership or limited liability company in which at least 50% of voting power thereof is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof.

Section 2.2 “Appreciation” means, with respect to a SAR (as hereafter defined), the amount by which the Fair Market Value of a share of Common Stock on the date of exercise of the SAR exceeds either (i) the exercise price of the Option to which a tandem SAR relates, in the case of a tandem SAR, or (ii) the Fair Market Value of a share of Common Stock on the Date of Grant of the SAR, in the case of a stand-alone SAR.

Section 2.3 “Award” means, individually or collectively, any Option, SAR, Performance Share, Restricted Stock, Other Stock Award or Cash Award granted under the Plan to an Eligible Person pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the applicable Committee may establish by the Award Agreement or otherwise.

Section 2.4 “Award Agreement” means any written or electronic instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.

Section 2.5 “Board” means the Board of Directors of the Company.

Section 2.6 “Cash Award” means a cash bonus granted by the Committee to a Participant pursuant to Section 8.

Section 2.7 “Change of Control” means the occurrence of any of the following:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). For purposes of this Section 2.7 the following acquisitions by a Person will not constitute a Change of Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below;

(ii) the individuals who, as of the later of the date hereof or the last amendment to this Plan approved by the Board, constitute the board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors. Any individual becoming a director subsequent to the later of the date hereof or the last amendment to this Plan approved by the Board whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the later of the date hereof or the last amendment to this Plan approved by the Board, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the later of the date hereof or the last amendment to this Plan approved by the Board;

(iii) the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Section 2.8 “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.

Section 2.9 “Committee” means the Compensation Committee of the Board (or any successor committee) or any other committee designated by the Board.

Section 2.10 “Common Stock” means the common stock, par value $.01 per share, of the Company and, after substitution, such other stock as shall be substituted therefor as provided in Section 3.3(b) of the Plan.

Section 2.11 “Consultant” means any person who is engaged by the Company, a Subsidiary or an Affiliated Entity to render consulting or advisory services.

Section 2.12 “Date of Grant” means the date on which the grant of an Award is made by the Committee.

Section 2.13 “Disability” has the meaning set forth in Section 409(A)(a)(2)(C) of the Code.

Section 2.14 “Eligible Person” means any Employee, Non-Employee Director, or Consultant.

Section 2.15 “Employee” means any employee of the Company, a Subsidiary or an Affiliated Entity or any person to whom an offer of employment with the Company, a Subsidiary or an Affiliated Entity is extended, as determined by the Committee.

Section 2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 2.17 “Executive Officer Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act with respect to the Common Stock.

Section 2.18 “Fair Market Value” means, as of any day, the closing price of the Common Stock on such day (or on the next preceding business day, if such day is not a business day or if no trading occurred on such day) as reported on the New York Stock Exchange or on such other securities exchange or reporting system as may be designated by the Committee. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its absolute discretion.

Section 2.19 “Incentive Stock Option” means an Option within the meaning of Section 422 of the Code.

Section 2.20 “Non-Executive Officer Participants” means Participants who are not subject to the provisions of Section 16 of the Exchange Act.

Section 2.21 “Non-Employee Director” shall have the meaning set forth in Rule 16b-3, or any successor rule, promulgated under Section 16 of the Exchange Act.

Section 2.22 “Nonqualified Stock Option” means an Option to purchase shares of Common Stock which is not an Incentive Stock Option within the meaning of Section 422(b) of the Code.

Section 2.23 “Option” means an Incentive Stock Option or Nonqualified Stock Option.

Section 2.24 “Other Stock Award” means any right granted to a Participant by the Committee under Section 7 of the Plan.

Section 2.25 “Participant” means an Eligible Person to whom an Award has been granted by the Committee under the Plan.

Section 2.26 “Performance Award” means any award of Performance Shares granted by the Committee under Section 6 of the Plan.

Section 2.27 “Performance Measures” means the Company’s achievement of target levels of earnings per share, share price, net income, cash flows, reserve additions or replacements, production volume, finding costs, operating costs, overhead or other costs, drilling results, acquisitions and divestitures, risk management activities, return on equity, total or comparative shareholder return, a combination of or interrelationship among any of the foregoing, or other criteria, as determined by the Committee.

Section 2.28 “Performance Share” means the Common Stock subject to a Performance Award granted under Section 6 of the Plan, which may be delivered to the Participant upon the achievement of such performance goals during the Performance Period as specified by the Committee.

Section 2.29 “Plan” means the Chesapeake Energy Corporation Long Term Incentive Plan.

Section 2.30 “Restricted Stock” means the Common Stock issued under Section 5 which is subject to any restrictions that the Committee, in its discretion, may impose.

Section 2.31 “SAR” means a Stock Appreciation Right.

Section 2.32 “Shareholder Approval” means approval by the holders of a majority of the outstanding shares of Common Stock, present or represented and entitled to vote at a meeting called for such purposes.

Section 2.33 “Stock Appreciation Right” means a right, granted under Section 4, to an amount in Common Stock equal to any increase in the Fair Market Value of the Common Stock between the date on which the Stock Appreciation Right is granted and the date on which the right is exercised.

Section 2.34 “Subsidiary” shall have the same meaning set forth in Section 424(f) of the Code.

3. ADMINISTRATION

Section 3.1 Administration of the Plan; the Committee. The Compensation Committee shall have overall authority to administer the Plan. The Board may designate another committee or committees to administer the Plan with respect to Non-Executive Officer Participants, subject to any terms or conditions established by the Committee. Hereafter, “Committee” shall mean the Compensation Committee, except when used in reference to Awards granted to Non-Executive Officer Participants, “Committee” shall mean any applicable committee designated by the Board.

Unless otherwise provided in the bylaws of the Company or resolutions adopted from time to time by the Board establishing the Committee, the Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. The Committee shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present shall be the valid acts of the Committee. Any action which may be taken at a meeting of the Committee may be taken without a meeting if all the members of the Committee consent to the action in writing. Although the Committee is generally responsible for the administration of the Plan, the Board in its sole discretion may take any action under the Plan that would otherwise be the responsibility of the Committee, except as such action pertains to the administration of Awards to Non-Employee Directors.

Subject to the provisions of the Plan, the Committee shall have the authority to:

(a) Select the Eligible Persons to participate in the Plan.

(b) Determine the time or times when Awards will be granted.

(c) Determine the form of Award, the number of shares of Common Stock subject to any Award, all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement, which may include the waiver or amendment of prior terms and conditions or acceleration of the vesting or exercise of an Award under certain circumstances determined by the Committee (subject to Section 10.2 of the Plan). However, nothing in this Section 3.1 shall be construed to permit the repricing of any outstanding Award in violation of Section 4.3.

(d) Determine whether Awards will be granted singly or in combination.

(e) Determine whether, to what extent and under what circumstances Awards may be settled in cash or Common Stock.

(f) Determine whether any conditions applicable to an Award have been met and whether an Award will be paid at the end of a Performance Period.

(g) Employ attorneys, consultants, accountants and other advisors as deemed necessary or appropriate by the Committee.

(h) Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

Section 3.2 Committee to Make Rules and Interpret Plan. The Committee in its sole discretion shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any Awards granted pursuant hereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties, unless otherwise determined by the Board.

Section 3.3 Shares Subject to the Plan. Subject to adjustment as provided in paragraph (b) below and subject to Section 3.4, the aggregate number of shares of Common Stock which are available for Awards under the Plan will not exceed ~~thirty-seven~~forty-three million~~, five hundred thousand~~ (~~37~~43,~~5~~000,000) shares. Any of the authorized shares of Common Stock may be used for any of the types of Awards described in the Plan, except that no more than 3,000,000 shares of Common Stock may be issued pursuant to Incentive Stock Options. Common Stock delivered pursuant to an Award under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. The Committee, in its sole discretion, shall determine the manner in which fractional shares arising under this Plan are treated. Additional restrictions or adjustments with respect to shares subject to the Plan are as follows:

(a) Subject to (b) below, the aggregate number of shares of Common Stock pursuant to Options and SARs granted to any Employee or Non-Employee Director in any calendar year under this Plan may not exceed 1,000,000 shares and the aggregate number of shares of Common Stock pursuant to Restricted Stock, Performance Awards and Other Stock Awards granted to any Employee or Non-Employee Director in any calendar year may not exceed 1,000,000 shares.

(b) In the event that the shares of Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind or shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or other corporate event of similar nature), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, then there shall be substituted for or added to each share available under and subject to the Plan as provided herein, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights under such Awards. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award theretofore granted or which may be granted under the Plan, such adjustments shall be made in accordance with such determination.

No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

Section 3.4 Share Counting. The following shares of Common Stock related to Awards will be available for issuance again under the Plan:

(a) Common Stock related to Awards paid in cash;

(b) Common Stock related to Awards that expire, are forfeited or cancelled or terminate for any other reason without the delivery of the Common Stock;

(c) Common Stock equal in number to the shares of Common Stock surrendered in payment of the exercise price of an Option; and

(d) Common Stock tendered or withheld in order to satisfy withholding tax obligations.

4. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

Section 4.1 Grant of Options and SARs. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Nonqualified Stock Options and Stock Appreciation Rights (SARs) to Eligible Persons and Incentive Stock Options to Employees. SARs may be granted either alone or in tandem with concurrently or previously issued Options. Each grant of an Option or SAR shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 4.2.

Section 4.2 Conditions of Options and SARs. Each Option and SAR so granted shall be subject to the following conditions:

(a) Exercise Price. As limited by Section 4.2(e) below, the Award Agreement for each Option and SAR shall state the exercise price set by the Committee on the Date of Grant. No Option or SAR shall be granted at an exercise price which is less than the Fair Market Value of the Common Stock on the Date of Grant.

(b) Exercise of Options and SARs. Options and SARs granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the Committee in the Award Agreement. An SAR issued in tandem with an Option is only exercisable to the extent the related Option is exercisable and is subject to the conditions applicable to such Option. When a tandem SAR is exercised, the Option to which it relates shall cease to be exercisable to the extent of the number of shares with respect to which the tandem SAR is exercised. Similarly when the Option is exercised, the tandem SARs relating to the shares covered by such Option exercise shall terminate.

(c) Form of Payment. The payment of the exercise price of an Option by the Participant shall be made in cash, shares of Common Stock, a combination thereof or in such other manner as the Committee may specify in the applicable Award Agreement. The payment of the Appreciation associated with the exercise of a SAR shall be made by the Company in shares of Common Stock.

(d) Term of Option or SAR. The term of an Option or SAR shall be determined by the Committee and specified in the applicable Award Agreement, except that no Option or SAR shall be exercisable after the expiration of ten years from the Date of Grant.

(e) Special Restrictions Relating to Incentive Stock Options. Options issued in the form of Incentive Stock Options shall only be granted to Employees of the Company or a Subsidiary and not to Employees of an Affiliated Entity unless such entity is classified as a “disregarded entity” of the Company or the applicable Subsidiary under the Code. In addition to being subject to all applicable terms, conditions, restrictions and/or limitations established by the Committee, Options issued in the form of Incentive Stock Options shall comply with the requirements of Section 422 of the Code (or any successor Section thereto), including, without limitation, the requirement that the exercise price of an Incentive Stock Option not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant, the requirement that each Incentive Stock Option, unless sooner exercised, terminated or canceled, expire no later than ten years from its Date of Grant, and the requirement that the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company or any Subsidiary) not exceed $100,000. Incentive Stock Options which are in excess of the applicable $100,000 limitation will be automatically recharacterized as Nonqualified Stock Options. No Incentive Stock Options shall be granted to any Employee if, immediately before the grant of an Incentive Stock Option, such Employee owns more than 10% of the total combined voting power of all classes of stock of the Company or its Subsidiaries (as determined in accordance with the stock attribution rules contained in Sections 422 and 424(d) of the Code) unless the exercise price is at least 110% of the Fair Market Value of the Common Stock subject to the Incentive Stock Option, and such Incentive Stock Option by its terms is exercisable no more than five years from the date such Incentive Stock Option is granted.

(f) Shareholder Rights. No Participant shall have any rights as a shareholder with respect to any share of Common Stock subject to an Option or SAR prior to the purchase or receipt of such share of Common Stock by exercise of the Option or SAR. In addition, no Option or SAR granted under the Plan shall include any dividend equivalents.

Section 4.3 No Repricing. Except for adjustments made pursuant to Section 3.3(b), in no event will the Committee, without first obtaining Shareholder Approval, (i) decrease the exercise price of an Option or SAR after the Date of Grant; (ii) accept for surrender to the Company any outstanding Option or SAR granted under the Plan as consideration for the grant of a new Option or SAR with a lower exercise price; or (iii) repurchase from Participants any outstanding Options or SARs that have an exercise price per share higher than the then current Fair Market Value of a Share.

5. RESTRICTED STOCK AWARDS

Section 5.1 Grant of Restricted Stock. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Restricted Stock to any Eligible Person. Restricted Stock shall be awarded in such number, for such purchase price (if any) and at such times during the term of the Plan as the Committee shall determine. Each grant of Restricted Stock shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 5.2. Restricted Stock issued pursuant to a Restricted Stock Award may be evidenced in such manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates into escrow until the restrictions associated with such Award are satisfied.

Section 5.2 Conditions of Restricted Stock Awards. The grant of Restricted Stock shall be subject to the following:

(a) Restriction Period. Each Restricted Stock Award shall require the holder to remain in the employment or otherwise be classified as an Eligible Person (or in the case of a Non-Employee Director, remain a director or consultant or be classified as another category of Eligible Person) of the Company, a Subsidiary, or an Affiliated Entity for a prescribed period (the “Restriction Period”). The Committee shall determine the Restriction Period or Periods that shall apply to the shares of Common Stock covered by each Award or portion thereof. In addition to any time vesting conditions determined by the Committee, Restricted Stock may be subject to the achievement by the Company of specified Performance Measures or other individual criteria as determined by the Committee. At the end of the Restriction Period, assuming the fulfillment of any other specified vesting conditions, the restrictions imposed by the Committee shall lapse with respect to the shares of Common Stock covered by the Award or portion thereof.

(b) Code Section 162(m). If the Committee intends for a Restricted Stock Award to be granted and administered in a manner designed to preserve the deductibility of the resulting compensation in accordance with Section 162(m) of the Code, then Performance Measures applicable to such Award shall be established in writing by the Committee no later than the earlier of (i) 90 days after the commencement of the relevant Performance Period and (ii) the date as of which 25% of the Performance Period has elapsed. The Committee’s discretion to modify or waive the Performance Measures related to the vesting of the Award may be restricted in order to comply with Section 162(m).

(c) Forfeiture. Except as otherwise determined by the Committee, upon termination of service or employment during the Restriction Period, all shares of Restricted Stock still subject to forfeiture shall be forfeited by the Participant and any purchase price paid by the Participant shall be returned to such Participant.

(d) Shareholder Rights. During any Restriction Period, the Committee may, in its discretion, grant to or withhold from the holder of Restricted Stock all or any of the rights of a shareholder with respect to the shares, including, but not by way of limitation, the right to vote such shares or to receive dividends. If any dividends or other distributions are paid in shares of Common Stock and distributed to the holder of Restricted Stock, all such shares shall be subject to the same restrictions on transferability as the shares of Common Stock subject to the Award with respect to which they were paid.

(e) Minimum Vesting Condition. The minimum Restriction Period applicable to any Restricted Stock that is not subject to performance criteria restricting the vesting of the Award shall be three years from the Date of Grant (subject to the provisions of Section 10.2).

6. PERFORMANCE AWARDS

Section 6.1 Grant of Performance Shares. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Performance Shares to any Eligible Person. Performance Shares shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. Each Performance Award shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 6.2.

Section 6.2 Conditions of Performance Awards. The grant of Performance Shares shall be subject to the following:

(a) Performance Period. Performance Shares will be subject to the achievement of one or more performance goals by the Company or the Participant individually, measured for a prescribed period (the “Performance Period”), as specified by the Committee, such Performance Period to be not less than one year in duration. Such performance goals may be based upon the Company’s achievement of Performance Measures or other individual criteria.

(b) Code Section 162(m). If the Committee intends for a Performance Award to be granted and administered in a manner designed to preserve the deductibility of the resulting compensation in accordance with Section 162(m) of the Code, then the Performance Measures applicable to such Award shall be established in writing by the Committee no later than the earlier of (i) 90 days after the commencement of the relevant Performance Period and (ii) the date as of which 25% of the Performance Period has elapsed. The Committee’s discretion to modify or waive the Performance Measures to the vesting of the Award may be restricted in order to comply with Section 162(m).

(c) Payment Respecting Performance Shares. Performance Shares shall be earned to the extent that their terms and conditions are met, as certified by the Committee. The form and timing of payment for Performance Shares earned shall be determined by the Committee and specified in the Award Agreement; however, in no event shall the payment for Performance Shares earned be made on a date that is later than 60 days after the vesting of such Performance Shares.

(d) Termination of Employment. The Committee, in its sole discretion, may (i) permit a Participant who ceases to be an Eligible Person before the end of any Performance Period, or the personal representative of a deceased Participant, to continue to be subject to a Performance Award relative to the current Performance Period until such Awards are forfeited or earned pursuant to their terms and conditions or (ii) authorize the payment to such Participant, or the personal representative of a deceased Participant, of the Performance Shares which would have been paid to the Participant had the Participant remained an Eligible Person to the end of the Performance Period. In the absence of such permission by the Committee, any unvested Performance Shares shall be forfeited when a Participant ceases to be an Eligible Person.

7. OTHER STOCK AWARDS

Section 7.1 Grant of Other Stock Awards. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, specify the terms and provisions of other forms of equity-based or equity-related awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which awards may provide for cash payments based in whole or in part on the value or future value of Common Stock, for the acquisition or future acquisition of Common Stock, or any combination thereof. Each Other Stock Award shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 7.2.

Section 7.2 Minimum Vesting Condition. Other Stock Awards subject to performance criteria shall not vest in less than one year and Other Stock Awards which are subject to time vesting shall not vest in less than three years.

8. CASH AWARDS

The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant to an Eligible Person a Cash Award (including without limitation, discretionary Awards, Awards based on objective performance criteria or Awards based on subjective performance criteria). Cash Awards shall be awarded in such amount and at such times during the term of the Plan as the Committee shall determine, provided however that the total amount of all Cash Awards made under the Plan, in the aggregate, will not exceed $10 million. Each Cash Award shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve.

9. FUNDAMENTAL TRANSACTION; CHANGE OF CONTROL

Section 9.1 Fundamental Transaction. If the Company merges with another entity in a transaction in which the Company is not the surviving entity or if, as a result of a merger, other business combination or any other transaction or event, other securities are substituted for the Common Stock or the Common Stock may no longer be issued (each, a “Fundamental Transaction”), then notwithstanding any other provisions of the Plan, (i) all outstanding Options and SARs shall be fully exercisable and any unexercised Options and SARs shall terminate upon the closing of the Fundamental Transaction, (ii) restrictions on outstanding Restricted Stock, Other Stock Awards and Cash Awards shall lapse; and (iii) each outstanding Performance Award shall be deemed to have achieved a level of performance that would cause all of the Performance Shares to become payable.

Section 9.2 Change of Control. Notwithstanding any other provisions of the Plan to the contrary, upon the occurrence of a Change of Control, (i) all outstanding Options and SARs shall be fully exercisable and any unexercised Options and SARs shall terminate upon the closing of the Change of Control, (ii) restrictions on outstanding Restricted Stock, Other Stock Awards and Cash Awards shall lapse; and (iii) each outstanding Performance Award shall be deemed to have achieved a level of performance that would cause all of the Performance Shares to become payable.

10. GENERAL

Section 10.1 Amendment or Termination of Plan. The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not adopt any amendment without Shareholder Approval if (i) such approval is necessary or desirable to qualify or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply, or (ii) in the opinion of counsel to the Company, Shareholder Approval is required by any federal or state laws or regulations or the rules of any stock exchange on which the common stock may be listed.

Section 10.2 Acceleration of Awards on Disability, Death, Retirement or Involuntary Termination. With respect to (i) a Participant who ceases to be an Eligible Person due to a Disability, (ii) the personal representative of a deceased Participant, or (iii) any other Participant who ceases to be an Eligible Person due to the Participant’s retirement or involuntary termination (as defined by the Committee), the Committee, in its sole discretion, may permit the purchase of all or any part of the shares subject to any unvested Option or waive the vesting requirements of any Award on the date the Participant ceases to be an Eligible Person due to a Disability, death, retirement or involuntary termination. With respect to Options which have already vested at such date or the vesting of which is accelerated by the Committee in accordance with the foregoing provision, the Participant or the personal representative of a deceased Participant shall have the right to exercise such vested Options within such period(s) as the Committee shall determine. The purchase of all or any part of the shares subject to any unvested Option or the waiver the vesting requirements of any Award on the date the Participant ceases to be an Eligible Person due to an involuntary termination pursuant to this Section 10.2 will be limited to 5% of the aggregate number of shares of Common Stock which are available for Awards under the Plan pursuant to Section 3.3 of the Plan.

Section 10.3 Withholding Taxes. A Participant must pay in cash to the Company the amount of taxes required to be withheld by law upon the exercise of an Option. Required withholding taxes associated with Restricted Stock, Performance Shares, Cash or Other Stock Awards must also be paid in cash unless the Committee requires a Participant to pay the amount of taxes required by law to be withheld from such Awards by directing the Company to withhold from any Award the number of shares of Common Stock having a Fair Market Value on the date of vesting equal to the amount of required withholding taxes.

Section 10.4 Code Section 83(b) Elections. The Company, its Subsidiaries and Affiliated Entities have no responsibility for a Participant’s election, attempt to elect or failure to elect to include the value of an Award subject to Section 83 in the Participant’s gross income for the year of grant pursuant to Section 83(b) of the Code. Any Participant who makes an election pursuant to Section 83(b) will promptly provide the Committee with a copy of the election form.

Section 10.5 Code Section 162(m). It is the intent of the Company that the Plan comply in all respects with Section 162(m) of the Code and that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention.

Section 10.6 Code Section 409A. It is the intent of the Company that no Award under the Plan be subject to Section 409A of the Code. The Committee shall design and administer the Awards under the Plan so that they are not subject to Section 409A of the Code.

Section 10.7 Non-Transferability. Subject to other provisions of the Plan and any applicable Award Agreement, Awards are not transferable other than by will or the laws of descent and distribution. Any attempted sale, transfer, assignment, pledge, hypothecation or other disposition of, or the levy of execution, attachment or similar process upon, any Award contrary to the provisions hereof shall be void and ineffective, shall give no right to any purported transferee, any may, at the sole discretion of the Committee, result in forfeiture of the Award involved in such attempt. The Committee shall impose such other restrictions and conditions on any shares of Common Stock covered by an Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing the shares of Common Stock subject to the Award to give appropriate notice of such restrictions. Notwithstanding the foregoing, an Award held by a Non-Employee Director may be transferable under certain circumstances as specified by the Committee in the Award Agreement.

Section 10.8 Non-Uniform Determinations. The Committee’s determinations under the Plan, including without limitation, (i) the determination of the Eligible Persons to receive Awards, (ii) the form, amount and timing of such Awards, (iii) the terms and provisions of such Awards, (iv) minimum employment or service periods, and (v) agreements evidencing the same, need not be uniform and, subject to any restrictions set forth in the Plan, may be made by the Committee selectively among Participants who receive, or who are eligible to receive, Awards under the Plan, whether or not such Participants are similarly situated.

Section 10.9 Leaves of Absence, Suspensions. The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any suspension of employment or leave of absence from the Company granted to a Participant whether such suspension or leave is paid or unpaid and whether due to a Disability or otherwise. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such suspension or leave of absence shall be treated as if the Participant ceased to be an employee of the Company and (ii) the impact, if any, of any such suspension or leave of absence on Awards under the Plan.

Section 10.10 Participant Misconduct. Notwithstanding anything in the Plan to the contrary, the Committee shall have the authority under the Plan to determine that in the event of serious misconduct by the Participant (including violations of employment agreements, confidentiality or other proprietary matters) or any activity of a Participant in competition with the business of the Company or any Subsidiary or Affiliated Entity, any outstanding Award granted to such Participant may be cancelled, in whole or in part, whether or not vested. The determination of whether a Participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Subsidiary or Affiliated Entity shall be determined by the Committee in good faith and in its sole discretion. This Section 10.10 shall have no effect and be deleted from the Plan following a Change of Control.

Section 10.11 Regulatory Approval and Listings. The Company shall use its best efforts to file with the Securities and Exchange Commission as soon as practicable following the date this Plan is effective, and keep continuously effective and usable, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates representing shares of Common Stock evidencing Awards prior to:

(a) the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;

(b) the listing of such shares on any exchange on which the Common Stock may be listed; and

(c) the completion of any registration or other qualification of such shares under any state or federal law or regulation of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

Section 10.12 Right to Continued Employment or Board Membership. Participation in the Plan shall not give any Participant any right to remain in the employ of the Company, a Subsidiary or an Affiliated Entity or any right to remain on the Board of the Company. Further, the adoption of this Plan shall not be deemed to give any Employee, Non-Employee Director or Consultant or any other individual any right to be granted an Award.

Section 10.13 Other Compensation Programs. The existence and terms of the Plan shall not limit the authority of the Board in compensating Employees and Non-Employee Directors in such other forms and amounts, including compensation pursuant to any other plans as may be currently in effect or adopted in the future, as it may determine from time to time.

Section 10.14 Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than the Committee or Board member. In no event shall any person who is or shall have been a member of the Committee or the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information, including the furnishing of information, or failure to act, if in good faith.

Section 10.15 Construction. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Section 10.16 Governing Law, Severability. The Plan shall be governed by and construed in accordance with the laws of the State of Oklahoma except as superseded by applicable federal law. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which will remain in full force and effect.

Section 10.17 Supersession. Upon receipt of Board approval or, to the extent required, Shareholder Approval, this Plan supersedes and replaces in all respects the Initial Plan and any Award Agreement issued pursuant to the Plan after the effective date of this Plan will be governed by the terms of this Plan and not by the Initial Plan or any other plans or agreements, oral or otherwise.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 P.M. Central Time on June 8, 2011. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Chesapeake Energy Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You may also sign up for electronic delivery by visiting www.icsdelivery.com/chk.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 10:59 P.M. Central Time on June 8, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Chesapeake Energy Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IMPORTANT: Please date this proxy and sign exactly as your name appears above. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M35932-P08631                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHESAPEAKE ENERGY CORPORATION

The Trustee is directed to vote as specified below. If no direction is made, if the card is not signed, or if the card is not received by the deadline, the shares credited to the account will be voted in the same proportion as the Plan shares of other participants for which the Trustee has received proper voting instructions.

		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors
01) Aubrey K. McClendon
02) Don Nickles
03) Kathleen M. Eisbrenner
04) Louis A. Simpson
Company Proposals - The Board of Directors recommends a vote FOR Proposals 2, 3 and 4.						For	Against	Abstain
2.	To approve an amendment to our Long Term Incentive Plan.					☐	☐	☐
3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.					☐	☐	☐
4.	An advisory vote on executive compensation.					☐	☐	☐
Company Proposal - The Board of Directors recommends you vote 1 year on proposal 5.					1 Year	2 Years	3 Years	Abstain
5.	An advisory vote on the frequency of holding an advisory vote on executive compensation.				☐	☐	☐	☐
Shareholder Proposal - The Board of Directors recommends a vote AGAINST Proposal 6.						For	Against	Abstain
6.	Shareholder proposal requesting an advisory shareholder vote on director compensation.					☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!

Please sign and date this voting instruction card and return it promptly in the enclosed postage-paid envelope so the shares may be represented at the meeting. If you do not mark how you wish to vote, do not sign the card on the reverse side, or if this card is not received by June 8, 2011, the shares credited to this account will be voted in the same proportion as the Plan shares of other participants for which the Trustee has received proper voting instructions.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.chk.com/proxy.

M35933-P08631

PROXY CHESAPEAKE ENERGY CORPORATION Annual Meeting of Shareholders THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS 6/10/2011 10:00 AM

This voting instruction form is sent to you on behalf of The Principal Financial Group as Trustee of the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (the “Plan”). Please complete this form on the reverse side, sign your name exactly as it appears on the reverse side, and return it in the enclosed envelope.

As a participant in the Plan, I hereby direct The Principal Financial Group as Trustee, to vote all shares of Common Stock of Chesapeake Energy Corporation represented by my proportionate interest in the Plan at the Chesapeake Energy Corporation Annual Meeting of Shareholders to be held on Friday, June 10, 2011, at 10:00 a.m., local time, and at any adjournment thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the meeting.

Only the trustee can vote these shares. You cannot vote these shares in person at the Annual Meeting.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 P.M. Central Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Chesapeake Energy Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You may also sign up for electronic delivery by visiting www.icsdelivery.com/chk.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 10:59 P.M. Central Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Chesapeake Energy Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IMPORTANT: Please date this proxy and sign exactly as your name appears above. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M35934-P08631                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHESAPEAKE ENERGY CORPORATION Unless otherwise directed, this proxy will be voted for all nominees listed.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors	☐	☐	☐
01) Aubrey K. McClendon
02) Don Nickles
03) Kathleen M. Eisbrenner
04) Louis A. Simpson
Company Proposals - The Board of Directors recommends a vote FOR Proposals 2, 3 and 4.						For	Against	Abstain
2.	To approve an amendment to our Long Term Incentive Plan.					☐	☐	☐
3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.					☐	☐	☐
4.	An advisory vote on executive compensation.					☐	☐	☐
Company Proposal - The Board of Directors recommends you vote 1 year on proposal 5.					1 Year	2 Years	3 Years	Abstain
5.	An advisory vote on the frequency of holding an advisory vote on executive compensation.				☐	☐	☐	☐
Shareholder Proposal - The Board of Directors recommends a vote AGAINST Proposal 6.						For	Against	Abstain
6.	Shareholder proposal requesting an advisory shareholder vote on director compensation.					☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.chk.com/proxy.

M35935-P08631

PROXY CHESAPEAKE ENERGY CORPORATION Annual Meeting of Shareholders THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS 6/10/2011 10:00 AM

The undersigned hereby appoints Aubrey K. McClendon, with full power of substitution, proxy to represent and vote all shares of Common Stock of Chesapeake Energy Corporation which the undersigned would be entitled to vote, if personally present, at the Chesapeake Energy Corporation Annual Meeting of Shareholders to be held on Friday, June 10, 2011, at 10:00 a.m., local time, and at any adjournment thereof, as stated on the reverse side.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.